Exhibit 2.1

Acquisition Agreement dated as of January 4, 2006 (this “Agreement”) among:

(i)            H&E Equipment Services L.L.C., a Louisiana limited liability company (“H&E”);

(ii)           Eagle Merger Corp., a Delaware corporation and wholly-owned subsidiary of H&E (“Eagle Merger Sub”);

(iii)          Eagle High Reach Equipment, LLC, a Delaware limited liability company (“Eagle LLC” or the “Company”);

(iv)          Eagle High Reach Equipment, Inc., a California corporation (“Eagle S-Corp”);

(v)           SBN Eagle LLC, a Delaware limited liability company (“SBN Eagle”);

(vi)          SummitBridge National Investments LLC, a Delaware limited liability company (“SummitBridge”); and

(vii)         the shareholders of Eagle S-Corp identified as such on the signature page to this Agreement ( “Eagle S-Corp Shareholders”).

Eagle S-Corp Shareholders and SBN Eagle are herein together referred to as “Sellers”. H&E, Eagle Merger Sub, Eagle S-Corp, Eagle LLC, Sellers and SummitBridge are herein together referred to as the “Parties”. Any reference herein to Eagle LLC or Eagle S-Corp shall mean and include also their respective Predecessors.  Any reference herein to the “Group” means and includes each and both of Eagle LLC and Eagle S-Corp and their respective Predecessors and Subsidiaries.

Recitals

A.            Eagle S-Corp Shareholders are the record and beneficial owners of 100% of the capital stock of all classes and series of Eagle S-Corp (the “Eagle S-Corp Capital Stock”); and Eagle S-Corp is the record and beneficial owner of 50% of the membership interests of all classes and series in Eagle LLC.

B.            SummitBridge is the record and beneficial owner of 100% of the membership interests of all classes and series in SBN Eagle; and SBN Eagle is the record and beneficial owner of 50% of the membership interests of all classes and series in Eagle LLC (the “Eagle LLC Membership Interests”).

C.            The Parties desire to effect the following transactions simultaneously on the Closing Date:

(i)            Eagle Merger Sub will be merged with and into Eagle S-Corp, with Eagle S-Corp as the surviving corporation as provided in Article IV (the “Merger”), and all of the outstanding Eagle S-Corp Capital Stock will be converted into the right to receive the Eagle S-Corp Merger Consideration in the manner set forth herein; and as a result of the Merger, Eagle S-Corp will become a wholly-owned direct subsidiary of H&E and 100% of the Eagle S-Corp Capital Stock will be owned by H&E;

(ii)           SBN Eagle will sell and transfer to H&E the Eagle LLC Membership Interests as provided in Article III (the “Sale of the Eagle LLC Membership Interests”); and as a result the Sale of the Eagle LLC Membership Interests and the Merger, Eagle LLC will become a wholly-owned direct and indirect subsidiary of H&E and 100% of the Eagle LLC Membership Interests will be owned directly or indirectly by H&E;

the foregoing, together with the other transactions contemplated by the Agreement and the other Transaction Document, being herein together referred to individually and collectively as the “Transaction”.

D.            The respective Boards of Directors, Board of Managers or managing members of each of H&E, Eagle LLC, Eagle Merger Sub, Eagle S-Corp, SummitBridge and SBN Eagle, and the holders of 100% of the Eagle S-Corp Capital Stock and 100% of the Eagle LLC Membership Interests, have approved the Transaction on the terms and subject to the conditions set forth herein.

Agreement

Now, therefore, in consideration of the mutual covenants contained herein, and intending to be legally bound, the Parties agree as follows.

Article I

Definitions

1.1.          Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Schedule A.

1.2.          Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof:  (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to” and “including without limitation”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; and (v) unless otherwise expressly indicated in the context, all references herein to any “Section”, “Article”, “clause”, “Schedule”, “Disclosure Schedule” or “Exhibit” refer to Sections, Articles, clauses, Schedules, Disclosure Schedules and Exhibits contained in, or attached to, this Agreement.

Article II

Purchase Price Calculations, Payments and Adjustments

2.1.          Purchase Price. For purposes hereof:

“Adjusted EBITDA” means the combined earnings derived solely from operations (excluding extraordinary transactions) of the Company and the Company Subsidiaries for the 12-month period ending as of the fiscal month immediately preceding the Closing Date, prior to giving effect to the Transaction or the Financing, before any expense or charge in respect of interest, Taxes based on income (but Taxes not based on income of Company and the Company Subsidiaries shall be included in the calculation of Adjusted EBITDA), depreciation and amortization, calculated in the manner, and subject to the additional adjustments, set forth on Schedule B. Based on the Interim Financial Statements as of November 30, 2005 and for the 12-month period ended on such date, the Adjusted EBITDA of Company and the Company Subsidiaries as of such date was $12,695,009.

“Adjusted Purchase Price” means an amount equal:

(i)            to the Initial Purchase Price;

(ii)           less any Excluded Indebtedness;

(iii)          less any Working Capital Deficiency or plus any Working Capital Excess,

(iv)          less the aggregate of the accrued or accruable but unpaid Tax Liabilities of the Group (except to the extent that adequate cash reserves therefor have been established and maintained by the Group), related to all periods or partial periods ending on or before the Closing Date, including (A) the unpaid sales tax obligation (the “Sales Tax Settlement”) due to the California State Board of Equalization as further described in that certain Letter Agreement dated as of November 4, 2004, by and between the California State Board of Equalization and Eagle S-Corp, and (B) all unpaid or accrued Los Angeles County property taxes which are past due, including such taxes which are payable subsequent to the Closing Date under the “Four Year Payment Plan Agreements” to which reference is made in Disclosure Schedule 6.8 (the “Los Angeles County Property Tax”); excluding, however, the obligation in respect of sales taxes collected and remitted in the Ordinary Course of Business;

(v)           less the cost of D&O Insurance, if obtained as provided in Section 9.14, to the extent not paid prior to the Closing;

(vi)          less an amount equal to Sellers’ Expenses net of the Sellers’ Expense Allowance, to the extent such expenses are not paid prior to the Closing;

(vii)         less any Bonus-Severance-Termination Liabilities;

(viii)        less the accounts payable owed by the Group to H&E relating specifically to fleet equipment, to the extent incurred in compliance with Section 9.3(b) hereof; and

(ix)           less any additional amounts, including without limitation any Affiliate Obligations (other than Permitted Affiliate Obligations), set forth on Schedule C (such amounts on Schedule C being herein referred to as the “Additional Purchase Price Adjustments”).

“Adjusted Purchase Price Closing Amount” means (i) the Adjusted Purchase Price, (ii) less the Closing Transaction Escrow Amount (including the Deposit), (iii) less the Closing Eagle Plaza Escrow Amount.

“Closing Eagle Plaza Escrow Amount”  means $500,000 in cash.

“Closing Transaction Escrow Amount” means $3.5 million in cash (which shall include the Deposit).

“Deposit” means $2.0 million in cash.

“Eagle Plaza Escrow Amount” has the meaning assigned thereto in the Eagle Plaza Escrow Agreement, including the Closing Eagle Plaza Escrow Amount and any interest or income earned thereon.

“Eagle S-Corp Allocated Adjusted Purchase Price Closing Amount” means (i) an amount equal to 50% of the Adjusted Purchase Price Closing Amount, minus an amount equal to 50% of the Priority Amount.

“Eagle S-Corp Merger Consideration” means (i) the Eagle S-Corp Allocated Adjusted Purchase Price Closing Amount, (ii) plus 50% of any Escrow Amount Released.

“Escrow Amount Released” means any portion of the Transaction Escrow Amount and the Eagle Plaza Escrow Amount which, in accordance with the terms of the Transaction Escrow Agreement and the Eagle Plaza Escrow Agreement, as applicable, may be released from time to time after the Closing Date from the Transaction Escrow or the Eagle Plaza Escrow for the account of Sellers. “Escrow Amount Released” does not mean and include any portion of the Transaction Escrow or the Eagle Plaza Escrow released from time to time after the Closing Date from the Transaction Escrow or the Eagle Plaza Escrow for the account of H&E.

“ESIP Trust” means a trust established and maintained by Eagle S-Corp in accordance with Paragraph 1.3(b) of the ESIP Agreements.

“ESIP Trust Amount” means an amount in cash equal to (i) the Eagle S-Corp Allocated Adjusted Purchase Price Closing Amount times a fraction the numerator of which is the number of Unvested Shares and the denominator of which is the aggregate of the Equity Equivalents of Eagle S-Corp outstanding as of immediately prior to the Closing and including, without duplication, the shares of the Eagle S-Corp Common Stock outstanding under the ESIP Agreements, minus (ii) the Unvested Shares’ pro rata portion of the amounts being deposited in the Transaction Escrow and Eagle Plaza Escrow.

“Initial Purchase Price” means an amount equal to the product of (i) 4.5 and (ii) the Adjusted EBITDA.

“SBN Eagle Allocated Adjusted Purchase Price Closing Amount” means (i) an amount equal to 50% of the Adjusted Purchase Price Closing Amount, (ii) plus an amount equal to 50% of the Priority Amount.

“SBN Eagle Purchase Consideration” means (i) the SBN Eagle Allocated Adjusted Purchase Price Closing Amount, (ii) plus 50% of any Escrow Amount Released.

“Transaction Escrow Amount” has the meaning assigned thereto in the Transaction Escrow Agreement, including (i) the Closing Transaction Escrow Amount, and (ii) interest and income accrued or earned thereon.

2.2.          Deposit, Closing and Other Payments.

(a)           Simultaneously with the execution and delivery of this Agreement by all of Parties and the delivery of all of the Spousal Consents, H&E shall deliver the Deposit to the Transaction Escrow Agent pursuant to the Transaction Escrow Agreement.  In the event that the Closing shall occur, the Deposit shall continue to be held by the Transaction Escrow Agent as part of the Closing Transaction Escrow Amount, and the Deposit shall be held or released by the Transaction Escrow Agent in accordance with the terms of the Transaction Escrow Agreement. The Deposit shall be released by the Transaction Escrow Agent to H&E in the event that the Closing shall not occur because of any termination of this Agreement pursuant to Section 10.1, other than (i) because H&E shall not have been able to consummate the Financing for reasons which do not include a Financing Condition Failure or (ii) as a result of any termination of this Agreement pursuant to clause (v) of Section 10.1. The Deposit shall be released by the Transaction Escrow Agent to the Company in the event that the Closing shall not occur because (i) H&E shall not have been able to consummate the Financing for reasons which do not include a Financing Condition Failure or (ii) as a result of any termination of this Agreement pursuant to clause (v) of Section 10.1.

(b)           On the Closing Date, but subject to the provisions of Sections 5.2 and 5.3 (including Section 5.3(a)(iii)), H&E shall cause cash to be made available to the Group, except to the extent that cash on hand in the Group is to be used for the purposes set forth in Section 2.2(c), in an amount equal to the Initial Purchase Price, plus an amount equal to the Sellers’ Expense Allowance, less the aggregate of the Tax Liabilities of the Group described in clause (iv) of the definition of Adjusted Purchase Price, less the accounts payable owed by the Group to H&E described in clause (viii) of the definition of Adjusted Purchase Price less any Additional Purchase Price Adjustments which are not required to be paid on the Closing Date, less the Deposit; such amount to be used by the Group for the purposes set forth in clauses (i) through (iv) of Section 2.2(c).

(c)           On the Closing Date, but subject to the provisions of Sections 5.2 and 5.3 (including Section 5.3(a)(iii)), the Group shall, with proceeds from H&E made available to the Group pursuant to Section 2.2(b), or with cash on hand in the Group:

(i)            (A) deposit with the Transaction Escrow Agent pursuant to the Transaction Escrow Agreement, the Closing Transaction Escrow Amount (which shall include the Deposit to be retained by the Escrow Agent); and (B) deposit with the Eagle Plaza Escrow Agent pursuant to the Eagle Plaza Escrow Agreement, the Closing Eagle Plaza Escrow Amount;

(ii)           deposit with the Eagle S-Corp Shareholders Representative, in his capacity as Eagle S-Corp Exchange Agent, for the benefit of the Eagle S-Corp Shareholders and any other Persons who may be holders of Equity Equivalents of Eagle S-Corp, the Eagle S-Corp Allocated Adjusted Purchase Price Closing Amount minus the portion of the Eagle S-Corp Allocated Purchase Price Closing Amount being deposited into the ESIP Trust;

(iii)          deposit into the ESIP Trust pursuant to the ESIP Trust Agreement the portion of the Eagle S-Corp Allocated Purchase Price Closing Amount which constitutes the ESIP Trust Amount; and

(iv)          deposit with SBN Eagle, the SBN Eagle Allocated Adjusted Purchase Price Closing Amount.

(d)           On or subsequent to the Closing, but subject to the provisions of Sections 5.2 and 5.3 (including Section 5.3(a)(iii)), the Group shall, with proceeds from H&E made available to the Group pursuant to Section 2.2(b), or with cash on hand in the Group at the time the following is required to be paid (the following being herein together referred to as “Funded Excluded Liabilities”):

(i)            pay the Excluded Indebtedness and the Tax Liabilities of the Group related to all periods or partial periods ending on or before the Closing Date, to the extent that the Excluded Indebtedness and such Tax Liabilities have been included in the calculation of the Adjusted Purchase Price;

(ii)           pay accrued Sellers’ Expenses to the extent that such Sellers’ Expenses have been included in the calculation of the Adjusted Purchase Price or are included in the Sellers’ Expense Allowance; and

(iii)          pay any Additional Purchase Price Adjustments, when due, to the extent that such Additional Purchase Price Adjustments have been included in the calculation of the Adjusted Purchase Price.

2.3.          Post-Closing Adjustment of Adjusted Purchase Price Based on Final Calculation of Closing Working Capital.

(a)           For purposes of this Agreement:

“Accountants” means BDO Seidman, LLP.

“Closing Working Capital” means the combined Working Capital of the Group as of the immediately prior to the Effective Time, prior to giving effect to the Transaction and the Financing.

“Estimated Closing Working Capital” means an estimate of the average Working Capital over the last 12 full calendar months prior to the Closing to be made in good faith by Eagle S-Corp Shareholders Representative, SBN Eagle and H&E prior to the Closing based on the most recently available Interim Financial Statements and such additional financial and other information as may be available to Eagle S-Corp Shareholders Representative, SBN Eagle and H&E at the time such estimate is made, and with the assistance of the Accountants.

“Final Closing Working Capital” means the actual Closing Working Capital as finally determined pursuant to Section 2.3(b).

“Required Closing Working Capital” means the average Working Capital of the Group over the last 12 full calendar months prior to the Closing.

“Working Capital” of the Group means the excess of (i) the sum of the unbilled revenue, net accounts receivable (accounts receivable less reserve for doubtful accounts), other accounts receivable, net inventory (inventory less reserve for obsolescence) and prepaid expenses of the Group, over (ii) the sum of the current liabilities consisting of its accounts payable and accrued expenses (including the Sales Tax Settlement and the Los Angeles County Property Tax) of the Group as reported in the internal financial statements of the Group prepared in a manner consistent with the Audited Financial Statements less accounts payable for fleet equipment purchases. No deduction from Working Capital shall be made for any amounts paid at or subsequent to Closing pursuant to clause (i) of Section 2.2(d)(i) hereof.

“Working Capital Deficiency” means the amount, if any, by which the Closing Working Capital is less than the Required Closing Working Capital.

“Working Capital Excess” means the amount, if any, by which the Closing Working Capital exceeds the Required Closing Working Capital.

(b)           The Estimated Closing Working Capital shall be determined prior to the Closing Date. In the event that the Estimated Closing Working Capital indicates that there may be a Working Capital Deficiency, then the Adjusted Purchase Price determined for purposes of the Closing shall be decreased in accordance with the definition of Adjusted Purchase Price. In the event that the Estimated Closing Working Capital indicates that there may be a Working

Capital Excess, then the Adjusted Purchase Price determined for purposes of the Closing shall be increased in accordance with the definition of Adjusted Purchase Price.

(c)           (i)            The Final Closing Working Capital and Required Closing Working Capital shall be determined within 60 days (or 120 days if the Closing Balance Sheet is audited, as hereinafter provided) following the Closing Date. Such determination shall be made in connection with the preparation by H&E of a combined balance sheet for the Group as of immediately following the Effective Time and after giving effect to the Transaction (the “Closing Balance Sheet”). The Closing Balance Sheet may be audited by the Accountants if requested by H&E.

(ii)           In the event that the Final Closing Working Capital is greater or lesser than the Required Closing Working Capital, then any increase or decrease in the Adjusted Purchase Price which was previously made on the Closing Date shall be adjusted accordingly (without duplication of any increase or decrease in the Adjusted Purchase Price which was previously made on the Closing Date). In the event that such adjustment would entitle Sellers to additional Adjusted Purchase Price (whether in the form of a greater Working Capital Excess or a lesser Working Capital Deficiency that was assumed for purposes of the calculating the Adjusted Purchase Price on the Closing Date), then the amount of such additional Adjusted Purchase Price shall be paid promptly, 50% each, to SBN Eagle and the Eagle S Corp Shareholders Representative. In the event that such adjustment would entitle Sellers to less Adjusted Purchase Price (whether in the form of a lesser Working Capital Excess or a greater Working Capital Deficiency that was assumed for purposes of the calculating the Adjusted Purchase Price on the Closing Date), then the amount of such lesser Adjusted Purchase Price shall be repaid promptly by Sellers to H&E from the Transaction Escrow Account.

(iii)          In the event of any dispute between Eagle S-Corp Shareholders Representative, SBN Eagle and H&E as to the Final Working Capital which cannot be resolved within 30 days following the preparation of the Closing Balance Sheet, such dispute shall be referred to the Accountants for determination.  The Accountants shall be requested to make a determination regarding such dispute as soon as practicable, and in any event within 30 days following the referral of such dispute to the Accountants.  The determination of the Accountants shall be final and binding on the Parties.

2.4.          Post-Closing Adjustment of Adjusted Purchase Price Based on Final Calculation of Adjusted EBITDA.

(a)           For purposes of this Agreement:

“Estimated Adjusted EBITDA” means an estimate of the Adjusted EBITDA to be made in good faith by Eagle S-Corp Shareholders Representative, SBN Eagle and H&E prior to the Closing based on the most recently available Interim Financial Statements and such additional financial and other information as may be available to Eagle S-Corp Shareholders Representative, SBN Eagle and H&E at the time such estimate is made, and with the assistance of the Accountants.

“Final Adjusted EBITDA” means the actual Adjusted EBITDA as finally determined pursuant to Section 2.4(c).

(b)           The Estimated Adjusted EBITDA shall be determined prior to the Closing Date. The Initial Purchase Price shall, solely for purposes of the Closing, be calculated based on the Estimated Adjusted EBITDA.

(c)           (i)            The actual Adjusted EBITDA shall be determined within 60 days (or 120 days if the Closing Balance Sheet is audited, as hereinafter provided) following the Closing Date. Such determination shall be made in connection with the preparation by H&E of the Closing Balance Sheet.

(ii)           In the event that the Final Adjusted EBITDA is greater or lesser than the Estimated Adjusted EBITDA, then any calculation of the Initial Purchase Price which was previously made on the Closing Date shall be adjusted accordingly. In the event that such adjustment would entitle Sellers to additional Adjusted Purchase Price, then the amount of such additional Adjusted Purchase Price shall be paid promptly, 50% each, to SBN Eagle and the Eagle S Corp Shareholders Representative.  In the event that such adjustment would entitle Sellers to less Adjusted Purchase Price, then the amount of such lesser Adjusted Purchase Price shall be repaid promptly by Sellers to H&E. In order to facilitate any payment required to be made by Sellers to H&E pursuant to the preceding sentence, SBN Eagle and Eagle S-Corp Shareholders Representative shall retain, and not distribute to SummitBridge or Eagle S-Corp Shareholders, as applicable, $2.0 million of the Adjusted Purchase Price Closing Amount received by SBN Eagle and Eagle S-Corp Shareholders on the Closing Date until the Final Adjusted EBITDA is determined and any payment required to be made to H&E has been effected as aforesaid, provided that the Final Adjusted EBITDA is determined within 180 days following the Closing Date.

(iii)          In the event of any dispute between Eagle S-Corp Shareholders Representative, SBN Eagle and H&E as to the Final Adjusted EBITDA which cannot be resolved within 30 days following the preparation of the Closing Balance Sheet, such dispute shall be referred to the Accountants for determination.  The Accountants shall be requested to make a determination regarding such dispute as soon as practicable, and in any event within 30 days following the referral of such dispute to New Accountant.  The determination of the Accountants shall be final and binding on the Parties.

2.5.          Pre-Closing Tax Liabilities of the Group.

(a)           Sellers shall be responsible for all Taxes of the Group for all Tax periods or portions thereof ending on or prior to the Closing Date as provided in Section 11.3. In calculating the Adjusted Purchase Price, there shall be subtracted from the Initial Purchase Price the estimated unpaid Tax Liability, if any, of the Group described in clause (iv) of the definition of Adjusted Purchase Price, such reduction to be estimated and made on the Closing Date, with any adjustment based on the final determination thereof (including without limitation the final determination for the full 2005 Tax year), together with any adjustment required with respect to such Taxes, to be made promptly following the filing of the applicable Tax Returns (the foregoing being herein referred to as the “Tax Liability Adjustment”). Any disputes regarding any Tax Liability Adjustment shall be determined by the Accountants, and the determination thereof shall be final and binding on the Parties. The Accountants shall be requested to make a determination regarding such dispute as soon as practicable, and in any event within 30 days following the referral of such dispute to the Accountants. Any Tax Liability Adjustment after the Closing Date shall be made

(i)            by a payment by Sellers or, at the election of H&E, from the Transaction Escrow Amount to H&E in the case of any cumulative net Taxes payable by the Group in excess of any previously effected Tax Liability Adjustment, or

(ii)           by a payment by the Group to Sellers in the case of (A) any cumulative net Tax refund received by the Group with respect to the applicable Tax periods or portions thereof, (B) any estimated Taxes for any pre-Closing partial Tax period in excess of actual Taxes for all pre-Closing partial Tax periods not yet paid on the Closing Date, or (C) any adjustment to reverse any previously effected Tax Liability Adjustment if it is determined that any previously effected Tax Liability Adjustment was in excess of the actual Tax Liability.

With respect to jurisdictions where the Group has filed Tax Returns, the Tax Liability Adjustment shall include only (i) Taxes with respect to Tax periods for which no Tax Return has yet been filed, and (ii) with respect to Tax periods for which a Tax Return has been filed, (A) Taxes shown on any Tax Return as owing but that have not yet been paid, or (B) Taxes attributable to income not reflected on a Tax Return. Nothing in this Section 2.6(a) shall limit the indemnity rights set forth in Section 11.3.

(b)           At least five Business Days prior to the Closing Date, H&E shall provide Eagle S-Corp Shareholders Representative and SBN Eagle with a list and preliminary calculation for purposes of Closing, based on information which Sellers and the Group have provided to H&E, of all Taxes required to be withheld from the Adjusted Purchase Price and remitted to any state, local or foreign Governmental Authority by H&E or the Group (either on its own behalf or on behalf of any of Sellers with respect to the Transaction (the “Sellers’ Withholding Taxes”). Sellers shall provide to H&E, within 10 days prior to the Closing Date, any comments on the proposed calculation, and any proposed reasonable adjustment to the amount of Sellers’ Withholding Taxes will be made. H&E may withhold and timely remit (or cause the Group to withhold and timely remit) Sellers’ Withholding Taxes to the appropriate Governmental Authority; and the Group may withhold and timely remit to the appropriate Governmental Authority any withholding Taxes with respect to the Bonus-Severance-Termination Liabilities.

2.6.          Post-Closing Distributions.

(a)           Transaction Escrow.  On the earlier of: (a) March 31, 2007, and (b) the third business day following the delivery of the audited financial statements of H&E which include the Group for the fiscal year ending December 31, 2006, $1,750,000 of the Transaction Escrow Amount shall be released to the Sellers, in accordance with the Transaction Escrow Agreement (i) except to the extent that the remaining Transaction Escrow Amount would be insufficient to cover any pending indemnification claims and (ii) provided that Sellers are not in material breach of their other obligations under this Agreement and the other Transaction Documents.  The balance of the Transaction Escrow Amount will be released to the Sellers on December 31, 2007, in accordance with the Transaction Escrow Agreement; (i) except to the extent that the remaining Transaction Escrow Amount would be insufficient to cover any pending indemnification claims and (ii) provided that SummitBridge, SBN Eagle and the Eagle S-Corp Shareholders are not in material breach of their other obligations under this Agreement and the other Transaction Documents.

(b)           Eagle Plaza Escrow.  On the date six (6) months after the Closing Date, the Eagle Plaza Escrow Amount remaining at such time shall be paid to the account of the Sellers in accordance the Eagle Plaza Escrow Agreement; (i) except to the extent that the remaining Eagle Plaza Escrow Amount would be insufficient to cover any pending indemnification claims and (ii) provided no Eagle Plaza Indemnity Default has occurred or exists.

Article III

Sale of the Eagle LLC Membership Interests

3.1.          Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, simultaneously with the Merger, SBN Eagle shall sell and transfer to H&E or its assigns, and H&E or its assigns shall purchase from SBN Eagle, the Eagle LLC Membership Interests owned by SBN Eagle. The Eagle LLC Membership Interests shall be transferred to H&E or its assigns free and clear of all Liens.

Article IV

Merger

4.1.          General. Upon the terms and subject to the conditions of this Agreement, the Merger shall be effected. Eagle S-Corp shall be the surviving corporation in Merger. The separate corporate existence of Eagle S-Corp with all its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL and the CCL. From and after the Effective Time, Eagle S-Corp is sometimes referred to herein as the “Surviving Corporation”.

4.2.          Effective Time. On the Closing Date, Eagle Merger Sub and Eagle S-Corp shall cause (i) a certificate of merger, complying with the requirements of the DGCL and in form and substance satisfactory to H&E, SBN Eagle and Eagle S-Corp Shareholders Representative (the “Delaware Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware, and (ii) an agreement of merger and officers’ certificates of each of Eagle Merger Sub and Eagle S-Corp, complying with the requirements of the CCL and in form and substance satisfactory to H&E, SBN Eagle and Eagle S-Corp Shareholders Representative (the “California Merger Documents”), to be filed with the Secretary of State of the State of California. The Delaware Certificate of Merger and the California Merger Documents are herein together referred to as the “Merger Documents”. The time at which both the Delaware Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware and the

California Merger Documents have been accepted for filing by the Secretary of State of the State of California is herein referred to as the “Effective Time”.

4.3.          Articles of Incorporation; By-Laws. The Articles of Incorporation and the By-laws of Eagle S-Corp shall be the articles of incorporation and the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

4.4.          Directors and Officers. The directors and officers of Eagle S-Corp shall resign as of immediately following the Effective Time. The directors and officers of Eagle Merger Sub shall be the directors and officers of Eagle S-Corp as of immediately following the Effective Time and will serve until their successors are duly elected or appointed and qualify, or until they are removed, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

4.5.          Effect on Capital Stock of Eagle S-Corp. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of any of the following securities:

(a)           Conversion of Eagle Merger Sub Common Stock. Each share of the Common Stock, par value $0.01 per share (the “Eagle Merger Sub Common Stock”), of Eagle Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be converted into an equal number of shares of the Common Stock, no par value (the “Eagle S-Corp Common Stock”), of Eagle S-Corp.

(b)           Conversion of Eagle S-Corp Common Stock. Each share of Eagle S-Corp Common Stock issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive in cash, upon surrender of a Eagle S-Corp Stock Certificate formerly representing such share in the manner provided in Section 4.8, the Per Share Eagle S-Corp Common Stock Merger Consideration. The “Per Share Eagle S-Corp Common Stock Merger Consideration” means an amount per share of the Eagle S-Corp Common Stock set forth on Schedule D based on the “classifications” of the Eagle S-Corp Common Stock as shown on Schedule D.

(c)           Cancellation of Eagle S-Corp Common Stock. Each share of Eagle S-Corp Common Stock issued and outstanding as of immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Eagle S-Corp Common Stock (each, a “Eagle S-Corp Stock Certificate“) shall, to the extent such Eagle S-Corp Stock Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Per Share Eagle S-Corp Merger Consideration with respect thereto as set forth in Section 4.5(b).

(d)           Cancellation of Eagle S-Corp Treasury Stock. Each share of Eagle S-Corp Common Stock held in the treasury of Eagle S-Corp immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and no payment of cash or any other distribution shall be made with respect thereto.

4.6.          Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Eagle S-Corp and Eagle Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Eagle S-Corp and Eagle Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

4.7.          Eagle S-Corp Exchange Agent; Payment and Deposit of Funds.

(a)           Eagle S-Corp Shareholders Representative shall be the Eagle S-Corp Exchange Agent for the exchange and payment of the Eagle S-Corp Merger Consideration.

(b)           Promptly following the Effective Time, H&E shall cause to be deposited in a special account established by the Eagle S-Corp Exchange Agent in the United States an aggregate amount in cash equal to the Eagle S-Corp Allocated Adjusted Purchase Price Closing Amount less the ESIP Trust Amount which shall be deposited into the ESIP Trust. Any cash deposited with the Eagle S-Corp Exchange Agent or the ESIP Trust in trust for the benefit of holders of the Eagle S-Corp Common Stock shall hereinafter be referred to as the “Eagle S-Corp Exchange Fund“. The funds deposited in such special accounts shall be held in trust for the benefit of holders of the Eagle S-Corp Common Stock.

4.8.          Exchange Procedures. Prior to the Effective Time, Eagle S-Corp shall deliver to each record holder of the Eagle S-Corp Common Stock (i) a letter of transmittal in a form approved by H&E (the “Letter of Transmittal“) and (ii) instructions of Eagle S-Corp for effecting the surrender of certificates evidencing the Eagle S-Corp Common Stock in exchange for the Per Share Eagle S-Corp Merger Consideration with respect thereto. Upon surrender of each such certificate to the Eagle S-Corp Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate shall be entitled to receive promptly the Per Share Eagle S-Corp Merger Consideration for each share of Eagle S-Corp Common Stock formerly represented by such certificate subject to the provisions of the ESIP Trust.  The Per Share Eagle S-Corp Consideration on account of Unvested Shares shall be deposited into the ESIP Trust.  No interest will be paid or will accrue for the benefit of holders of the Eagle S-Corp Common Stock on the Per Share Eagle S-Corp Merger Consideration payable upon the surrender of the certificates therefor. In the event of a transfer of ownership of any Eagle S-Corp Common Stock which is not registered in the transfer records of Eagle S-Corp, payment of the Per Share Eagle S-Corp Merger Consideration may be made with respect to such Eagle S-Corp Common Stock to such a transferee if the certificate formerly representing such shares of Eagle S-Corp Common Stock is presented to the Eagle S-Corp Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or is not applicable.

4.9.          No Further Ownership Rights in Eagle S-Corp Common Stock. The Per Share Eagle S-Corp Merger Consideration paid upon conversion of shares of Eagle S-Corp Common

Stock in accordance with the terms of this Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Eagle S-Corp Common Stock. If any certificates evidencing shares of Eagle S-Corp Common Stock shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Per Share Eagle S-Corp Merger Consideration with respect thereto would otherwise escheat to or become the property of any Governmental Authority), any such cash shall, to the extent permitted by applicable law, become property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. If, after the Effective Time, subject to the terms and conditions of this Agreement, certificates formerly representing shares of Eagle S-Corp Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for Per Share Eagle S-Corp Merger Consideration in accordance with this Article IV.

4.10.        Termination of Eagle S-Corp Exchange Fund. Any portion of the Eagle S-Corp Exchange Fund constituting the Eagle S-Corp Merger Consideration that remains undistributed to the holders of Eagle S-Corp Common Stock or the ESIP Trust for two years after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Eagle S-Corp Common Stock who have not theretofore complied with this Article IV shall thereafter cease to have any rights to receive any portion of the Per Share Eagle S-Corp Merger Consideration with respect to the shares of Eagle S-Corp Common Stock formerly represented thereby to which such holders are entitled pursuant to this Article IV.

4.11.        No Liability. None of H&E, Eagle Merger Sub, Eagle S-Corp, the Surviving Corporation or the Eagle S-Corp Exchange Agent shall be liable to any Person in respect of any Eagle S-Corp Merger Consideration from the Eagle S-Corp Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.12.        Lost Certificates. If any certificate evidencing Eagle S-Corp Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the provision of an indemnity against any claim that may be made against it with respect to such certificate, the Eagle S-Corp Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the Per Share Eagle S-Corp Merger Consideration with respect to the shares of Eagle S-Corp Common Stock formerly represented thereby in accordance with this Article IV.

4.13.        Stock Transfer Books. At 5:00 p.m., New York City time, on the day the Effective Time occurs, the stock transfer books of Eagle S-Corp shall be closed and there shall be no further registration of transfers of shares of Eagle S-Corp Common Stock thereafter on the records of Eagle S-Corp. From and after the Effective Time, the holders of certificates evidencing Eagle S-Corp Common Stock shall cease to have any rights with respect to such shares of Eagle S-Corp Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any certificates presented to the Eagle S-Corp Exchange Agent or Eagle S-Corp for any reason shall be exchanged for the Per Share Eagle S-Corp Merger Consideration with respect to the shares of Eagle S-Corp Common Stock formerly represented thereby in accordance with this Article IV.

Article V

Closing

5.1.          Closing Date and Place.

(a)           The closing of the Transaction (the “Closing”) shall take place at the offices of Dechert, 30 Rockefeller Plaza, New York, New York, at 10:00 A.M. (Eastern Standard Time) as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 5.3, or on such other date and at such other place and time as the Parties shall mutually agree. The date of the Closing is herein called the “Closing Date”.

(b)           The Closing shall occur no later than February 28, 2006.

5.2.          Closing Deliveries.

(a)           By Sellers. On the Closing Date, subject to the satisfaction or waiver of the conditions set forth in Sections 5.3(a) and 5.3(c), Sellers shall deliver, or cause to be delivered, to H&E or its assigns the following (in each case as to Eagle SBN and Eagle S-Corp Shareholders, respectively, to the extent within their several or mutual, direct or indirect control):

(i)            an Assignment of the Eagle LLC Membership Interests in form and substance satisfactory to H&E duly executed by SBN Eagle;

(ii)           the Interim Financial Statements;

(iii)          resignations duly executed by all of the directors and officers of the Group, such resignations to be effective as of immediately following the Effective Time;

(iv)          the minute books and the stock and membership registry of the Group;

(v)           certificates of “good standing and existence” issued by the Secretary of State of the State of Delaware with respect to Eagle LLC, and by the Secretary of State of the State of California with respect to Eagle S-Corp;

(vi)          a certificate of the President and the Chief Financial Officer of Eagle LLC, Eagle S-Corp Shareholders Representative, on behalf of the Eagle S-Corp Shareholders, and SBN Eagle, as to the satisfaction of the Closing Conditions set forth in Sections 5.3(b)(i), (ii) and (ix);

(vii)         an opinion of Reed Smith LLP, as counsel to SummitBridge and SBN Eagle (but which opinion shall cover matters applicable to the Company), an opinion of Downey Brand LLP, as counsel to Eagle S-Corp Shareholders, and an opinion of Reed Smith LLP, as counsel to the Company, to the effect of the legal conclusions set forth in Exhibits B-1 and B-2, subject to reasonable customary assumptions, limitations, qualifications and exceptions, together with such other matters relating to the Transaction as may be reasonably requested by H&E; which opinions shall be addressed to H&E and shall state that counsel to H&E may rely upon such opinions in connection with any opinion given by such counsel in connection with the Financing and which opinion from Reed Smith LLP shall recite that, to the extent such opinion covers matters relating to the Company, such matters are being addressed by Reed Smith LLP at the request of SBN Eagle and not as counsel to the Company.

(viii)        the Required Consents described on Schedule E;

(ix)           duly executed Internal Revenue Service Form 8023 and all comparable state and local election forms with respect to Eagle S-Corp in form and substance reasonably satisfactory to H&E;

(x)            a certificate of the Secretary of each of the Group, SBN Eagle and SummitBridge, dated the Closing Date, as to the incumbency of any officer of the Group, SBN Eagle and SummitBridge executing this Agreement or any document related thereto and covering such other matters as H&E may reasonably request;

(xi)           a copy, certified by the Secretary of each of the Group, SBN Eagle and SummitBridge, of (A) the resolutions of the Board of Directors, the shareholders and the members of each of the Group, SBN Eagle and SummitBridge authorizing the execution, delivery and consummation of this Agreement and the Transaction, and (B) the Constituent Documents of each of the Group and SBN Eagle;

(xii)          certificates, in accordance with Section 1.1445-2(b) of the Treasury Regulations and in form and substance reasonably satisfactory to H&E, stating that Sellers are not foreign persons;

(xiii)         fully executed UCC-3 Termination Statements and other termination, pay-offs and/or releases, necessary to terminate or release, as the case may be, all Liens with respect to the Excluded Indebtedness and evidence the complete satisfaction in full, as the case may be, of all obligations for all Excluded Indebtedness (including without limitation all obligations of principal, interest, fees, premiums, penalties, overdrafts, guarantees, indemnities and breakage costs);

(xiv)        the Eagle Plaza Indemnity and the Eagle Plaza Releases executed by the parties thereto;

(xv)         non-competition agreements executed by each of the key members of management and other key employees listed on Schedule F-1 providing that such members of management and employees shall be subject to a three-year non-competition and non-solicitation restriction on substantially the terms set forth on Schedule F-2 (the “Non-Competition Agreements”);

(xvi)        Spousal Consents in the form attached as Exhibit C, duly executed by any and all spouses or domestic partners of the Eagle S-Corp Shareholders (the “Spousal Consents”); and

(xvii)       such other documents or instruments as H&E reasonably requests to effect the Transaction.

(b)           By H&E. On the Closing Date, subject to the satisfaction or waiver of the conditions set forth in Sections 5.3(a) and 5.3(b), H&E shall deliver, or cause to be delivered, the following:

(i)            to Eagle S-Corp Exchange Agent, the Eagle S-Corp Allocated Adjusted Purchase Price Closing Amount less the portion thereof that is allocable to the ESIP Trust Amount;

(ii)           to SBN Eagle, the SBN Eagle Allocated Adjusted Purchase Price Closing Amount;

(iii)          (A) to the Transaction Escrow Agent, the Closing Transaction Escrow Amount, (B) to the Eagle Plaza Escrow Agent, the Closing Eagle Plaza Escrow Amount, and (C) to the ESIP Trust, the ESIP Trust Amount; and

(iv)          payments to third parties in respect of Sellers’ Expenses invoiced to the Group on or prior to the Closing Date in an aggregate amount equal to the Sellers’ Expense Allowance and the amount of additional Sellers’ Expenses which have reduced the Adjusted Purchase Price in accordance with clause (vii) of the definition of Adjusted Purchase Price.

(c)           By H&E and Sellers. On the Closing Date, subject to the satisfaction or waiver of the conditions set forth in Section 5.3(a), H&E and Sellers shall deliver, or cause to be delivered, to each other the following:

(i)            (A) the Transaction Escrow Agreement in the form attached as Exhibit A-1 (the “Transaction Escrow Agreement”), duly executed by H&E, Eagle S-Corp Shareholders Representative, SBN Eagle and the Transaction Escrow Agent, (B) the Eagle Plaza Escrow Agreement in the form attached as Exhibit A-2 (the “Eagle Plaza Escrow Agreement”), duly executed by H&E, Eagle S-Corp Shareholders Representative, SBN Eagle and the Eagle Plaza Escrow Agent, and (C) the escrow agreement in the form attached as Exhibit A-3 with such reasonable changes thereto as the ESIP Trustee may reasonably request (the “ESIP Trust Agreement”; however, no reference herein to such escrow agreement, the escrow established pursuant thereto or the escrow agent appointed therein as the “ESIP Trust”, the “ESIP Trust Agreement”, the “ESIP Trust Amount” or the “ESIP Trustee” is intended to constitute the escrow established therein as, or to infer the existence of, a “trust” or to establish or infer a “trustee” relationship or function for any legal purpose, and the Parties acknowledge that such references are solely for convenience of reference in connection with the ESIP Agreements), duly executed by each of the parties to the ESIP Agreements, the Company, Eagle S-Corp, ESIP Shareholders Representative and the ESIP Trustee; and

(ii)           the Merger Documents duly executed by Eagle S-Corp.

(d)           By Eagle S-Corp. Eagle S-Corp shall, on or before the Closing Date, assign to Sellers all claims of the Eagle S-Corp against the former auditors of Eagle S-Corp and any proceeds or payments arising therefrom (the “Assigned Claims”), such assignment to be on terms satisfactory to H&E and shall provide that (i) the assignment is without recourse to or warranty by the Group, (ii) Sellers shall bear all expenses in the prosecution of the Assigned Claims and the Group shall have no obligation to take any action to enable Sellers to benefit from the Assigned Claims, and (iii) Sellers shall indemnify the Group in respect of any claims asserted by such former auditors of Eagle S-Corp against the Company or Eagle S-Corp and its current and former directors, officers and employees and any other Person as to whom the Company or Eagle S-Corp may have any indemnification obligation in respect of claims asserted by such former auditors of Eagle S-Corp.

5.3.          Closing Conditions.

(a)           Mutual Conditions. The respective obligations of each Party to consummate the Transaction shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(i)            No Injunctions, Etc. As of the Effective Time, (A) there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that the Transaction may not be consummated as herein provided, (B) no Proceeding shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the Transaction, and (C) no Proceeding shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining material damages based upon or resulting from the Transaction.

(ii)           Required Consents. All consents, authorizations, permits, orders or approvals of, and filings or registrations with, any Governmental Authority which are required in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transaction, or which are necessary to permit the Group to conduct its operations in a manner substantially similar to the manner in which the Group conducts its business and operations prior to the Effective Time, shall have been obtained or made and shall be in full force and effect (the foregoing being herein referred to as the “Required Consents”). Without limiting the generality of the foregoing, the Required Consents shall include the consents, authorizations, permits, orders, approvals, filings and registrations described on Schedule E.

(iii)          Financing. H&E shall have obtained the Financing and the closing thereof shall have occurred on or prior to the Closing Date.

(iv)          Merger. The Merger shall have been effected.

(v)           No Change in Law. There shall not have been any change subsequent to the date of this Agreement, or announced change to be effective subsequent to the date of this Agreement, in any law, rule, regulation or written policy of any Governmental Authority which would adversely affect in a material manner the treatment of the Transaction and the Transaction Documents or the manner in which the Group is permitted to conduct its business and operations.

(b)           Conditions to the Obligations of H&E and Eagle Merger Sub. The obligations of H&E and Eagle Merger Sub to consummate the Transaction shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by H&E and Eagle Merger Sub to the extent permitted by applicable law:

(i)            Representations and Warranties; Covenants. All representations and warranties made by Sellers in this Agreement, the Schedules and the Exhibits shall be true, correct and complete in all material respects on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); and Sellers shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to Closing.

(ii)           No Material Adverse Change or Material Adverse Effect. There shall have been no Material Adverse Change since the date of the Most Recent Balance Sheet, and no Material Adverse Change or Material Adverse Effect shall be pending, and no Material Adverse Change or Material Adverse Effect shall be threatened which can reasonably be expected to occur.

(iii)          Closing Deliveries of Sellers. The deliveries required to be made by Sellers or Eagle S-Corp pursuant to Sections 5.2(a), 5.2(c) and 5.2(d) shall have been made.

(iv)          Affiliate Transactions. Each and every Affiliate Agreement and Affiliate Obligation, other than Permitted Affiliate Obligations, shall have been canceled and released as of the Closing. Without limiting the generality of the foregoing, Dianne Carr shall have agreed that (A) the provisions of Section 5.1 of the Carr Settlement Agreement shall terminate as of immediately following the Closing and shall not have any applicability to any future “Qualified Sale Transaction”, and (B) Dianne Carr shall acknowledge that Eagle S-Corp has no further obligations under the Carr Settlement Agreement and that Sellers shall be solely responsible for the performance of the obligations of Eagle S-Corp under the Carr Settlement Agreement, including without limitation any obligation under Section 6.1 of the Carr Settlement Agreement.

(v)           Eagle Plaza Transactions. The parties to the Eagle Plaza Indemnity and the Eagle Plaza Releases shall have executed and delivered to the Group and H&E the Eagle Plaza Indemnity and the Eagle Plaza Releases and no Eagle Plaza Indemnity Default shall exist (the “Eagle Plaza Transactions”).

(vi)          Interim Financial Statements. The Group shall have delivered to H&E, within 30 days following each fiscal month ending after the date hereof the most recent required Interim Financial Statements.

(vii)         Execution of this Agreement. All holders of Equity Equivalents of each of the Group shall have executed this Agreement. All spouses of Eagle S-Corp Shareholders shall have executed and delivered to H&E a Spousal Consent in the form Exhibit C.

(viii)        Subchapter “S” Status. H&E shall not have received, subsequent to the date of this Agreement, any information relating to the “S Corporation” status of Eagle S-Corp or any Company Subsidiary at all times prior to the Closing which modifies in any material adverse respect the information which Sellers or the Group has heretofore provided to H&E. H&E shall have received such documents, information, certifications, opinions and other evidence as H&E shall have reasonably requested as to such “S Corporation” status.

(ix)           ESIP Release and Modification Agreement. The parties to the ESIP Agreements shall have executed an delivered to the Group releases and modification agreements, satisfactory to H&E, pursuant to which, in consideration for the deposit of the ESIP Trust Amount on the Closing Date with the ESIP Trustee, such parties release all past, current and future Liabilities of the Group under the ESIP Agreements (the “ESIP Release and Modification Agreements”).

(x)            Fleet Equipment. H&E shall be satisfied, based on the Interim Financial Statements, that the Company and the Company Subsidiaries have fleet equipment having an aggregate original equipment cost of at least $70.0 million, which equipment shall be in good operating condition (subject to ordinary wear and tear, including to the extent out of service for immaterial periods of time) and suitable for rental by the Company and the Company Subsidiaries in the Ordinary Course of Business.

(x)            La Mirada Parking Lot. The modifications to the parking lot of the La Mirada headquarters of the Company shall have been completed and shall be in compliance with the City of La Mirada Municipal Code, and the Company shall have received the approval of the City of La Mirada of such modifications.

(xi)           Employee Releases. At least eight and not more than ten days prior to the Closing Date, and then again on the Closing Date, each Eagle S-Corp Shareholder and each ESIP Shareholder required to deliver releases pursuant to Sections 9.10(c) and 9.10(d) shall have delivered such releases, effective as of such pre-Closing delivery date and then as of the Closing Date, as applicable.

(c)           Condition to the Obligations of Sellers. The obligations of Sellers to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Sellers to the extent permitted by applicable law:

(i)            Representations and Warranties. All representations and warranties made by H&E in this Agreement shall be true, correct, and complete in all material respects on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and H&E shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at the Closing.

(ii)           Closing Deliveries of H&E and Eagle S-Corp. The deliveries required to be made by H&E and Eagle S-Corp pursuant to Section 5.2(b) shall have been made.

Article VI

Representations and Warranties of Sellers Regarding the Group

Sellers, jointly and severally, hereby make to H&E the representations and warranties set forth in this Article VI, and acknowledge that H&E is relying upon such representations and warranties in connection with the execution of this Agreement and the consummation of the Transaction, notwithstanding any investigation made or conducted by H&E or on its behalf. However, the representations and warranties made in this Article VI with respect to Eagle S-Corp (except with respect to Eagle S-Corp as a Predecessor to the Company) are made solely by Eagle S-Corp Shareholders, jointly and severally.

6.1.          Organization and Qualification; Subsidiaries. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and Eagle S-Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the power and authority and all material licenses, permits and authorizations necessary to own or lease its property and assets and to carry on its business as presently conducted, and as presently proposed to be conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary. The Company has previously provided to H&E true and complete copies of its Constituent Documents and the Constituent Documents of each Company Subsidiary. The Group has no Subsidiaries, except that the Company is a 50% owned Subsidiary of Eagle S-Corp. Eagle S-Corp has not, since December 15, 2004, engaged in any business or operations other than as a holding company for the Equity Equivalents in the Company owned indirectly by Eagle S-Corp Shareholders.

6.2.          Authorization; Enforceability. The Group has the power and authority to execute and deliver this Agreement and each other Transaction Document to be executed in connection herewith and to perform its obligations hereunder and thereunder, all of which have been, or will be, duly authorized by all requisite corporate or limited liability company action. To the extent that the Group is a party thereto, this Agreement and each other Transaction Document to be executed in connection herewith has been duly authorized, executed and delivered by the Group and constitutes a valid and binding agreement of the Group, enforceable against the Group in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the application of general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

6.3.          Non-contravention. Neither the execution and delivery of this Agreement or any other Transaction Document, the consummation of the Transaction or the fulfillment of and the performance by the Group of its obligations hereunder nor the consummation of the Transaction will (i) contravene any provision contained in the Constituent Documents of the Group, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice, or both) of, or constitute a default (with or without the lapse of time, the giving of notice, or both) under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Group is a party or by which it is bound or to which any of its assets or properties are subject, (iii) result in the creation or imposition of any Lien on any of the assets or properties of the Group, including without limitation the Proprietary Rights, or (iv) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of the Group.

6.4.          No Consents. Except for (i) filing and recordation of the Merger Documents as required by the DGCL and CCL and, if applicable, the HSR Act, (ii) filings or approvals under federal or state securities laws, and (iii) the filings and approvals set forth on Disclosure Schedule 6.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the Transaction Documents or the consummation of the Transaction by the Group and Sellers.

6.5.          Capitalization. The outstanding Equity Equivalents in the Group consist solely of:

(i)            in the case of the Company, the Eagle LLC Membership Interests; 50% of which Eagle LLC Membership Interests are owned beneficially and of record by Eagle S-Corp and 50% of which Eagle LLC Membership Interests are held beneficially by SummitBridge and beneficially and of record by SBN Eagle;

(ii)           in the case of Eagle S-Corp, an aggregate of 18,791 shares of Common Stock, no par value; 100% of which Eagle S-Corp Common Stock are owned beneficially and of record by Eagle S-Corp Shareholders listed on Disclosure Schedule 6.5 and as set forth opposite the names of each Eagle S-Corp Stockholder; and

(iii)          in the case of each Subsidiary of the Company and Eagle S-Corp, as set forth on Disclosure Schedule 6.5.

Except as listed on Disclosure Schedule 6.5, there are no outstanding Equity Equivalents. Other than conversion of Eagle Merger Sub Stock into Eagle S-Corp Common Stock as of the Effective Date, no Equity Equivalents will be issuable as a result of the Transaction. All of the issued and outstanding Equity Equivalents in the Group have been duly authorized, validly issued, are fully paid and are nonassessable. The Group has not effected any redemption or repurchase of any Equity Equivalents subsequent to its formation or incorporation.

6.6.          Financial Statements.

(a)           Attached hereto as Disclosure Schedule 6.6(a)(i) are the (x) Audited Financial Statements and (y) the Interim Financial Statements for the 12-month period ended November 30, 2005. Except as set forth on Disclosure Schedule 6.6(a)(ii) or as explicitly indicated in the notes to the Financial Statements, the Financial Statements have been (and will be) prepared from, and are (and will be) in accordance with, the books and records of the Group, and fairly present (and will fairly present) in all material respects, the transactions, assets and liabilities of the Group and, in the case of the Financial Statements, the financial position, results of operations and cash flows of the Group as of the dates and for the periods indicated, in each case in accordance with GAAP, except in the case of the unaudited Interim Financial Statements and the unaudited Additional Financial Information, as set forth on Disclosure Schedule 6.6(a)(ii), and for normal recurring year-end adjustments which are required in order to conform such Interim Financial Statements and unaudited Additional Financial Information to a GAAP presentation but which would not, except as set forth on Disclosure Schedule 6.6(a)(ii), materially affect or change the transactions, assets and liabilities of the Group and the financial position, results of operations and cash flows of the Group as presented in the Interim Financial Statements or the unaudited Additional Financial Information.

(b)           The Group has devised and maintains a system of internal accounting controls for the Group sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and the Additional Financial Information in accordance with GAAP. The accounting books and records of the Group during the periods covered by the Company Financial Statements and the Additional Financial Information fairly reflect (or will reflect) in all material respects the items of income and expense and the assets and liabilities of the Group, including the nature thereof and the transactions giving rise thereto and provide (or will provide) a fair basis for the preparation of the Financial Statements and the Additional Financial Information in accordance with GAAP.

(c)           Except as described on Disclosure Schedule 6.6(c), all accounts and notes receivable of the Group reflected on the Financial Statements, and all accounts and notes receivable arising subsequent to the date of the Financial Statements, in each case, have arisen in the Ordinary Course of Business.

(d)           The accrued Liability of the Company under the CNL Mortgage Loan as of November 30, 2005 was $1,285,065, which amount is accrued in accordance with GAAP. The Company is current in the payment of its Liabilities, and is not in default, under the CNL Mortgage Loan.

(e)           The Company and the Company Subsidiaries have fleet equipment having an aggregate original equipment cost of at least $70.0 million, which equipment is in good operating condition (subject to ordinary wear and tear, including to the extent out of service for immaterial periods of time) and suitable for rental by the Company and the Company Subsidiaries in the Ordinary Course of Business; however, no claim shall be made based on a breach of the foregoing representation and warranty as to the operating condition of such equipment to the extent that the Company and the Company Subsidiaries have additional equipment in good operating condition having an aggregate original equipment cost in excess of $70.0 million.

6.7.          Absence of Certain Developments. Except as set forth on Disclosure Schedule 6.7, since the date of the Most Recent Balance Sheet, there has not been any Material Adverse Effect and the Group has operated in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth on Disclosure Schedule 6.7 or as expressly contemplated by this Agreement, since the date of the Most Recent Balance Sheet, the Group has not:

(i)            experienced any changes in any relationship with its suppliers, customers, distributors, brokers, lessors or others which would have a Material Adverse Effect;

(ii)           sold, leased, transferred, or assigned any of its material assets, tangible or intangible (including without limitation the Proprietary Rights) other than for fair consideration in the Ordinary Course of Business;

(iii)          entered into any Contract (or series of related Contracts) involving more than $50,000 individually to which it is a party or by which it is bound nor modified the terms of any such existing contract or agreement, or outside the Ordinary Course of Business;

(iv)          (nor has any other party) accelerated, terminated, modified or canceled any permit or agreement, contract, lease or license involving more than $50,000 individually to which it is a party or by which it is bound;

(v)           suffered any material damage, destruction or loss, whether or not covered by insurance, affecting any material property or assets owned or used by it;

(vi)          adopted, modified, amended or terminated, in any material respect, any bonus, profit-sharing, incentive, severance, or other similar plan (including any Employee Benefit Plan), contract, or commitment for the benefit of any of its directors, officers, or employees, or otherwise made any material change in the employment terms (including any increase in compensation by more than one percent (1%)) for any of its officers and employees described in clause (i) of Section 6.13(a);

(vii)         made any capital expenditure or any other investment (or series of related investments) in excess of $50,000 individually and $100,000 in the aggregate;

(viii)        incurred, assumed or guaranteed any Indebtedness, or incurred any Liens, involving more than $25,000 individually or in the aggregate;

(ix)           canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 individually or in the aggregate, or outside the Ordinary Course of Business;

(x)            issued, sold or otherwise disposed of any Equity Equivalents in the Group, or granted, modified or amended any options, warrants, stock appreciation rights, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any Equity Equivalents in the Group or participate in any change in the value thereof;

(xi)           made or been subject to any material change in its accounting practices, procedures or methods or in its cash management practices;

(xii)          entered into or become party to any Affiliate Agreement or Affiliate Obligation, including without limitation any (A) loan or advance of funds, or made any other payments, to any of its directors, officers, employees, shareholders, members or Affiliates, or (B) any payment or declaration of any dividend, redemption or other distribution with respect to Equity Equivalents in the Group other than (1) distributions by any Company Subsidiary to the Company, and (2) distributions by the Company to the holders of the Eagle LLC Membership Interests (x) for the purposes of paying any taxes payable by such holders of the Eagle LLC Membership Interests attributable to the income of the Company for the tax period commencing on January 1, 2005 through the Closing Date and (y) of the Assigned Claims;

(xiii)         granted any license or sublicense of any rights under, allowed to lapse, disposed of, failed to protect or maintain or otherwise experienced any Material Adverse Changes with respect to the Proprietary Rights;

(xiv)        experienced any changes in the amount or scope of coverage of insurance now carried by it;

(xv)         made or revoked any Tax election or settled or compromised any Tax Liability; or

(xvi)        committed to do any of the foregoing.

6.8.          Governmental Authorizations; Licenses; Etc. Except as set forth on Disclosure Schedule 6.8, the business of the Group have been operated in compliance, in all material respects, with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities and, without limiting the generality of the foregoing, neither the Group nor, to the Sellers’ Knowledge, any of its officers, directors, employees or agents or other Persons acting on behalf of any of them have used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. Except as set forth on Disclosure Schedule 6.8, the Group have, and after giving effect to the Transaction, will continue to have, all permits, licenses, approvals, certificates and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted other than in all cases where the failure to have any permit, license, approval, certification or other authorization, or to make any notification, registration, certification or filing, would not have a Material Adverse Effect. Except as set forth on Disclosure Schedule 6.8, there is no Proceeding pending or, to Sellers’ Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by the Group or its Affiliates of any statute, law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged failure by the Group or its Affiliates to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of the Group other than in all cases where the violation of any statute, law, rule, ordinance or other regulation, or the failure to have any permit, license, approval, certification or other authorization would not have a Material Adverse Effect.

6.9.          Litigation. Except as set forth on Disclosure Schedule 6.9, (i) the Group are not subject to any judgments, writs, decrees, claims, injunctions, orders, compliance agreements, or settlement agreements, and (ii) there are no Proceedings, judgments, writs, decrees, claims, injunctions, orders, compliance agreements or settlement agreements by or before any Governmental Authority pending or, to Sellers’ Knowledge, threatened against the Group, (A) relating to the Group, its businesses or properties or the Proprietary Rights, or (B) seeking to enjoin the Transaction. None of the Proceedings listed on Disclosure Schedule 6.9 would have, if adversely determined against the Group, a Material Adverse Effect.

6.10.        Undisclosed Liabilities. Other than those specifically reflected in the Financial Statements, specifically identified and described in the notes thereto, or disclosed on Disclosure Schedule 6.10, there are no liabilities of the Group, absolute, accrued, contingent or otherwise, or whether due or to become due, other than liabilities incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet (none of which Ordinary Course of Business liabilities are material liabilities for breach of contract, breach of warranty, tort, infringement or violation of law).

6.11.        Taxes.

(a)           Except as set forth on the attached Disclosure Schedule 6.11(a):

(i)            the Group has timely filed all Tax Returns which it is required to have filed under applicable laws and regulations taking into account any extension of the time to file disclosed on Disclosure Schedule 6.11, and all such Tax Returns are true, complete and correct in all material respects, have been prepared in compliance with all applicable laws and regulations, and accurately reflect the taxable income (or other measure of Tax) of the Group;

(ii)           the Group has timely paid all Taxes due and owing by it (whether or not shown on any Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, member, creditor or other third party;

(iii)          the Group have not waived any statute of limitations with respect to any Taxes or agreed to any extension of time for filing any Tax Return which has not been filed, and the Group have not consented to extend to a date later than the date hereof the period in which any Tax may be assessed or collected by any Tax authority;

(iv)          the accrual for Taxes on the Most Recent Balance Sheet is adequate to pay all Tax liabilities of the Group have if their current tax years were treated as ending on the date of the Most Recent Balance Sheet  (excluding any amount recorded which is attributable solely to timing differences between book and Tax income);

(v)           no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted or are threatened with respect to the Group, and no notification of an intent to examine the Group has been received by the Group or Sellers from any Tax authority;

(vi)          no claim has been made by a Tax authority in a jurisdiction where the Group does not file Tax Returns that the Group is or may be subject to Taxes assessed by such jurisdiction and no prior claims are outstanding;

(vii)         neither the Group has been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return.

(viii)        the Group has not participated in any transaction that is a “reportable transaction,” as that term is defined in Section 1.6011-4 of the Treasury Regulations; and the Group has not acted as a “material advisor” (as that term is defined in Section 301.6112-1(c)(2) of the Treasury Regulations) with respect to any “reportable transaction”;

(ix)           the Group is not a party to, or bound by, any Tax allocation or Tax sharing agreement;

(x)            there are no Liens for Taxes upon the Group or its assets, except Liens for current Taxes not yet due;

(xi)           the Group has not granted a power of attorney with respect to any Tax matter that has continuing effect;

(xii)          except for the Eagle LLC Membership Interests owned by Eagle S-Corp, the Group does not own any interest in an entity characterized as a partnership for federal income tax purposes; and

(xiii)         the Group shall not be required to (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date, (ii) as a result of any “closing agreement”, as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, (iii) as a result of any sale reported on the installment method where such sale occurred on or prior to the Closing Date, include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, or (iv) as a result of any prepaid amount received on or prior to the Closing Date (other than amounts prepaid in the ordinary course of business consistent with past custom and practice), include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(b)           The Group:

(i)            has not been a United States real property holding corporation within the meaning of Section 897(e)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code;

(ii)           has not made an election under Section 341(f) of the Code;

(iii)          is not liable for the Taxes of another Person (A) under Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, or (C) by contract or indemnity or otherwise; and

(iv)          except as described on Disclosure Schedule 6.11(b)(iv), has not in the past 10 years acquired assets from another entity in a transaction in which the Group’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(c)           (i)            Eagle S-Corp has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code at all times since its incorporation and Eagle

S-Corp will be an S corporation up to and including the Closing Date. Eagle S-Corp has been a valid “S” corporation for state tax purposes in the states listed on Disclosure Schedule 6.11(c) for the periods set forth in such Disclosure Schedule.

(ii)           The Company has been a limited liability company treated as a partnership for federal and state income Tax purposes at all times since the formation of the Company. Neither Sellers nor the Group have never made any election to have the Company taxed as a corporation, association or otherwise than as a partnership. The Company has filed all Tax Returns and other Tax filings on the basis that the Company is a partnership for federal and state income Tax purposes.

(d)           Disclosure Schedule 6.11(d) sets forth all jurisdictions in which the Group has filed Tax Returns, in each case identifying the most recent period with respect to which the Group has been audited or with respect to which the applicable statute of limitations has otherwise closed. The Group is not, and has not been, required to file Tax Returns in any other jurisdiction.

(e)           Disclosure Schedule 6.11(e) sets forth all present and former employees of the Group that hold or held Equity Equivalents in Eagle S-Corp, the dates on which the shares were acquired and (if applicable) disposed of, and the dates on which elections (if any) were made under Section 83(b) of the Code with respect to such shares.

6.12.        Environmental Matters.

(a)           The Group has complied (where such non-compliance might result in the imposition upon the Group of any Liability) and is in compliance, in all material respects with all Environmental and Safety Requirements. The Group and Sellers have furnished to H&E true and complete copies of all reports of investigations (including without limitation Phase I investigations) with respect to its real property (whether owned or leased) in the possession of, or prepared for, the Group, Sellers or their Affiliates or advisors, except for any earlier reports of investigations to the extent that such reports of investigations are superseded by any reports of investigations so delivered.

(b)           Without limiting the generality of the foregoing, the Group has obtained has complied (where such failure to obtain and such non-compliance might result in the imposition upon the Group of any Liability) and is in compliance, in all material respects with all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its businesses and such permits, licenses and other authorizations may be relied upon for continued lawful operation of the businesses of the Group on and after the Closing Date, without transfer, reissuance, or other governmental approval or action.

(c)           The Group has not received any material Environmental Claim against the Group or with respect to the Property; and to Sellers’ Knowledge, no Environmental Claim is threatened against the Group or with respect to real property (whether owned or leased) and no facts or circumstances exist which could reasonably be expected to result in or serve as a basis for any Environmental Claim against the Group or with respect to real property (whether owned or leased).

(d)           The Group has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities pursuant to Environmental and Safety Requirements (including without limitation CERCLA and RCRA), including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations.

(e)           None of the following exists at any of real property (whether owned or leased) which, under current applicable Environmental and Safety Requirements, might be required to be removed or with respect to which remediation or abatement might be required to be taken: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or disposal areas.

(f)            Neither this Agreement nor the consummation of the Transaction will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any so-called “transaction-triggered” or “responsible transfer” Environmental and Safety Requirement.

(g)           Except for liability inherent as a matter of law in the ownership or operation of real property, the Group has not, either expressly or by operation of law, assumed or undertaken any material liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

6.13.        Employee Matters.

(a)           Disclosure Schedule 6.13 contains a true and complete list of (i) the employees currently employed by the Group having an annual base salary in calendar year 2005 of $75,000 or more, indicating the title of and a description of any agreements with such employees and any severance or similar arrangements with such employees, and (ii) the rate of all current compensation payable by the Group to each such employee, including, without limitation, any bonus, contingent or deferred compensation.

(b)           Except as set forth on Disclosure Schedule 6.13, (i) the Group has not entered into any collective bargaining agreements with respect to its employees, (ii) there are no written personnel policies applicable to the employees generally, other than employee manuals, true and complete copies of which have previously been provided to H&E, (iii) there is no labor strike, labor dispute, work slowdown or work stoppage or lockout pending or, to Sellers’ Knowledge, threatened against or affecting the Group and during the past three years there has been no such action, (iv) to Sellers’ Knowledge, no union organization campaign is in progress with respect to any of the employees, (v) there is no unfair labor practice, charge or complaint pending or, to Sellers’ Knowledge, threatened against the Group, (vi) other than by operation of law or as provided in the ESIP Agreements, the Group has not entered into any express agreement or arrangement restricting its ability to terminate the employment of any or all of its employees at any time, for any lawful or no reason, without penalty or liability, (vii) there are no discrimination charges or administrative claims pending or, to Sellers’ Knowledge, threatened, against the Group by or before any state, local or federal agencies, (viii) there are no current Occupational Safety and Health Administration investigations or citations pending or, Sellers’ Knowledge, threatened against Group, (ix) there are no pending grievances or demands for arbitration against the Group, and (x) the Group is in compliance with all laws, statutes, regulations and other rules concerning the employees of the Group except where the failure to be in compliance would not result in a Material Adverse Effect. The Group has not engaged in any plant closing or employee layoff activities within the last three years that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

6.14.        Employee Benefit Plans.

(a)           Disclosure Schedule 6.14(a) lists all Employee Benefit Plans maintained or contributed to, during the last six years, for the current or future benefit of any current or former employee of the Group or any ERISA Affiliate or with respect to which the Group or any ERISA Affiliate has any material liability or potential material liability, a true and complete copy of each of which has been furnished to H&E. No Employee Benefit Plan is or was subject to any collective bargaining agreement. No Employee Benefit Plan is a Multiemployer Plan or a plan which is subject to Title IV of ERISA, and no Employee Benefit Plan provides health or other welfare benefits to former employees other than in compliance with Section 4980B of the Code or similar State law (“COBRA”).

(b)           Except as set forth on Disclosure Schedule 6.14, each Employee Benefit Plan (and each related trust or insurance contract) is maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other laws (including without limitation compliance with all reporting and disclosure obligations) except for noncompliance which would not have a Material Adverse Effect. Each Employee Benefit Plan which is intended to be qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code has received a favorable determination letter that it is so qualified and exempt from taxation and, to Sellers’ Knowledge, there are no facts or circumstances which could be reasonably expected to adversely affect any of such favorable determination letters.

(c)           Neither the Group nor any ERISA Affiliate has any liability or potential liability under Title IV of ERISA.

(d)           The Group and each ERISA Affiliate has complied with the notice of continuation coverage requirements of COBRA with respect to each Employee Benefit Plan that is or was a group health plan within the meaning of Section 5000(b)(i) of the Code.

(e)           Except as may be disclosed in Disclosure Schedule 6.14(e), all contributions to, and payments from, the Employee Benefit Plans which may have been required to be made in accordance with the Employee Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made. Except as may be disclosed in Disclosure Schedule 6.14(e), all contributions with respect to the period ending on the Closing Date will have been paid by that date or accrued and reflected in the Interim Financial Statements, even though not due until a later date. All payments under the Employee Benefit Plans, except those to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Most Recent Balance Sheet or are disclosed on Disclosure Schedule 6.14(e). No asset of the Group, and no asset of any ERISA Affiliate is subject to any Lien under Code Sections 401(a)(29) or 412(n) or ERISA Sections 302(f) or 4068 or arising out of any action filed under ERISA Section 4301(b).

(f)            Neither the Group, any ERISA Affiliate nor, to Sellers’ Knowledge, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan which could be reasonably expected to subject the Group to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law. No actions, suits, investigations or claims with respect to the Employee Benefit Plans (other than routine claims for benefits) are pending or, to Sellers’ Knowledge, threatened; and to Sellers’ Knowledge, there are no facts which could be reasonably expected to give rise to any such actions, suits or claims.

(g)           Neither the Employee Benefit Plans, the Group, any ERISA Affiliate, nor any employee of the foregoing, nor, to Sellers’ Knowledge, any trusts created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any thereof to the tax or penalty on prohibited transactions imposed by such Section 4975 or the sanctions imposed under Title I of ERISA. Except as indicated on Disclosure Schedule 6.14(g), neither the Employee Benefit Plans nor any trust created thereunder have been terminated nor have there been any “reportable events” (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof.

(h)           Neither the Group nor any ERISA Affiliate has incurred any actual or potential liability with respect to any Employee Benefit Plan which is maintained or sponsored by a member of the controlled group of companies (within the meaning of Section 414 of the Code) that includes the Group. The Group has not incurred nor is it reasonably likely to incur any liability with respect to any plan or arrangement that would be included within the definition of “Employee Benefit Plan” but for the fact that such plan or arrangement was terminated before the date of this Agreement.

(i)            With respect to each Employee Benefit Plan, the Group has provided to H&E true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which such Employee Benefit Plans are maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service, (iv) the most recent financial statement, and (v) all governmental rulings, determinations and opinions (and any pending requests).

(j)            No payment which is or may be made by, from or with respect to any Employee Benefit Plan, to any employee, former employee, director or agent of the Group or any ERISA Affiliate, either alone or in conjunction with any other payment which the Group has made, or is obligated to make prior to Closing, will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) in connection with the Transaction.

6.15.        Proprietary Rights. The Group owns and possesses all right, title and interest in, free and clear of all Liens or has a valid, enforceable and effective written license to use, all material Proprietary Rights. Disclosure Schedule 6.15 contains a complete and accurate list of (i) all patented and registered Proprietary Rights; (ii) all pending patent applications and applications for the registration of other Proprietary Rights; (iii) all material unregistered trademarks and copyrights included among the Proprietary Rights; (iv) all trade and corporate names owned or used by the Group; (v) material computer software (other than mass-marketed software having a license fee of less than $10,000) owned or used by the Group, and (vi) all licenses or other agreements to or from third parties regarding any of the Proprietary Rights. There is not pending or, to Sellers’ Knowledge, threatened against the Group any material claim by any third party contesting the validity, enforceability or the use or ownership by or of the Group of any Proprietary Right, and, to Sellers’ Knowledge, no basis exists for the assertion of any such claim. The business operations of the Group as currently conducted do not infringe, dilute, misappropriate or otherwise violate the patents, trademarks, copyrights, trade secrets or other intellectual property rights of any third party under the laws of any jurisdiction in a manner which would have a Material Adverse Effect; and the Group has not received any notice of, nor is aware of any material infringement or misappropriation by, or conflict with, any third party with respect to any of the Proprietary Rights. Except for the mark “Eagle High Reach” or other marks incorporating the name “Eagle High Reach” there is no individual Proprietary Right the loss or expiration of which would have a Material Adverse Effect. All Proprietary Rights currently owned or used by the Group prior to the Closing Date will be owned or available for use by the Group on identical terms and conditions immediately after the Closing Date and will not be affected, impaired or modified by the Transaction. None of the Proprietary Rights currently owned or used by the prior to the Closing Date are owned by Sellers or directors, officers or employees of the Group or their respective Affiliates or Related Persons, and neither Sellers, directors, officers or employees of the Group or their respective Affiliates or Related Persons have any interest in any of such Proprietary Rights.

6.16.        Contracts. Disclosure Schedule 6.16 describes all of the following Contracts: (i) all agreements involving payment or receipt of more than $50,000 in the aggregate in any calendar year; and all agreements, commitments, orders or invoices for the purchase by the Group of machinery, equipment or other personal property involving more than $50,000; (ii) all capitalized leases; (iii) all agreements containing commitments of suretyship, guarantee or indemnification having a contract value of more than $50,000; (iv) all non-competition agreements or nondisclosure covenants; (v) all mortgages, indentures, notes, bonds or other agreements relating to indebtedness incurred or provided by the Group; (vi) all agreements involving a Governmental Authority; (vii) all partnership agreements and joint venture agreements relating to the Group; and (viii) any commitment to do any of the foregoing described in clauses (i) through (vii) above. None of the other parties to any Contracts have given notice to the Group that it intends to terminate or materially alter the provisions of such Contracts either as a result of the Transaction or otherwise, and the Group has not received notice from any other party to any Contract that it intends to terminate or materially alter the provisions of any such Contract. The Group is not in material default, and has not given notice of any default or claimed, purported or alleged default, and to Sellers’ Knowledge there are no facts that, with notice or lapse of time, or both, would constitute a material default (or give rise to a termination right) on the part of any party in the performance of any obligation to be performed under any of the Contracts. True and complete copies of all written Contracts involving payment or receipt of more than $50,000, including any amendments thereto, have been delivered to H&E (or in the case of the Marx Settlement Agreement, made available to counsel to H&E for their review) and such Contracts (including without limitation the Marx Settlement Agreement) constitute the legal, valid and binding obligation of the Group, except as such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the application of general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Except as specifically set forth on Disclosure Schedule 6.16(e), the Group is not a party to any contract, agreement or understanding which contains a “change in control”, “potential change in control” or similar provision, which would be triggered by the Transaction. All conditions precedent to the effectiveness in full of the Marx Settlement Agreement have been satisfied.

6.17.        Books and Records. The stock and membership interest records of the Group fairly and accurately reflect the record ownership of all of the outstanding Equity Equivalents of the Group. The other books and records of the Group, including financial records, minute books and books of account, are complete and accurate in all material respects and have been maintained in accordance with sound business practices.

6.18.        Insurance. Disclosure Schedule 6.18 contains an accurate and complete description of all policies of fire, liability, workmen’s compensation, property, casualty and other forms of insurance owned or held by the Group, including all director and officer insurance policies maintained by the Group and covering the past three years. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Time will have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All known claims, if any, made against the Group that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies and are described on Disclosure Schedule 6.18 and, except as disclosed on Disclosure Schedule 6.18, no claims have been denied coverage during the last two years. To the Sellers’ Knowledge, no basis exists for any claim (including any potential claim) for indemnification of any Seller or any director, officer, employee, agent or consultant of the Group.

6.19.        Real Property; Other Tangible Assets.

(a)           Disclosure Schedule 6.19(a) sets forth a complete and correct list and description of all real property owned by the Group (“Owned Real Property”) and all leases, master leases and subleases or other agreements for occupancy, including all amendments, extensions and other modifications (the “Real Property Leases”), for or relating to real property or premises utilized, leased or sublet by the Group (the “Leased Real Property”) to which the Group is, or will be on the Closing Date, the “tenant”, “subtenant”, “sublessor”, or other lessor or lessee party. The Owned Real Property and the Leased Real Property is herein together referred to as the “Real Property”. Complete and correct copies of all deeds, mortgages (including leasehold mortgages), deeds of trust (including leasehold deeds of trust), leases, subleases, guaranties of leases, guaranties of subleases and other material documents concerning the ownership or use by the Group of the Real Property and the interests of the Group therein have been delivered or made available to H&E.

(b)           The Group has, or will have as of immediately following the Closing, good and marketable to all Owned Real Property and owned tangible personal property (“Owned Tangible Personal Property”), and a good and valid leasehold interest in all leased tangible personal property (including without limitation machinery and equipment) other than any Leased Tangible Personal Property leased by Company from H&E under a re-rent agreement for which the Group does not provide any representation or warranty (“Leased Tangible Personal Property”) and all Leased Real Property, in each case free and clear of all Liens, except for (i) statutory liens for current taxes or assessments not yet delinquent, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business and not yet due or delinquent, and (iii) encumbrances set forth on Disclosure Schedule 6.19(b) and encumbrances of record on the underlying fee interest in the Real Property, none of which (as to such encumbrances set forth on Disclosure Schedule 6.19(b) or such underlying fee interests) materially interfere with the operation of the business of the Group as it is presently conducted or might result in a Material Adverse Effect (“Permitted Liens”).

(c)           Except as set forth in Disclosure Schedule 6.19(c), each Real Property Lease and each lease of Leased Tangible Personal Property (a “Tangible Personal Property Lease”) is in full force and effect and is, to Sellers’ Knowledge, enforceable against the Landlord which is a party thereto in accordance with its terms. Except as set forth in Disclosure Schedule 6.19(c), the Group has not received any notice of material default or event of default and, to Sellers’ Knowledge, there exists no condition which, with the giving of notice, the passage of time or both could be reasonably expected to result in a material default or event of default under any Real Property Lease or Tangible Personal Property Lease. Other than the Group and other than as set forth on Disclosure Schedule 6.19(c), there are no parties in possession or parties having any rights to occupy or use any of the Leased Real Property or the Leased Tangible Personal Property.

(d)           (i)            The Real Property described in Disclosure Schedule 6.19(a) constitute all of the real property owned, leased, occupied, sublet or otherwise utilized by the Group. To Sellers’ Knowledge, other than the Group and other than as set forth on Disclosure

Schedule 6.19(d), there are no parties in possession or parties having any current or future right to occupy any of the Leased Real Property.

(ii)           Except as set forth on Disclosure Schedule 6.19(d), to Seller’s Knowledge, the Real Property is in good condition and repair (subject to ordinary wear and tear the cost of which to remedy is not in excess of $50,0000 in the aggregate per facility of the Company and the Company Subsidiaries or is otherwise included in the Budget) and is sufficient and appropriate for the conduct of the business of the Group in the manner conducted currently and since December 15, 2004.

(iii)          The Real Property conforms in all material respects to all zoning laws, ordinances, rules and regulations applicable to such Real Property and, to Sellers’ Knowledge, the Real Property conforms in all material respects to all building and other laws, ordinances, rules and regulations applicable to such Real Property. All material permits, licenses and other approvals necessary to the current occupancy and use of the Real Property have been obtained, are in full force and effect and have not been violated in any material respect. To the Company’s Knowledge, there exists no violation by the Group of any covenant, condition, restriction, easement, agreement or order materially and adversely affecting any portion of the Real Property. There is no pending or, to Sellers’ Knowledge, threatened condemnation proceeding materially and adversely affecting any portion of the Real Property. Except as described on Disclosure Schedule 6.19(d), the execution and delivery of this Agreement and the consummation of the Transaction will not (i) result in any increase in rent required under the current terms of the Real Property Leases or (ii) constitute an assignment, sublease or change of control or similar event under the Real Property Leases.

(e)           The Group does not have, and will not have, any liability or obligation under the Real Property Leases for all periods (or partial periods) ending on or before the Closing Date for the payment or reimbursement to Landlords and other Persons for common area maintenance (the “Maximum CAM Liability”). No disputes with any Landlord or Real Property Lease Defaults are pending or, to Sellers’ Knowledge, threatened with respect to any charges under the Leases for common area maintenance which will result in common area maintenance for all periods (or partial periods) ending on or before the Closing Date in an aggregate amount in excess of the Maximum CAM Liability.

(f)            The accrued Liability of the Company under the La Mirada Lease as of November 30, 2005 was $756,718, which amount is accrued in accordance with GAAP. The Company is current in the payment of its Liabilities, and is not in default, under the La Mirada Lease.

6.20.        Transactions With Affiliates. Except for the Permitted Affiliate Obligations identified as such on Disclosure Schedule 6.20, there exist no Affiliate Agreements, Affiliate Obligations or Affiliate Required Payments.

6.21.        Bonus-Severance-Termination Liabilities.       All Bonus-Severance-Termination Liabilities are set forth on Disclosure Schedule 6.21.

6.22.        Sufficiency of Assets. The assets (whether tangible or intangible) currently owned by the Group, or leased or licensed by the Group pursuant to any lease or license agreement entered into in the Ordinary Course of Business or otherwise disclosed to H&E, constitute all of the assets necessary to conduct the businesses of the Group. The Group holds all such assets free and clear of all Liens except for Permitted Liens or as otherwise set forth on Disclosure Schedule 6.22.

6.23.        Brokers. Except as set forth on Disclosure Schedule 6.23, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Group in connection with this Agreement or the Transaction.

6.24.        Accuracy of Disclosure Schedules. No Disclosure Schedule nor any other schedule which modifies any of the representations and warranties contained in this Article VI contains or, as of the Closing Date, will contain any untrue statement of a material fact or omits or, as of the Closing Date, will omit to state a material fact necessary to make the statements contained herein or therein not misleading. However, the Parties acknowledge that the attachment of any document to any Disclosure Schedule is solely for the purpose of providing H&E with a true, correct and complete copy of such document and is not intended to expand any representation and warranty otherwise made herein with respect to such document.

6.25.        Management. The management of the Group (the “Group Management”) consists of the individuals identified on Disclosure Schedule 6.25. No other individual exercises management, supervisory, reporting or compliance responsibilities for the business and operations of the Group and its segments and departments and which relate to matters which are the subject of the representations and warranties contained in this Article VI.

Article VII

Representations and Warranties of Sellers Individually

Each Seller hereby represents and warrants to H&E, on a several basis and solely as to such Seller, as follows:

7.1.          Authorization. Such Seller has the power and authority to execute and deliver this Agreement and each other agreement or instrument to be executed in connection herewith and to perform his obligations hereunder and thereunder. This Agreement and each other agreement or instrument to be executed in connection herewith has been duly authorized, executed and delivered by such Seller and constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the application of general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

7.2.          Non-contravention. The execution, delivery and performance by such Seller of this Agreement and the consummation of the Transaction will not (i) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which such Seller is a party or by which he is bound or to which any of his assets or properties are subject or (ii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable any obligation of such Seller prior to its stated maturity except in all cases, for such violations, conflicts, defaults, breaches, terminations, modifications, cancellations or accelerations which would not result in a Material Adverse Effect or such Seller’s ability to consummate the Transaction.

7.3.          No Consents. Except for (i) the filing and recordation of the Merger Documents as required by the DGCL and the CCL and, if applicable, the HSR Act, and (ii) no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the Transaction Documents or the consummation of the Transaction by such Seller other than, in the cases of clause (ii), where the failure to make such filing or give such notice or to obtain authorizations, registrations, consents or approvals, would not have a Material Adverse Effect.

7.4.          Brokers. Except as set forth on Disclosure Schedule 7.4, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Sellers in connection with this Agreement or the Transaction.

7.5.          Title to Eagle LLC Membership Interests or Shares. Immediately prior to the Effective Time,

(i)            in the case of SBN Eagle, 50% of the Eagle LLC Membership Interests will be owned of record and beneficially by SBN Eagle, and SBN Eagle will have good and marketable title to all of such Eagle LLC Membership Interests, free and clear of all Liens and restrictions on transfer other than under applicable securities laws.

(ii)           in the case of Eagle S-Corp Shareholders, (A) the Equity Equivalents of Eagle S-Corp set forth on Disclosure Schedule 7.5 will be owned of record and beneficially by such Eagle S-Corp Stockholder free and clear of all Liens and restrictions on transfer other than under applicable securities laws, and

(iii)          in the case of Eagle S-Corp (and each Eagle S-Corp Stockholder makes this representation and warranty), 50% of the Eagle LLC Membership Interests will be owned of record and beneficially by Eagle S-Corp, and Eagle S-Corp will have good and marketable title to all of such Eagle LLC Membership Interests, free and clear of all Liens and restrictions on transfer other than under applicable securities laws.

7.6.          Litigation, etc. There are no Proceedings, judgments, writs, decrees, injunctions, orders, claims, compliance agreements or settlement agreements pending or, to Sellers’ Knowledge, threatened against or affecting such Seller, including without limitation any of the foregoing which seeks restrain or prohibit, to obtain material damages or to obtain other relief in connection with, the Transaction or which might impose or result in the imposition of any Lien on the Equity Equivalents of Sellers or any consideration received by Sellers pursuant to this Agreement.

Article VIII

Representations and Warranties of H&E and Merger Sub

H&E and Merger Sub jointly and severally represent and warrant to Sellers and acknowledge that Sellers are relying upon such representations and warranties in connection with the execution of this Agreement and the consummation of the Transaction, notwithstanding any investigation made or conducted by any Seller or on his, her or its behalf, as follows:

8.1.          Organization. H&E is a limited liability company, and Eagle Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the limited liability company or corporate, as applicable, power and authority to own or lease its property and assets and to carry on its business as presently conducted.

8.2.          Authorization. Each of H&E and Eagle Merger Sub has the limited liability company or corporate, as applicable, power and authority to execute and deliver this Agreement and each other Transaction Document and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action. This Agreement and each other Transaction Document has been duly authorized, executed and delivered by each of H&E and Eagle Merger Sub and constitutes a valid and binding agreement of each of H&E and Eagle Merger Sub, enforceable against each of H&E and Eagle Merger Sub in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the application of general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

8.3.          Non-contravention. The execution, delivery and performance by each of H&E and Eagle Merger Sub of this Agreement and the consummation of the Transaction will not (i) contravene any provision contained in its Constituent Documents, (ii) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both) under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which it is a party or by which it is bound or to which any of its material assets or properties are subject, or (iii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any obligation of H&E or Eagle Merger Sub except, in the cases of clauses (ii) and (iii), for such violations, conflicts, defaults, terminations or accelerations which would not result in a Material Adverse Effect on H&E or Eagle Merger Sub or its ability to consummate the Transaction.

8.4.          No Consents. Except for (i) filing and recordation of the Merger Documents as required by the DGCL and the CCL and, if applicable, the HSR Act, and (ii) filings and approvals set forth in Disclosure Schedule 8.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the Transaction Documents or the consummation of the Transaction by H&E or Eagle Merger Sub other than, in the case of clause (ii), where the failure to make such filing or give such notice or to obtain authorizations, registrations, consents or approvals would not have a material adverse effect on H&E or its ability to consummate the Transaction.

8.5.          Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from H&E or Eagle Merger Sub in connection with this Agreement or the Transaction.

8.6.          Structure of Eagle Merger Sub for Tax Purposes. Eagle Merger Sub is a newly formed transitory corporation formed specifically to facilitate the Merger. Eagle Merger Sub’s only asset will be cash obtained through the purchase of certain securities by H&E in anticipation of the Merger. The sole purpose of the formation of Eagle Merger Sub is to facilitate a formalistic merger transaction with Eagle S-Corp.  The Parties to the Merger Transaction will treat the transaction as a taxable stock purchase.

8.7.          Litigation. There are no judgments, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions, orders or investigations by or before any Governmental Authority pending or, to H&E’s Knowledge, threatened against H&E or Eagle Merger Sub seeking to enjoin the Transaction.

Article IX

Certain Covenants and Agreements

9.1.          Vote. SummitBridge, as the record and beneficial owners of 100% of the membership interests of all classes and series of SBN Eagle, and by execution of this Agreement, hereby consents to and vote in favor of the Transaction.  Eagle S-Corp and SBN, as the record and beneficial owners of 100% of the membership interests of all classes and series of the Company, and by execution of this Agreement, hereby consent to and vote in favor of the Transaction. Eagle S-Corp Shareholders, as the record and beneficial owners of 100% of the Equity Equivalents of all classes and series of Eagle S-Corp, and by execution of this Agreement, hereby consent to and vote in favor of the Transaction. All of Sellers, the Company and Eagle S-Corp hereby waive all rights of first refusal, rights of first offer, all purchase and repurchase rights and other Liens, if any, which they may have on, with respect to or arising out of the Equity Equivalents of the Group and the Transaction.

9.2.          Access and Information.

(a)           From the date hereof, H&E shall be entitled to make or cause to be made such reasonable investigation of the Group, and the financial and legal condition thereof, as H&E deems reasonably necessary or advisable, and the Group shall, and shall cause and each Company Subsidiary to, cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, the Group will, and cause and each Company Subsidiary to, provide H&E and its financing sources and their respective agents and representatives or cause them to be provided with reasonable access to any and all of its management personnel, representatives, premises, properties, contracts, commitments, books, records and other information of the Group upon reasonable notice during regular business hours and shall furnish such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the Group and its business as H&E, its financing sources and their respective agents and representatives shall reasonably request from time to time, including all information necessary to satisfy closing conditions for obtaining financing for the Transaction. No investigation by H&E heretofore or hereafter made shall modify or otherwise affect any representations and warranties of the Sellers, which shall survive any such investigation, or the conditions to the obligation of H&E to consummate the Transaction.

(b)           All information disclosed in writing, whether before or after the date hereof, pursuant to this Agreement or in connection with the Transaction, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any Person, other than in connection with the Transaction on terms and conditions set forth in Paragraph 4 of the Letter of Intent dated as of September 26, 2005, between the Company and H&E (the “Letter of Intent”), and the provisions of Paragraph 4 of the Letter of Intent shall survive the Closing.

9.3.          Conduct of Business by the Group.

(a)           From the date hereof to the Effective Time, the Group shall, and shall cause each Company Subsidiary, and Sellers (in each case as to SBN Eagle and Eagle S-Corp Shareholders, respectively, to the extent within their several or mutual, direct or indirect control) shall cause the Group to, except as otherwise expressly provided herein or as set forth on Disclosure Schedule 9.3, or consented to in writing by H&E:

(i)            conduct its business and operations only in the Ordinary Course of Business;

(ii)           use its commercially reasonable best efforts to take all such actions as H&E may reasonably request in connection with satisfying the conditions necessary for H&E to obtain the financing necessary to consummate the Transaction;

(iii)          use its commercially reasonable best efforts to keep in full force and effect its corporate existence and all material rights, franchises, Proprietary Rights and goodwill relating or pertaining to its business;

(iv)          use its commercially reasonable best efforts to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and such employees, and continue to compensate such employees consistent with past practices;

(v)           use its commercially reasonable best efforts to obtain all Required Consents;

(vi)          timely pay all Taxes and prepare and file all Tax Returns and other Tax reports, filings and amendments thereto required to be filed by it, on a timely basis and in a manner consistent with past practice; provided, that the Group will not, and will not permit cause any Company Subsidiary to, file or amend any income Tax returns without the prior written consent of H&E, which consent shall not be unreasonably withheld or delayed;

(vii)         not enter into any contract, agreement or commitment or take another action which, if entered into or taken prior to the date of this Agreement, would cause any representation or warranty of Sellers to be untrue in any material respect or be required to be disclosed on one or more Disclosure Schedules referred to in Articles VI and VII;

(viii)        not incur, create or suffer to exist any Lien on (A) the Eagle LLC Membership Interests or the Eagle S-Corp Common Stock or (B) any material assets of the Group (other than Permitted Liens);

(ix)           not incur any Indebtedness (other than Excluded Indebtedness which is included in the calculation of the Adjusted Purchase Price), pay any amount on any Affiliate Obligation (other than regular management fees in the Ordinary Course of Business due SBN Eagle or consulting fees due Gary Bagley or WaCon, Inc. under their respective existing management and consulting services agreements disclosed to H&E; which agreements shall be terminated and released as of the Closing Date), or in any way amend or otherwise alter any Affiliate Obligation;

(x)            comply with all applicable provisions of state and federal securities law as may be required to consummate the Transaction;

(xi)           not take any actions with respect to its accounting or cash management policies, procedures, or practices (including without limitation delaying and/or accelerating accounts payable or accounts receivable);

(xii)          not incur any capital expenditures other than in accordance with the Budget;

(xiii)         not (A) declare or pay, any dividends on or make other distributions in respect of any Equity Equivalents of the Group, other than Permitted Distributions; (ii) split, combine, or reclassify any of the Equity Equivalents of the Group or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution therefor; or (iii) repurchase or otherwise acquire any of the Equity Equivalents of the Group;

(xiv)        not amend and of the Constituent Documents; and

(xv)         not make or revoke any Tax election or settle or compromise any Tax liability.

The Company shall not engage in any business or operations or hold any assets through any Subsidiary.

(b)           The Company and H&E agree that from the date hereof to the Effective Time, receipt of fleet equipment by the Company from H&E in excess of the Budget, shall be subject to a short-term rental from H&E.

9.4.          Closing Documents. Sellers (in each case as to Eagle SBN and Eagle S-Corp Shareholders, respectively, to the extent within their several or mutual, direct or indirect control) shall, and shall cause the Group to, and the Group shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to H&E, the documents or instruments described in Sections 5.2(a) and 5.2(c). H&E shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to Sellers, the documents or instruments described in Sections 5.2(b) and 5.2(c).

9.5.          Commercially Reasonable Best Efforts; Further Assurances.

(a)           Subject to the terms and conditions herein provided, each of the Parties shall use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transaction. Each of the Parties shall use their respective commercially reasonable best efforts to obtain the Required Consents; however, no Party shall be obligated to make any payments to obtain such authorizations, consents, waivers and approvals or to cause such actions to be taken other than, in connection with obtaining such authorizations, consents, waivers and approvals and the taking of such actions, (x) the payment of its or their own expenses, (y) the reimbursement of the out-of-pocket expenses of other parties to Contracts under which such authorizations, consents, waivers and approvals and the taking of such actions are necessary, or (z) the payment of document review fees, processing fees and charges, legal fees and other amounts required under the terms of any Contract.

(b)           Each Party shall give prompt written notice to the other Parties of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of such Party, as the case may be, contained herein or in the Transaction Documents to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or that will result in the failure to satisfy any of the conditions specified in Section 5.3 (provided that such written notice (x) shall specify the representation or warranty so breached and (y) in the case of the representations and warranties of Sellers, will not be deemed to amend the Disclosure Schedules attached hereto unless so accepted as such by H&E in writing prior to the Effective Time, but any such written acceptance shall be deemed to cure the breach of any such representation or warranty and amend and/or supplement the Disclosure Schedule related to such representation or warranty), and (ii) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under the Transaction Documents. The Group and Sellers shall give prompt written notice to H&E of any development which could reasonably be expected to have a Material Adverse Effect.

9.6.          Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the Transaction to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by Eagle S-Corp Shareholders Representative, SBN Eagle and H&E; provided, that each Party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement prior to such announcement to the extent reasonably possible.

9.7.          Third Party Proposals. From the date hereof until the earlier of the termination of this Agreement pursuant to the terms and conditions of Article X or the Effective Time, neither Sellers nor the Group shall, and Sellers and the Group shall cause their respective officers, directors, shareholders, members, managers, employees, agents, representatives or Affiliates and the officers, directors, shareholders, members, managers, employees, agents, representatives or affiliates of and each Company Subsidiary not to, initiate, solicit, negotiate, accept or discuss, directly or indirectly or encourage inquiries or proposals (each, an “Acquisition Proposal”) with respect to, or furnish any information relating to, or otherwise facilitate or participate in any negotiations or discussions concerning, or enter into any agreement with respect to, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, the Group or any business combination with the Group (a “Third Party Acquisition”) other than as contemplated by this Agreement, or enter into any agreement, arrangement or understanding requiring it or them to abandon, terminate or fail to consummate the Transaction. The Group and Sellers shall notify H&E immediately if any Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, any member of the Group. The Group and Sellers shall, and shall cause each other member of the Group to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal. Each of Sellers and the Group represents that neither it nor any other member of the Group (in each case as to Eagle SBN and Eagle S-Corp Shareholders, respectively, to the extent within their several or mutual, direct or indirect control) is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement. Each of Sellers and the Group shall cause each other member of the Group (in each case as to Eagle SBN and Eagle S-Corp Shareholders, respectively, to the extent within their several or mutual, direct or indirect control) to comply with the provisions of this Section 9.7.

9.8.          No Interference; Confidentiality.

(a)           After the Closing, Sellers shall not in any manner take or cause to be taken any action designed or intended to disparage the Group with customers, contractors, suppliers, referral sources, Governmental Entity, insurance companies, lessors, consultants, advisors or any other business associates who maintained business relationships with the Group on or prior to the Closing and shall not tortuously interfere with any such contractual relations.

(b)           Sellers shall not at any time from and after the date of this Agreement for any reason, in any fashion, form or manner, either directly or indirectly, (i) divulge, disclose or communicate to any Person, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Group, including the techniques, methods or systems of its operation or management, any information regarding its financial matters, or any other material information concerning the business of the Group, its manner of operation, its plans or other material data, including any Proprietary Rights (together, “Proprietary Information”), or (ii) use the Proprietary Information for any purpose other than for the exclusive benefit of the Group. The provisions of this Section 9.8(b) shall not apply to (i) information that is public knowledge other than as a result of disclosure by Sellers or their Affiliates or Relates Persons in breach of this Section 9.8(b); (ii) information disseminated by the Group to third parties in the ordinary course of business of the Group; (iii) information lawfully received by Sellers from a third party who is not known by Sellers be bound by a confidential relationship to the Group, or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Sellers.

(c)           The Parties specifically acknowledge and agree that the remedy at law for any breach of the foregoing provisions of this Section 9.8 will be inadequate and that the non-breaching party, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages resulting from any breach of the provisions of Section 9.8(a). In the event that the provisions of this Section 9.8 should ever be deemed to exceed the limitations provided by applicable law, the Parties agree that such provisions shall be reformed to the maximum extent permitted under applicable law.

9.9.          H&E Financial Statements.  H&E shall use its commercially reasonable efforts to cause the audited financial statements of H&E for the fiscal year ending December 31, 2006 to be completed on or before May 31, 2007.

9.10.        Releases.

(a)           Effective as of the Closing, each of Sellers and SummitBridge, on their own behalf and on behalf of the Affiliates and Related Persons of such Seller and SummitBridge, including without limitation derivatively, to the fullest extent legally possible, hereby completely and forever release, waive and discharge, and shall be forever precluded from asserting (all of the following being herein together referred to as the “Sellers’ Released Claims”) any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, of any kind or nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that such Seller and its Affiliates and Related Persons, including without limitation derivatively, to the fullest extent legally possible, has, had or may have against the Group and the respective present or former directors, officers, employees, management, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents of the Group acting in such capacity, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Closing Date. “Sellers’ Released Claims” shall include without limitation

(i) any claims which any of Sellers may have in their capacity as directors, officers or employees of the Group, including claims for indemnification under the provisions of the Constituent Documents of the Group and (ii) any claims against the Group and the directors, officers, employees, representatives and professional advisors of the Group related to any matter which is the subject of any indemnification obligation of Sellers under this Agreement. However, the provisions of this Section 9.10 shall be inapplicable to (i) the right of Sellers to receive (A) the Adjusted Purchase Price, and (B) the other benefits of the Transaction Documents to which Sellers are expressly entitled, (ii) the rights of the parties to the ESIP Agreements (subject to the ESIP Release and Modification Agreements) under the ESIP Trust Agreement, (iii) such claims covered by, and H&E hereby acknowledges that, SBN Eagle and the Eagle S-Corp Shareholders will enter into a separate contribution and indemnity agreement with respect to claims such parties may have against one another arising hereunder, except that none of SummitBridge or Sellers shall have any claim against the Group under such separate contribution and indemnity agreement, or (iv) the Assigned Claims.

(b)           Without limiting the generality of Section 9.10(a), as of the Effective Time, each of Sellers and SummitBridge hereby waives and releases all right which such Seller or SummitBridge has under the Equityholders Agreement dated as of December 15, 2004, by and among Eagle S-Corp, the Company, Eagle S-Corp Shareholders, SummitBridge and SBN Eagle and the Constituent Documents of the Group, including without limitation (i) any right to purchase any Equity Equivalents of the Group as a result of the Transaction or otherwise, and any restriction on the ability of the Parties to effect the Transaction, whether pursuant to any right of first refusal or first offer, co-sale right, preemptive right, put or call right or option or otherwise, and (ii) any Lien on or with respect to the Adjusted Purchase Price delivered to any other of Sellers, including without limitation, in the case of SBN Eagle, any right to receive the Priority Amount.

(c)           All Eagle S-Corp Shareholders who were also employees of Eagle S-Corp and are also employees of Eagle LLC shall execute releases (in the form attached as Schedule I-1 hereto) (the “Employees Release”) of any and all employee and employment law related claims that such Shareholder has, or believes he or she has, against Eagle S-Corp or Eagle LLC, such releases to be delivered prior to the Closing Date and on the Closing Date as contemplated by Section 5.3(b)(ix).

(d)           All of the ESIP Shareholders shall execute releases (in a form substantially conforming to Schedule I-2 hereto) of any and all claims related to the ESIP Agreements or such ESIP Shareholders’ right to receive stock (or other form of equity ownership) in Eagle S-Corp which such ESIP Shareholder has, or believes he or she has, such releases to be delivered prior to the Closing Date and on the Closing Date as contemplated by Section 5.3(b)(ix).

(e)           From and after the Closing Date, all claims, liabilities, causes of action or other rights asserted by the ESIP Shareholders under the ESIP Agreements or the ESIP Trust Agreement shall be satisfied solely pursuant to the ESIP Trust Agreement, and Sellers shall, pursuant to the ESIP Release and Modification Agreements, be released, and H&E and the Group hereby release the Sellers, from any Liability (including, but not limited to, lack of enforceability of the ESIP Agreements) that any ESIP Shareholder(s) assert(s) under or regarding the ESIP Agreements or ESIP Trust Agreement; however, such release by H&E and the Group shall be effective solely to the same extent released by the ESIP Shareholders pursuant to Section 9.10(c) and (d) above and solely to the extent that such release by the ESIP Shareholders is enforceable.

(f)            Each of the Parties providing a release pursuant to this Paragraph 9.10  expressly waives and relinquishes, to the fullest extent permitted by law, as to the releases provided by this Paragraph 9.10, any protection, privilege, rights, or benefits arising under California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Each releasing Party further acknowledges that matters upon which they may have based their decision to enter into this Agreement may hereafter prove other than as now believed to be true, and that this Agreement is nevertheless binding and effective, notwithstanding any such facts later discovered.

9.11.        No Section 338(h)(10) Elections. Sellers and H&E shall not make elections provided for by Section 338(g) and Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (the “Elections”) with respect to Eagle S-Corp.

9.12.        Disclosure Generally. The inclusion of any information in a Disclosure Schedule shall not be deemed to be adequate unless full and complete in all material respects, and no knowledge of the materiality of any information shall be imputed to H&E or Eagle Merger Sub.

9.13.        HSR Filing. Each Party shall file or cause to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice any notification required to be filed by their respective “ultimate parent entities” under the HSR Act with respect to the Transaction. The Parties shall use all reasonable efforts to make such filings promptly after the date hereof and to respond on a timely basis to any requests for additional information made by either of such agencies. Each Party shall furnish the others with such necessary information and reasonable assistance as such other Parties and their respective representatives may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Authority.

9.14.        D&O Insurance. The Company shall use reasonable efforts to obtain prior to the Closing Date a D&O insurance “tail policy” for the directors, managers and officers of the Company and Eagle S-Corp who will not continue in such capacities subsequent to the Closing, such insurance to be in amounts and for periods as Eagle S-Corp Shareholders Representative SBN Eagle and H&E shall agree (the “D&O Insurance”). The cost of the D&O Insurance shall be included in the Adjusted Purchase Price and shall not otherwise be paid by the Group.

9.15.        Transfers. No Seller shall take any action which would effect a breach of the representations and warranties made by such Seller in Section 7.5.

9.16.        Priority Amount. Sellers agree that the “Priority Amount” under the Eagle LLC Limited Liability Company Agreement shall be $1,250,000 and that, upon payment of the SBN Eagle Allocated Adjusted Purchase Price Closing Amount as provided in this Agreement, the Priority Amount will have been paid in full.

Article X

Termination, Amendment, and Waiver

10.1.        Termination. This Agreement may be terminated and the Transaction may be abandoned at any time, notwithstanding the approval thereof by the holders of Equity Equivalents of the Group at any time prior to Closing:

(i)            by mutual consent of Eagle S-Corp Shareholders Representative, SBN Eagle and H&E;

(ii)           by each of Eagle S-Corp Shareholders Representative, SBN Eagle or H&E, if (A) the Transaction shall not have been consummated on or before February 28, 2006 (or such other date, if any, as Eagle S-Corp Shareholders Representative, SBN Eagle and H&E shall have mutually agreed in writing) and (B) the failure to consummate the Transaction on or before such date is not caused by any breach of this Agreement or the failure to satisfy a condition set forth in Section 5.3 in a manner which constitutes a breach of this Agreement by the Party electing to terminate pursuant to this clause (ii) of this Section 10.1;

(iii)          by H&E, Eagle S-Corp Shareholders Representative or SBN Eagle, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transaction and such order, decree, ruling or other action shall have become final and nonappealable;

(iv)          by H&E, if the Group or Sellers shall be in material breach of its or their obligations under this Agreement which breach is not promptly remedied; or

(v)           by Eagle S-Corp Shareholders Representative or SBN Eagle, if H&E shall be in material breach of its obligations under this Agreement which breach is not promptly remedied.

10.2.        Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all rights and obligations of the Parties shall terminate and no party shall have any liability to any other Party, except for obligations of the Parties in Sections 9.2(b) and 9.6 and except for any right of the Company to receive the Deposit pursuant to Section 2.2(a) and the Transaction Escrow Agreement, which shall survive the termination of this Agreement; provided that if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of any other Party or to perform a covenant of this Agreement, or from a willful breach by a

Party to this Agreement, or in circumstances involving fraud, such Party shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable counsel fees) sustained or incurred by the other parties.

10.3.        Amendments.       This Agreement may be amended, at any time prior to the Effective Time, by H&E and Eagle S-Corp Shareholders Representative and SBN Eagle. This Agreement (including the provisions of this Section 10.3) may not be amended or modified except by an instrument in writing signed on behalf of all of the Parties required pursuant to the preceding sentence.

Article XI

Indemnification

11.1.        Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing until May 31, 2007 except that:

(i)            claims for breaches of any of the representations and warranties based on any claim asserted by any third party (including without limitation any Governmental Authority) shall survive for the applicable statute of limitations;

(ii)           claims for breaches of the representations and warranties set forth in Sections 6.2, 6.5, 7.1 and 7.5, and claims based on any fraud or intentional misrepresentation by Sellers under any of the representations and warranties, shall survive the Closing without limitation; and

(iii)          claims for breaches of the representations and warranties set forth in Sections 6.6(e) and 6.19(d)(ii) shall survive for 90 days following the Closing Date;

provided that any representation or warranty in respect of which indemnity may be sought under this Section 11.1 and the indemnity with respect thereto shall survive the time at which it would otherwise terminate pursuant to this Section 11.1 if reasonably detailed notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time..

11.2.        General Indemnification.

(a)           Indemnification Obligations of Sellers. Sellers shall indemnify, on a joint and several basis, H&E, the Group and their respective Affiliates, shareholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns (other than the Sellers and their Affiliates) and, for purposes of subclause (iii)(K) below, H&E Delaware (collectively, the “H&E Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such H&E Indemnified Parties as and when incurred for any loss, liability, action, cause of action, cost, damage or expense, whether or not arising out of third party claims (including without limitation interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”), which any such H&E Indemnified Party may suffer, sustain or become subject to, arising out of, as a result of, in connection with, relating or incidental to or by virtue of:

(i)            any facts or circumstances which constitute a breach of any representation or warranty of such Sellers (as applicable) under this Agreement, or in any of the certificates or other instruments or documents furnished by such Sellers (as applicable) pursuant to this Agreement;

(ii)           any breach of any covenant, agreement or other provision (other than any representation or warranty) by the Group (prior to the Closing) or such Sellers (as applicable) under this Agreement; and

(iii)          any of the following matters and any Liability with respect thereto:

(A)          To the extent that the following are not Funded Excluded Liabilities: (i) All Excluded Indebtedness; and (ii) all Sellers’ Expenses.

(B)           All Liabilities of the Group which are required to be included in the calculation of the Closing Working Capital but which have not been so included.

(C)           All Affiliate Obligations, other than Permitted Affiliate Obligations, including without limitation (1) all Marx-Carr Related Liabilities, whether arising prior, on or subsequent to the Closing Date, (2) all Liabilities under the Carr Settlement Agreement, whether arising prior, on or subsequent to the Closing Date, and (3) all Liabilities in respect of management or similar payable to SBN Eagle.

(D)          Any guarantee, financial accommodation or similar arrangement given, extended or entered into by the Group with respect to any Liability, obligation, commitment, agreement, lease, license, document or instrument of Sellers or their Affiliates.

(E)           The existence of any Equity Equivalents other than the Equity Equivalents described on Disclosure Schedule 6.5; any claim by any Person to be the holder of Equity Equivalents which are not described on Disclosure Schedule 6.5; and any claim by any Person arising out of any redemption, repurchase or sale of any Equity Equivalents previously owned by such Person, including without limitation any redemption, repurchase or sale of any Equity Equivalents previously owned by any of Marx-Carr.

(F)           Any Liability based on the violation of any Law by the Group or Sellers in connection with the matters described in Paragraphs 1 through 5 of Disclosure Schedule 6.8 and Paragraphs 1 through 5 and 7 through 10 of Disclosure Schedule 6.9; and any fraud or intentional misrepresentation by any of Sellers in connection with this Agreement or any other Transaction Document or in connection with any business transaction with any customer or supplier of the Group.

(G)           Any Liability of the Group arising as of or prior to the Closing to indemnify any director, officer or other Person in connection with their service to, employment by or retention by the Group or Sellers.

(H)          Subject to the provisions of Section 9.10(e), all Sellers’ Released Claims.

(I)            The Eagle Plaza Liabilities and any Loss incurred by the Group or sought to be imposed upon the Group as a result of the Eagle Plaza Liabilities; however, the indemnification obligations of Sellers in respect of the foregoing shall be limited in amount to the Eagle Plaza Escrow provided that (i) the Eagle Plaza Indemnity and the Eagle Plaza Releases have been executed and delivered by the required parties thereto on or before the Closing Date and (ii) no Eagle Plaza Indemnity Default shall have occurred.

(J)            Any Liability arising out of, based upon or relating to the Assigned Claims, including any default of Sellers under or breach by Sellers of the terms of or their obligations under the assignment of the Assigned Claims executed pursuant to the provisions of Section 5.2(d).

(K)          Any Proceeding commenced by any Person against H&E Indemnified Parties arising out of the Financing to the extent that any Proceeding or Loss relates to, arises out or is based upon (i) any information related to the Group or Sellers (excluding, in the case of Gary W. Bagley and Kenneth R. Sharp, any information related to the ownership by Messrs. Bagley and Sharp of equity interests in H&E or H&E Delaware or any relationship which Messrs. Bagley and Sharp may have with H&E and H&E Delaware as a director or consultant to H&E or H&E Delaware) provided or made available to H&E by or on behalf of the Group or Sellers or their respective directors, officers, employees, representatives, accountants or advisers and used by H&E or H&E Delaware in any registration statement or similar offering or placement memorandum in connection with the Financing, provided that the Company has been provided a reasonable opportunity (and H&E will give the Company such reasonable opportunity) to review and comment on any such information relating to the Group or Sellers in such registration statement or similar offering or placement memorandum prior to filing with the SEC (in the case of a registration statement) or prior to finalizing (in the case of an offering or placement memorandum), or (ii) any matter which is the subject of any indemnification obligation of Sellers under this Agreement, including any breach of the representations and warranties of Sellers; however, the indemnification obligations of Sellers in respect of the foregoing shall be subject to the limitations set forth in Sections 11.2(c)(i) and (ii) except to the extent that such indemnification obligation relates to a matter, a breach of the representations and warranties of Sellers or any independent indemnification obligation of Sellers which is otherwise not subject to such limitations. Sellers acknowledge (including for purposes of clause (iii) of Section 11.2(b)) that they have had a reasonable opportunity to review and comment on the information relating to the Group or Sellers contained in the registration statement and amendments thereto heretofore filed by H&E Delaware with the U.S. Securities and Exchange and a draft dated January 4, 2006 of Amendment No. 3 thereto proposed to be filed by H&E Delaware.

If and to the extent any provision of this Section 11.2 is unenforceable for any reason, each of Sellers hereby agrees to make, on a joint and several basis, the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided in this Section 11.2 which is permissible under applicable laws. Notwithstanding anything contained herein, in no event shall the Group be required to provide indemnification or contribution for any obligation of Sellers under this Section 11.2(a).

(b)           Indemnification Obligations of H&E. H&E shall indemnify each of Sellers and their respective Affiliates, shareholders, partners, officers, directors, trustees, managers, employees, agents, representatives, successors and permitted assigns (collectively, the “Sellers Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Sellers Indemnified Parties as and when incurred for any Losses which any such Sellers Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)            any facts or circumstances which constitute a breach of any representation or warranty of H&E under this Agreement, or in any of the certificates or other instruments or documents furnished by H&E pursuant to this Agreement;

(ii)           any breach of any covenant, agreement or other provision by H&E under this Agreement; and

(iii)          any Proceeding commenced by any Person against Sellers Indemnified Parties arising out of the Financing; except that H&E will not be liable under this clause (iii) to the extent that any Proceeding or Loss relates to, arises out or is based upon (A) any information related to the Group or Sellers (excluding, in the case of Gary W. Bagley and Kenneth R. Sharp, any information related to the ownership by Messrs. Bagley and Sharp of equity interests in H&E or H&E Delaware or any relationship which Messrs. Bagley and Sharp may have with H&E and H&E Delaware as a director or consultant to H&E or H&E Delaware) provided or made available to H&E by or on behalf of the Group or Sellers or their respective directors, officers, employees, representatives, accountants or advisers and used by H&E or H&E Equipment Services, Inc., a Delaware corporation (“H&E Delaware”), in any registration statement or similar offering or placement memorandum in connection with the Financing, provided that the Company has been provided a reasonable opportunity (and H&E will give the Company such reasonable opportunity) to review and comment on any such information relating to the Group or Sellers in such registration statement or similar offering or placement memorandum prior to filing with the SEC (in the case of a registration statement) or prior to finalizing (in the case of an offering or placement memorandum), or (B) any matter which is the subject of any indemnification obligation of Sellers under this Agreement, including any breach of the representations and warranties of Sellers.

If and to the extent any provision of this Section 11.2 is unenforceable for any reason, H&E hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 11.2 which is permissible under applicable laws.

(c)           Limitations on Indemnification.

(i)            The maximum liability of the indemnifying Party (an “Indemnitor”) to any Person making a claim for indemnification under this Section 11.2 (an “Indemnitee”) in respect of Losses suffered by an Indemnitee solely as a result of any facts or circumstances which constitute a breach of any representation or warranty listed in Articles VI, VII or VIII shall be an amount equal to Transaction Escrow Amount or, solely with respect to representations and warranties relating to Eagle Plaza, the Eagle Plaza Escrow Amount. However, the limitations of this Section 11.2(c)(i) shall not apply to Losses described in or based upon clauses (i) and (ii) of Section 11.1, clauses (ii) and (iii) of Section 11.2(a), or clauses (ii) and (iii) of Section 11.2(b), or arising out of or based upon Sections 6.2, 6.5, 6.11, 6.23, 7.1, 7.4, 7.5, 8.2, 8.5, 11.3 or 13.4, or Section 6.24 to the extent that Section 6.24 relates to the foregoing Sections, or to claims based on any fraud or intentional misrepresentation by the Indemnitor.

(ii)           The Indemnitor shall not be required to indemnify an Indemnitee in respect of any Losses suffered by such Indemnitee solely as a result of any facts or circumstances which constitute a breach of any representation or warranty contained in Articles VI, VII or VIII until the aggregate of all Losses suffered by the Indemnitee exceeds $150,000; however, at such time as Losses of an Indemnitee exceeds $150,000 in the aggregate, the Indemnitor shall indemnify the Indemnitee in respect of all such Losses. However, the limitations of this Section 11.2(c)(ii) shall not apply to Losses described in or based upon clauses (i) and (ii) of Section 11.1, clauses (ii) and (iii) of Section 11.2(a), or clauses (ii) and (iii) of Section 11.2(b), or arising out of or based upon Sections 6.2, 6.5, 6.11, 6.23, 7.1, 7.4, 7.5, 8.2, 8.5, 11.3 or 13.4, or Section 6.24 to the extent that Section 6.24 relates to the foregoing Sections, or to claims based on any fraud or intentional misrepresentation by Sellers.

(iii)          Any indemnification of Losses of H&E Indemnified Parties shall be satisfied first with the Transaction Escrow Amount or, if applicable, the Eagle Plaza Escrow; however, H&E Indemnified Parties shall not be required to (but may) obtain payment from the Transaction Escrow Amount of Losses in respect of any Working Capital Deficiency, franchise Taxes (on a joint and several basis with respect to SBN Eagle and Eagle S-Corp Shareholders) and Taxes in respect of income imposed or sought to be imposed on the Group (on a several basis with respect to SBN Eagle and Eagle S-Corp Shareholders), and may obtain payment thereof directly from SBN Eagle and Eagle S-Corp Shareholders as long as the amounts in the Transaction Escrow are exhausted first.

(iv)          SummitBridge shall cause SBN Eagle to perform all obligations arising prior to, or required to be performed by SBN Eagle prior to, the Closing, and the indemnification obligations of SummitBridge under this Article XI shall be limited to the foregoing.

(v)           In the event that any condition to the obligations of any Party contained in Section 5.3 shall be expressly waived (a “Waived Closing Condition”) by such party (a “Waiving Party”), such waiver shall be effective only if contained in a writing executed by the Waiving Party and the provision of Section 5.3 that is waived is expressly stated in such writing (a “Waiver of Closing Condition”). Any Waiver of Closing Condition shall constitute a waiver of any claim for indemnification under this Article XI (other than claims for indemnification under clauses (ii) and (iii) of Section 11.2(a), or clause (ii) of Section 11.2(b), or arising out of or based upon Sections 11.3 or 13.4) provided that all material facts and circumstances which relate to the Waived Closing Condition, or which are material to a decision by the Waiving Party to execute the Waiver of Closing Condition, have been disclosed to the Waiving Party and described in the Waiver of Closing Condition.

(d)           Manner of Payment.   Any indemnification pursuant to this Section 11.2 or Section 11.3 shall be effected by wire transfer of immediately available funds from the Indemnitor (or where applicable, from the Transaction Escrow Amount or the Eagle Plaza Escrow Amount) to an account designated in writing by the Indemnitee within ten (10) business days after the final determination thereof; provided that an Indemnitee, at its option, may setoff any such indemnification claim finally determined, pursuant to a final, non-appealable judgment of a court of competent jurisdiction, to be due and payable from the Indemnitor against any payment obligation owing from the Indemnitee or its Affiliates to such Indemnitor or its Affiliates. Any indemnification payments shall be made together with interest accruing thereon from the date on which such claim is finally determined to be due and payable to the date of payment at a fluctuating per annum rate of interest equal to the Interest Rate.

(e)           Insurance. Notwithstanding any term or provision of this Section 11.2 to the contrary, any indemnification payments owed by one party to another party pursuant to this Section 11.2 shall be reduced by the aggregate of any amounts actually received by the Indemnitee under insurance policies and similar arrangements and from third parties by the party claiming indemnity hereunder. In the event that an Indemnitor has paid any indemnification claim hereunder and the Indemnitee subsequently receives the proceeds of insurance which may cover the indemnification claim, then such proceeds shall be paid over to the Indemnitor to the extent of such prior indemnification payment. However, neither the foregoing nor any other provision of this Agreement shall (i) release or relieve any party from any indemnification obligation hereunder (unless and until such obligation is satisfied by the payment of insurance proceeds or other indemnity as aforesaid), (ii) impose upon any party any obligation to seek or obtain insurance coverage or other indemnity for any indemnification claim that might be asserted under this Article XI, or (iii) impose upon any party seeking indemnification the obligation to pursue or recover any insurance proceeds or other indemnity to pay any indemnification claim, except that H&E will use its commercially reasonable efforts to make appropriate claims under any then available insurance coverage (however, H&E shall have no obligation to commence litigation against any insurance carrier or undertake any extraordinary efforts to recover under any insurance claim, and Sellers shall not delay in satisfying any indemnification obligation pending, and notwithstanding the processing of, any insurance claim).

In the event that H&E shall elect to obtain insurance coverage or other indemnity as aforesaid, H&E shall use reasonable efforts to provide, under the terms of such insurance coverage or other indemnity, that any insurer thereunder shall not have the right to assert claims (whether by subrogation or otherwise) against any Indemnitor; provided that such provision does not materially increase the cost of obtaining such insurance coverage or other indemnity.

(f)            Third Party Claims. Any Indemnitee shall notify the Indemnitor of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it by a third party (a “Third Party Claim”), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor shall be actually prejudiced by such failure to so notify. Any Indemnitor shall be entitled to participate in the defense of such Third Party Claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that:

(i)            the Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);

(ii)           the Indemnitor shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if:  (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation (provided that in such event (x) the Indemnitee shall not enter into any settlement of a claim without the prior written consent of the Indemnitor (which shall not be unreasonably withheld), (y) the Indemnitor shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (provided that the fees and expenses of such separate counsel shall be borne by the Indemnitor), and (z) the Indemnitor shall be entitled to review the files and record relating to such defense upon request of the Indemnitor); (B) the Third Party Claim seeks an injunction or equitable relief against the Indemnitee; (C) a conflict of interest exists between the Indemnitor and the Indemnitee; (D) the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim; or (E) the Third Party Claim, if adversely determined against the Indemnitee, would have a Material Adverse Effect; and

(iii)          if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a Proceeding or ceasing to defend such Proceeding if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

(g)           Sole Remedy. The sole and exclusive remedy of each of H&E and Sellers for any and all claims or Losses relating to or arising out of or in connection with this Agreement shall be an action for indemnity pursuant to this Article XI; except that the foregoing restriction shall be inapplicable to claims based on any fraud or intentional misrepresentation by Sellers.

11.3.        Certain Tax Matters.

(a)           Notwithstanding and without regard to the limitations set forth elsewhere in this Article XI, Sellers shall, jointly and severally, indemnify, defend and hold harmless H&E and the Group from and against any and all claims for Losses in connection with, relating to or arising out of: (i) any breach of any representation or warranty given or made by Sellers in Section 6.11, (ii) all Taxes with respect to all Tax periods ending on or prior to the Closing Date (including the federal Tax period commencing January 1, 2006 and ending on the Closing Date), and (iii) all Taxes with respect to any Tax period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such Tax period up to and including the Closing Date (such portion shall be referred to herein as the “Pre-Closing Partial Period”; and the portion of such period after the Closing Date shall be referred to herein as the “Post-Closing Partial Period”).  The forgoing indemnification obligations of Sellers shall include without limitation any Tax Liability arising as a result of any failure by Eagle S-Corp to have been an “S Corporation (within the meaning of Section 1361(a)(1) of the Code) or any failure of any Company Subsidiary to have been a Qualified Subchapter S Subsidiary” (as defined in Section 1361(b)(3)(B) of the Code), and the Laws of each applicable state.  Sellers shall not be required to indemnify H&E for Taxes with respect to any Post-Closing Partial Period or for any Taxes to the extent reflected in any Tax Liability Adjustment.

(b)           Any Taxes for a period including a Pre-Closing Partial Period and a Post-Closing Partial Period shall be apportioned between such Pre-Closing Partial Period and such Post-Closing Partial Period based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of the Group during such Pre-Closing Partial Period and Post-Closing Partial Period.

(c)           Sellers shall be responsible for the preparation and filing of all returns in respect of Taxes of the Group for Tax periods ending prior to or on December 31, 2005. Eagle S-Corp Shareholders Representative, SBN Eagle, H&E and the Company shall jointly prepare and file returns of the Group for Tax periods ending prior to or on the Closing Date (including the federal return for the Tax period commencing January 1, 2006 and ending on the Closing Date) if such returns are not filed before the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the manner in which Tax Returns have been prepared for prior periods, except as otherwise required by applicable Laws. Sellers shall be responsible for the payment of all amounts due on such returns which have not been taken into account in computing the Tax Liability Adjustment. Unless required pursuant to the resolution of any Tax audit or dispute, no Party shall file any amended Tax Return with respect to any Tax period or portion of any Tax period ending on or prior to the Closing Date if such amended Tax Return would increase the

Tax Liabilities of any other Party without the affected Party’s written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, if H&E so elects in its sole and absolute discretion, the Company shall make an election under Section 754 of the Code with respect to its Tax period including the Closing Date.

(d)           H&E shall cause each of the Group to prepare and file all returns in respect of Taxes for periods ending after the Closing Date. Except for Taxes attributable to a Pre-Closing Partial Period as determined under Section 11.3(b), H&E and the Group shall be responsible for the payment of all amounts due on such returns.

(e)           Eagle S-Corp Shareholders Representative and SBN Eagle shall have control over the conduct of any Proceeding involving Taxes for which Sellers may be obligated to indemnify H&E or the Group pursuant to this Section 11.3 with respect to any Tax period ending on or prior to the Closing Date including any federal audit for the Tax period beginning January 1, 2006 and ending on the Closing Date, provided that Sellers have provided reasonably adequate assurances to H&E that they will pay any liabilities resulting therefrom. In the event that Sellers receive notice of a claim against the Group with regard to such Tax period from any Tax authority, Sellers shall promptly notify H&E and the Group of such claim. Sellers shall keep H&E reasonably informed of the progress of any audit, and H&E may participate in such audit if it so wishes. The Group will provide, as promptly as practicable, such information and assistance that is necessary in defense of the claim.

(f)            H&E or the Group shall have control over the conduct of any audit or other proceeding with respect to Taxes of the Group other than the Taxes over which the Sellers shall have control under Section 11.3(e); provided that if Sellers, on the one hand, and H&E or the Group, on the other hand, are both responsible for Taxes, all such Parties (or Eagle S-Corp Shareholders Representative and SBN Eagle in the case of Sellers) shall jointly control the conduct of any audit or other proceeding with respect to such Taxes, provided that Eagle S-Corp Shareholders Representative and SBN Eagle shall only be entitled to participate in such audit to the extent that they may be required to indemnify H&E and shall not take any position that might cause H&E to incur additional Taxes for which it will not be indemnified without H&E’s prior written consent, which shall not be unreasonably withheld. H&E or the Group shall promptly notify Sellers in writing of any claim or dispute with respect to any Taxes as to which Sellers may be obligated to indemnify H&E or the Group pursuant to this Section 11.3 and with respect to any issue raised in an audit of any Tax period ending after the Closing Date if the disposition of such issue could affect the treatment of any Taxes for which Sellers may be obligated to indemnify the Group or H&E pursuant to this Section 11.3. H&E and the Group, on the one hand, and Sellers, on the other hand, agree not to enter into any agreement or settlement with a Tax jurisdiction with respect to any audit or dispute with respect to any Tax as to which the Sellers are required to indemnify H&E or any of the Group pursuant to this Section 11.3 without consent from the other Party, which shall not be unreasonably withheld. For the avoidance of doubt, it shall not be unreasonable for H&E or the Group to withhold its consent if it may be required to pay additional Taxes as a result of such settlement, unless the Sellers fully indemnify H&E and the Group for any such additional Taxes (including any Taxes attributable to the receipt of such payment by H&E or the Group).

(g)           The Group shall pay to Sellers the amount of all refunds of Taxes received by the Group after the Closing Date attributable to Taxes paid by Sellers or the Group with respect to Tax periods ending on or prior to the Closing Date (but excluding any Tax refunds or credits for estimated Taxes paid by the Group which have been taken into account in the Tax Liability Adjustment), within 45 days after receiving such refunds.

(h)           Sellers, the Group and H&E agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including, without limitation, access to books and records) relating to the Group as is necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim relating to any proposed adjustment with respect to Taxes, so long as there is no material expense incurred in satisfying such request. The Parties shall retain all Tax Returns, schedules, and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent noticed by any Party, any extensions thereof) of the Tax period to which such Tax Returns and other documents and information relate. Each of the Parties shall also make available to the other Parties, as reasonably requested and available, personnel (including officers, directors, employees, and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnessed or for purposes of providing information or documents in connection with any administrative or judicial proceeding relating to Taxes. Any information or documents provided under this Agreement shall be kept confidential by the Party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns, administrative or judicial proceedings relating to Taxes or claims for indemnification under this Agreement.

11.4.        Access to Information and Employees. After the Closing, the Group shall afford to Eagle S-Corp Shareholders Representative and SBN Eagle and its counsel and accountants reasonable access to the books, records, files, personnel and documents related to the business conducted by the Group prior to the Closing Date in the possession of the Group or under the control of the Group as may be reasonably requested by Eagle S-Corp Shareholders Representative and SBN Eagle in order to permit Sellers (at their cost and expense) to prepare and file federal, state and local tax returns and to prepare for and participate in any investigation with respect thereto, to prepare for, participate in, assert or defend any other investigation or litigation relating to or involving Sellers, and to discharge Sellers’ obligations or to contest and defend any claims made under this Agreement and any other agreements contemplated hereby. After the Closing, Eagle S-Corp Shareholders Representative and SBN Eagle shall have the right, at its cost and expense, to copy such books, records, files and documents related to the Group as may be reasonably useful to Sellers in connection with any of the matters described in the preceding provisions of this Section 11.4; however, Sellers shall maintain the confidentiality of such books, records, files and documents and shall use such books, records, files and documents solely for the purposes contemplated in this Section 11.4. If the originals of any such books, records, files and documents related to the Group are required in connection with any proceeding, litigation or similar matter, Sellers shall have the right to use such originals; provided that Sellers shall use their respective commercially reasonable best efforts to have such originals released from any such proceeding, litigation or other matter and returned to the Group as soon as reasonably possible under the circumstances. The Group shall use its commercially reasonable best efforts to maintain the material books, records, files and documents related to the Group in original form with respect to legal documents and photographic, micrographic or other storage form with respect to other books, records, files and documents (to the extent consistent with requirements of law applicable to Sellers and the Group) for not less than six years from the Closing Date and in any case the Group shall not intentionally destroy the same without providing to Eagle S-Corp Shareholders Representative and SBN Eagle a reasonable opportunity to take possession thereof.

11.5.        Joint and Several Obligations of Sellers. Except as otherwise expressly provided in this Agreement (including in Article VII or any other provision of this Agreement which is tied to Article VII), the representations, warranties, covenants and indemnities of Sellers contained in this Agreement or any other Transaction Document, and the Liabilities of Sellers in respect thereof, are joint and several.

Article XII

Appointment of Eagle S-Corp Shareholders Representative

12.1.        Appointment.

(a)           Ron St. Clair is hereby appointed as “Eagle S-Corp Shareholders Representative”  for purposes of this Agreement. Ron St. Clair hereby accepts such appointment as the Agent. Eagle S-Corp Shareholders Representative shall jointly serve as “Eagle S-Corp Exchange Agent”, and all references herein to the “Agent” shall mean Eagle S-Corp Shareholders Representative.  Further, reference in this Article XII to Eagle S-Corp Shareholders shall also mean any other holders of Equity Equivalents of Eagle S-Corp. All references in this Agreement to “Eagle S-Corp Shareholders Representative” shall refer to Mr. St. Clair or his successor in his representative capacity only and, other than as set forth in Section 12.1(d)(ii), shall not impose any liability upon him which is greater than his liability as an Eagle S-Corp Shareholders if he were not the Eagle S-Corp Shareholders Representative.

(b)           The Agent shall perform such duties and shall have such powers and authority as shall be expressly granted to the Agent under this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, the Eagle S-Corp Shareholders authorize the Agent to: (i) receive and hold the Eagle S-Corp Merger Consideration for the benefit of Eagle S-Corp Shareholders and any other holders of Equity Equivalents of Eagle S-Corp; (ii) determine the portion and amount of the Eagle S-Corp Merger Consideration to which Eagle S-Corp Shareholders and other holders of Equity Equivalents of Eagle S-Corp shall be entitled based on their Equity Equivalents of the Group; (iii) give such consents and to enter into such amendments, modifications and supplements to and under this Agreement and the other Transaction Documents, in the name and on behalf of Eagle S-Corp Shareholders and any other holders of Equity Equivalents of the Group, and any such consent given by the Agent, and any amendment, modification or supplement entered into the by the Agent, in the name and on behalf of Eagle S-Corp Shareholders and any other holders of Equity Equivalents of Eagle S-Corp shall be binding upon Eagle S-Corp Shareholders and any other holders of Equity Equivalents of Eagle S-Corp; (iv) assert any claims of Eagle S-Corp Shareholders and any other holders of Equity Equivalents of the Group under this Agreement and the other Transaction

Documents; and (v) take all action necessary or desirable in connection with the defense and/or settlement of any claim for which Eagle S-Corp Shareholders may be required to indemnify any other Party under this Agreement. The Agent is hereby appointed as agent for service of process for Eagle S-Corp Shareholders.

(c)           The appointment of Ron St. Clair is irrevocable and coupled with an interest. In the event of: (i) the death or disability of Ron St. Clair (or any successor Agent duly appointed in accordance with the Article XII), (ii) the resignation of Ron St. Clair (or any successor Agent duly appointed in accordance with the Article XII), or (iii) the holders of a majority of the Eagle S-Corp Common Stock as of immediately prior to the Effective Time advise H&E that they intend to replace Ron St. Clair or his successor as Agent, then another Eagle S-Corp Shareholder reasonably acceptable to H&E shall be appointed to act as Eagle S-Corp Shareholders Representative by the holders of a majority of the Eagle S-Corp Common Stock as of immediately prior to the Effective Time. However, any action taken by any Persons appointed according to this Article XII and serving as Agent prior to such Person’s replacement as Agent shall be effective and irrevocable.

(d)           By their execution of this Agreement, Eagle S-Corp Shareholders agree that:

(i)            Notwithstanding any other provision herein to the contrary, the other Parties shall be able to rely conclusively on the instructions and decisions of the Agent as to the settlement of any claims for indemnification by another Party pursuant to this Agreement or any other actions taken by the Agent hereunder, and no Party hereunder shall have any cause of action against H&E, Eagle Merger Sub and the Group for any action taken by H&E, Eagle Merger Sub or the Group in reliance upon the instructions or decisions of the Agent.

(ii)           The Agent shall have no Liability to any Eagle S-Corp Shareholder or other holder of Equity Equivalents of the Group except for any gross negligence or willful misconduct by the Agent in the performance of the duties of the Agent. H&E, Eagle Merger Sub and the Group shall have no Liability for any action taken by the Agent or any failure by the Agent to perform the duties of the Agent under this Agreement or any other Transaction Document.

(iii)          The provisions of this Section 12.1 are independent and severable, are irrevocable and shall be enforceable notwithstanding any rights or remedies that any Eagle S-Corp Shareholder may have in connection with the transactions contemplated by this Agreement.

(iv)          All fees and expenses incurred by the Agent in connection with this Agreement and any Transaction Document shall be paid by Eagle S-Corp Shareholders as provided under the Eagle S-Corp Shareholders Contribution Agreement. However, H&E, Eagle Merger Sub and the Group shall have no Liability to the Agent in respect of the foregoing and the Agent shall not have any Lien on any Adjusted Purchase Price, Transaction Escrow Amount, Eagle Plaza Escrow Amount or ESIP Trust, and all claims of the Agent against Eagle S-Corp Shareholders for the reimbursement of such expenses shall be junior and subordinate to all claims of H&E, Eagle Merger Sub and the Group against Eagle S-Corp Shareholders under this Agreement.

(v)           In acting as the representative of the Eagle S-Corp Shareholders, the Agent may rely upon, and shall not be liable to any Eagle S-Corp Shareholder (or such Eagle S-Corp Shareholder’s successor in interest) or any other holder of Equity Equivalents of the Group for acting or refraining from acting upon, an opinion of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order, arbitrator’s award, appraisal, bond or other paper or document reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties. The Agent shall incur no liability to any Eagle S-Corp Shareholder (or such Eagle S-Corp Shareholder’s successor in interest) or any other holder of Equity Equivalents of the Group with respect to any action taken or suffered by him in his capacity as Agent in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or gross negligence and the Agent shall be indemnified and held harmless by the Eagle S-Corp Shareholders from all losses, costs and expenses, including reasonable attorney’s fees, which the Agent may incur as a result of involvement in any legal proceedings arising from the performance of his duties hereunder. The Agent may perform his duties as Agent either directly or by or through his agents or attorneys and the Agent shall not be responsible to the other Eagle S-Corp Shareholders or any other holder of Equity Equivalents of the Group for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by him hereunder.

Article XII

Miscellaneous

13.1.        Notices. Any notice, request, demand or other communication which is required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) when transmitted if transmitted by telex or telecopy transmission only during the recipient’s normal business hours unless arrangements have otherwise been made to receive such notice by telex or telecopy outside of normal business hours, with confirmation of successful transmission received by the sender, (c) the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., DHL, UPS or Federal Express); and (d) upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent as indicated below:

If to the Company prior to the Closing: Eagle High Reach Equipment, LLC 14241 Alondra Blvd. La Mirada, California 90638 Attention: President Facsimile No.: (714) 522-6591

With a copy to (which shall not constitute
notice to the Company):

SBN Eagle:
c/o Summit Investment Management LLC
Wells Fargo Center
1700 Lincoln Street, Suite 2150
Denver, Colorado 80203
Attention: General Counsel
Facsimile No.: (303) 830-9538

Eagle High Reach Equipment, Inc. 14241 Alondra Blvd. La Mirada, California 90638 Attention: President Facsimile No.: (714) 522-6591

Reed Smith LLP 1901 Avenue of the Stars, Suite 700 Los Angeles, California 90067 Attention: John Iino, Esq. Facsimile No.: (310) 734-5299

Downey Brand LLP 555 Capitol Mall, 10th Floor Sacramento, CA 95814 Attention: Dale Ginter, Esq. Facsimile No.: (916) 444-2100

If to SummitBridge or SBN Eagle: c/o Summit Investment Management LLC Wells Fargo Center 1700 Lincoln Street, Suite 2150 Denver, Colorado 80203 Attention: General Counsel Facsimile No.: (303) 830-9538

With a copy to (which shall not constitute notice to SummitBridge or SBN Eagle):

Reed Smith LLP
1901 Avenue of the Stars, Suite 700
Los Angeles, California 90067
Attention: John Iino, Esq.
Facsimile No.: (310) 734-5299

If to Eagle S-Corp Shareholders or Eagle S-Corp prior to the Closing:

Eagle High Reach Equipment, Inc.
14241 Alondra Blvd.
La Mirada, California 90638
Attention: President
Facsimile No.: (714) 522-6591

With a copy to (which shall not constitute notice to Eagle S-Corp Shareholders or Eagle S-Corp):

Downey Brand LLP
555 Capitol Mall, 10th Floor
Sacramento, CA 95814
Attention: Dale Ginter, Esq.
Facsimile No.: (916) 444-2100

If to Eagle S-Corp Shareholders subsequent to the Closing: Ron St. Clair, as Eagle S-Corp Shareholders Representative 4754 S. Atlanta Ave. Tulsa, OK 74105 Facsimile No.: (918) 747-0562

With a copy to (which shall not constitute notice to Eagle S-Corp Shareholders):

Downey Brand LLP
555 Capitol Mall, 10th Floor
Sacramento, CA 95814
Attention: Dale Ginter, Esq.
Facsimile No.: (916) 444-2100

If to H&E or, subsequent to the Closing, to the
Company or Eagle S-Corp:

H&E Equipment Services L.L.C.
11100 Mead Road, Suite 200
Baton Rouge, Louisiana 70816
Attention: President
Facsimile No.: (225) 298-5382

With a copy to (which shall not constitute notice to H&E, the Company or Eagle S-Corp):

Dechert LLP
30 Rockefeller Plaza
New York, New York 10112-2200
Attention: Ronald R. Jewell, Esq.
Facsimile No.: (212) 314-0089

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

13.2.        Exhibits and Schedules. All Exhibits, Schedules and Disclosure Schedule hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

13.3.        Time of the Essence; Computation of Time.    Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which commercial banks in the City of New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

13.4.        Transfer Taxes; Expenses.

(a)           Sellers shall be liable for, and shall pay when due, any transfer, gains, documentary, sales, use, registration, value added or other similar Taxes payable by reason of the Transaction (the “Transfer Taxes”), and Sellers shall, at its own expense, file necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(b)           Regardless of whether the Transaction is consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the Transaction. The Parties acknowledge and agree that all out-of-pocket fees and expenses (except as hereinafter provided) incurred or to be incurred by the Group or Sellers in connection with the Transaction (including without limitation the fees and expenses described in Sections 6.23 and 7.4) will be paid in full by Sellers; however, if the Closing shall have occurred, the Group shall pay up to $100,000 of the out-of-pocket fees and expenses incurred by the Group and Sellers in connection with the Transaction (the “Sellers’ Expense Allowance”).

13.5.        Governing Law; Consent to Jurisdiction; Arbitration.

(a)           This Agreement and the Transaction Documents and the rights and obligations of the Parties hereunder and thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without giving effect to the conflict of laws principals thereof. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any Federal or state court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement and the Transaction Documents. Each of the Parties hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which such Party may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the Parties hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 13.1. Any pre-trial depositions of Sellers, and any pre-trial inspection of documents of the Group and Sellers which pre-date the Closing Date, in connection with any suit, action or proceeding arising out of or relating to this Agreement or the Transaction Documents shall be conducted in the City of Los Angeles, California, unless the Parties otherwise agree; however, the Parties shall cooperate in furnishing via mail or courier any documents to which any party is entitled by law or legal process. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTION AND THE TRANSACTION DOCUMENTS.

(b)           At the election of any Party prior to the commencement of any Proceeding pursuant to Section 13.5(a), any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be finally settled by binding arbitration in accordance with the Rules of the American Arbitration Association (the “AAA”) before one neutral arbitrator (the “Arbitrator”) selected by agreement of H&E, on the one hand, and SBN Eagle and the Eagle S-Corp Shareholders Representative on the other, not later than ten (10) business days after delivery of a Party’s election for arbitration hereunder, failing such agreement, appointed from the California statewide panel of full-time neutral arbitrators of the American Arbitration Association, and pursuant to the commercial arbitration rules of the American Arbitration Association (including the supplementary procedures for large complex disputes), as amended from time to time (the “AAA Rules”). If an arbitrator so selected becomes unable to serve, his or her successor shall be similarly selected or appointed. Arbitration shall be conducted in the County of Los Angeles. The award of the arbitrators shall be final and enforceable, and judgment upon any award rendered thereby may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, the provisions of this Section 13.5(b) shall be inapplicable to (i) matters which are to be decided by the Accountants in accordance with the express terms of this Agreement, or (ii) any action for equitable relief (including without limitation any Proceeding seeking specific performance and any Proceeding seeking injunctive relief (whether a temporary restraining order or a preliminary or permanent injunction), including without limitation pursuant to Section 13.12 or to enforce the provisions of Section 9.8 or the Non-Competition Agreements, in which case all ancillary and related claims and causes of action shall also be subject to the provisions of this clause (ii).

13.6.        Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void; except that H&E may, without such written consent, assign, directly or indirectly, any or all of its rights and obligations hereunder to any of its Affiliates (provided that such Affiliate executes a joinder to this Agreement agreeing to be legally bound by this Agreement as if an original Party hereto), or to any Person which provides debt financing to H&E or the Group as collateral for such debt financing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

13.7.        Counterparts.   This Agreement may be executed in counterparts, any one of which may be by facsimile followed by the originally executed document forwarded immediately thereafter to the other Parties, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

13.8.        Titles and Heading. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

13.9.        Entire Agreement. This Agreement, including the Schedules and Disclosure Schedules attached thereto, constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters, including without limitation the Letter of Intent (except as provided in Section 9.2(b)).

13.10.      Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

13.11.      No Strict Construction. Each of the Parties acknowledge that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against any Party.

13.12.      Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transaction are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its or their favor at law or in equity, to enforce its or their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

[Signature Pages Follow]

In witness whereof, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

H&E Equipment Services L.L.C.		Eagle Merger Corp.

By:	/s/ John Engquist	By:	/s/ John Engquist
	John Engquist		John Engquist
	President		President

Eagle High Reach Equipment, LLC		Eagle High Reach Equipment, Inc.

By:	/s/ Ken Kreider	By:	/s/ John Benjamin
	Ken Kreider		John Benjamin
	Chief Financial Officer		President

SBN Eagle LLC		SummitBridge National Investments LLC

By:	/s/ Constantine Dakolias	By:	/s/ Constantine Dakolias
	Constantine Dakolias		Constantine Dakolias
	Authorized Signatory		Authorized Signatory

Acquistion Agreement

Eagle S-Corp Shareholders

/s/ Randy L. Baker	/s/ Gary W. Bagley
Randy L. Baker	Gary W. Bagley

/s/ Kenneth R, Sharp	/s/ Kenneth K. Kreider
Kenneth R. Sharp	Kenneth K. Kreider

/s/ Diane Quijada	/s/ Ernie Quijada
Diane Quijada	Ernie Quijada

/s/ David Siefert	/s/ Alan De Luca
David Siefert	Alan De Luca

/s/ Bradley Miller	/s/ Harold Gidish
Bradley Miller	Harold Gidish

/s/ John Benjamin	/s/ Mary Benjamin
John Benjamin	Mary Benjamin

/s/ Jeffrey Clary	/s/ Brad D. Santi
Jeffrey Clary	Brad D. Santi

/s/ Eric Landstrom	/s/ Mary Jo Re
Eric Landstrom	Mary Jo Re

Hurley Family Revocable Living Trust dated March 25, 2002	St. Clair Living Trust dated September 25, 1998

By:	/s/ Jeremiah P. Hurley	By:	/s/ R.N. St. Clair
Trustee	Trustee

Print name:	Jeramiah P. Hurley	Print name:	R.N. St. Clair

By:	/s/ Jean M. Hurley	By:	/s/ Theresa M. St. Clair
Trustee	Trustee

Print name:	Jean M. Hurly	Print name:	Theresa M. St. Clair

/s/ Ron St. Clair
Ron St. Clair, in his capacity as Eagle S-Corp Shareholders Representative

Acquistion Agreement

Schedule A to Acquisition Agreement

Certain Definitions

“Accountants” has the meaning set forth in Section 2.3(a).

“Acquisition Proposal” has the meaning set forth in Section 9.7.

“Additional Financial Information” means and includes the following consolidated financial information of Eagle S-Corp:

(i)            unaudited balance sheet at September 30, 2005;

(ii)           unaudited income statements for the three-month periods ended September 30, 2005 and September 30, 2004;

(iii)          unaudited statements of cash flow for the three month periods ended September 30, 2005 and September 30, 2004;

(iv)          unaudited income statement for the year ended December 31, 2004;

(v)           unaudited income statement for the nine-month period ended September 30, 2005; and

(vi)          unaudited income statement for the six-month period ended June 30, 2005.

“Additional Purchase Price Adjustments” has the meaning set forth in Section 2.1.

“Adjusted Purchase Price” and “Adjusted Purchase Price Closing Amount” have the meanings set forth in Section 2.1.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and with respect to any Seller also includes any Related Person thereof. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Agreements” means all Contracts (other than this Agreement and the other Transaction Document) between the Group and any of Sellers, the current or past directors, officers or employees of the Group, any current or past holder of Equity Equivalents of the Group, or their respective Affiliates or Related Persons, including without limitation (i) the ownership of any property or right by the Group or any such Person which is used by the other of any such Person or the Group, (ii) the Consulting Agreement dated as of December 15, 2004 between the Company and Gary Bagley, (iii) the Consulting Agreement dated as of December

15, 2004 between the Company and WaCon, Inc., (iv) the Promissory Note dated as of December 15, 2004 in the stated principal amount of $75,000 issued by WaCon, Inc. to the Company, including without limitation any obligation of the Company to make loans to WaCon, Inc. pursuant thereto, (v) the obligations of the Group to SummitBridge or SBN Eagle in respect of management or similar fees, and (vi) the Marx Settlement Agreement and the Carr Settlement Agreement, the Benjamin Settlement Agreement, the Trejo Settlement Agreement and the Baker Settlement Agreement.

“Affiliate Obligations” means all liabilities or obligations of the Group under all Affiliate Agreements and all other liabilities of the Group to any of Sellers, the current or past directors, officers or employees of the Group, any current or past holder of Equity Equivalents of the Group, or their respective Affiliates or Related Persons or of any such Person to the Group (other than Permitted Affiliate Obligations), including without limitation the Liabilities set forth on Schedule G.

“Affiliated Group” shall have the meaning ascribed thereto in Section 1504(a)(1) of the Code.

“Agreement” means this Acquisition Agreement as amended from time to time in accordance with the provisions hereof.

“Agent” has the meaning assigned thereto in Section 12.1(a).

“Assigned Claims” has the meaning assigned thereto in Section 5.2(d).

“Audited Financial Statements” means the following, including the notes thereto, together with the relevant auditors’ report with respect thereto: the audited consolidated balance sheet of Eagle S-Corp as of June 30, 2005 and 2004, and the related audited consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the fiscal years ended June 30, 2005, 2004 and 2003.

“Bonus-Severance-Termination Liabilities” means any Liability of Sellers or the Group to any holder of Equity Equivalents, director, officer, employee, agent or consultant of Sellers or the Group (including without limitation withholding Taxes owed to any Governmental Authority), whether accrued on or prior to the Closing Date or accruing subsequent to the Closing, (i) in respect of bonuses or severance obligations relating to any period or partial period ending on or before the Closing Date, (ii) based on any sale of the Group or any change or control or similar event relating to the Group, including without limitation the Transaction, (iii) in respect of any obligation to make any payment as a result of the Transaction, or (iv) in respect of any Equity Equivalents. Without limiting the generality of the foregoing, “Bonus-Severance-Termination Liabilities” includes also: (i) any payment required to be made under Section 5.1 of the Carr Settlement Agreement as a result of the Transaction; (ii) the cost of terminating all existing consulting, management and similar agreements with Sellers or their Affiliates or Related Persons, including without limitation the Group’s consulting agreements with Gary Bagley and WaCon, Inc.

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“Budget” means the capital expenditures budget dated as of October 18, 2005 heretofore delivered by the Group to H&E.

“Business” has the meaning set forth in Section 9.8(a).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in the City of New York and the City of Los Angeles are open for the general transaction of business.

“California Merger Documents” has the meaning set forth in Section 4.2.

“Carr Settlement Agreement” means the Settlement Agreement and Mutual General Release executed by Dianne Carr on October 19, 2001 and by and among SummitBridge, Eagle S-Corp and Dianne Carr.

“CCL” means the California General Corporation Law, as amended and in effect from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §19601, et seq. and the regulations promulgated thereunder, as amended, or any successor thereto.

“Closing” and “Closing Date” have the meanings set forth in Section 5.1.

“Closing Balance Sheet” has the meaning set forth in Section 2.3(c)(i).

“Closing Eagle Plaza Escrow Amount” and “Closing Transaction Escrow Amount” have the meanings set forth in Section 2.1.

“Closing Working Capital” has the meaning set forth in Section 2.3(a).

“CNL Mortgage Loan” means the Funded Indebtedness outstanding under the Promissory Note dated as of October 2, 2002 issued by Eagle S-Corp to CNL Commercial Finance, Inc., which Promissory Note is secured by a Deed of Trust dated October 2, 2002 among Eagle S-Corp, as Trustor, mortgage granted to CNL Commercial Finance, Inc., as Beneficiary, and First American Title Insurance Company, as Trustee, on the property of the Company located at 13729 Rosencrans Avenue, Santa Fe Springs, California.

“COBRA” has the meaning set forth in Section 6.14(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth at the beginning of this Agreement, and includes also any successor to the Company whether by merger, the acquisition of substantially all of the assets of the Company or any similar transaction.

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“Company Subsidiary” or “Company Subsidiaries” means a current or prior Subsidiary or the current or prior Subsidiaries of the Company, respectively, and any Predecessor of any such Company Subsidiary.

“Company Financial Statements” means and includes the Audited Company Financial Statements, the Interim Company Financial Statements and the financial statements included in the Additional Company Financial Information.

“Company Management” has the meaning set forth in Section 6.25.

“Constituent Documents” means the articles or certificate of incorporation, certificate of formation, limited liability company agreement, operating agreement and by-laws, as applicable, of the Company or any Company Subsidiary, SummitBridge, SBN Eagle or H&E, and all amendments thereto or restatements thereof, as currently in effect.

“Contracts” means all contracts, agreements, settlements and stipulations (including without limitation any orders issued by any court), leases, orders, invoices, commitments, arrangements, understandings, instruments, permits or licenses, whether written or oral, to which the Company or any Company Subsidiary is a party or is otherwise bound or which affects any of the property or assets of the Company or any Company Subsidiary.

“Delaware Certificate of Merger” has the meaning set forth in Section 4.2.

“DGCL” means the General Corporation Law of the State of Delaware, as amended and in effect from time to time.

“D&O Insurance” has the meaning set forth in Section 9.14.

“Eagle LLC” has the meaning set forth at the beginning of this Agreement, and includes also any successor to Eagle LLC whether by merger, the acquisition of substantially all of the assets of Eagle LLC or any similar transaction.

“Eagle LLC Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of Eagle LLC dated December 15, 2004, as amended and in effect from time to time.

“Eagle LLC Membership Interests” has the meaning set forth in the Recitals to this Agreement.

“Eagle Merger Sub” has the meaning set forth at the beginning of this Agreement, and includes also any successor to Eagle Merger Sub whether by merger, the acquisition of substantially all of the assets of Eagle Merger Sub or any similar transaction.

“Eagle Merger Sub Common Stock” has the meaning set forth in Section 4.5(a).

“Eagle Plaza” means Eagle Plaza LLC, a California limited liability company.

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“Eagle Plaza Escrow Agent” has the meaning assigned thereto in the Eagle Plaza Escrow Agreement.

“Eagle Plaza Escrow Agreement” has the meaning assigned thereto in clause (i) in Section 5.3(c).

“Eagle Plaza Escrow Amount” and  “Eagle Plaza Escrow Amount Released” have the meanings set forth in Section 2.1.

“Eagle Plaza Indemnitor” means, together and individually, Mike Geyer and any of his Affiliates and Related Persons who are members of Eagle Plaza.

“Eagle Plaza Indemnity” means an indemnity and subordination agreement, satisfactory to H&E, executed by the Eagle Plaza Indemnitor, Eagle Plaza, members of Eagle Plaza holding a majority of its membership interests and members of Eagle Plaza who are Eagle S-Corp Shareholders pursuant to which (i) Eagle Plaza Indemnitor agrees to indemnify the Group and H&E against, hold the Group and H&E harmless from, and reimburse the Group and H&E with respect to, all Eagle Plaza Liabilities imposed or sought to be imposed upon the Group or H&E, and (ii) Eagle Plaza and such members of Eagle Plaza agree that no distributions shall be made by Eagle Plaza to any of the members of Eagle Plaza (including any members who may not have executed the Eagle Plaza Indemnity), and such Eagle Plaza members shall not accept any distributions from Eagle Plaza (and shall turn over to H&E any prohibited distributions such Eagle Plaza members receive in violation of such restriction), if (the following, individually and together, being herein referred to as “Eagle Plaza Indemnity Defaults”) (A) for any reason the Eagle Plaza Indemnity is not in full force and effect, any of Eagle Plaza Indemnitor, Eagle Plaza or such members of Eagle Plaza are in default under the Eagle Plaza Indemnity, or any of Eagle Plaza Indemnitor, Eagle Plaza or such members of Eagle Plaza or any other Person has taken any action to deny or invalidate the Eagle Plaza Indemnity, (B) any claims of the Group or H&E for indemnification or reimbursement are pending under the Eagle Plaza Indemnity unless a bond or escrow reasonably satisfactory to H&E is provided to secure the payment of such claims, or (C) Eagle Plaza is in default under or has breached it obligations under its sublease with the Company, including so long as the Eagle Plaza Receivable remains outstanding and unpaid.

“Eagle Plaza Liabilities” means:

(i)            (A) all Liabilities of the Group under the Leasehold Deed of Trust dated November 26, 2002 between Eagle S-Corp, as Trustor, BP West Coast Products LLC, as Beneficiary, and Commonwealth Land Title Insurance Company, as Trustee, including without limitation all Liabilities arising, whether before or after the Closing, out of or based upon any failure of the Group to perform any obligation or to make any payment thereunder; and (B) all Liabilities of the Group under the Construction Deed of Trust dated December 2, 2002 among Eagle S-Corp, as Trustor, Pacific Western National Bank, as Beneficiary, and Rancho Santa Fe National Bank, as Trustee (if any), and the Leasehold Deed of Trust dated October 21, 2004 between Eagle S-Corp, as Trustor, Pacific Western National Bank, as Beneficiary, and Pacific Western National Bank, as Trustee, including without limitation all Liabilities arising, whether

5

before or after the Closing, out of or based upon any failure of the Group to perform any obligation or to make any payment thereunder; Eagle Plaza, BP West Coast Products LLC and Pacific Western National Bank being herein together referred to as the “Eagle Plaza Releasors”, and each an “Eagle Plaza Releasor”; and

(ii)           all Liabilities imposed or sought to be imposed upon the Group arising out of or related to the use and operation of the Eagle Plaza Property by Eagle Plaza, including all existing and future environmental Liabilities related to the Eagle Plaza property and the use thereof.

“Eagle Plaza Receivable” means the Liability of Eagle Plaza LLC to the Company in respect of rent accrued and unpaid as of the Effective Time owed by Eagle Plaza LLC under the Sublease Agreement entered into by Eagle S-Corp (and the Company as assignee), as “Sublandlord”, and Eagle Plaza LLC, as “Subtenant”.

“Eagle Plaza Releases” means releases and acknowledgments, in form and substance satisfactory to H&E, from each of the Eagle Plaza Releasors (as defined in the definition of Eagle Plaza Liabilities) pursuant to which (i) the Eagle Plaza Releasors acknowledge and agree that the Group does not have, either currently or in the future, any Eagle Plaza Liabilities as to such Eagle Plaza Releasors (including under the deeds of trust to which reference is made in the definition of Eagle Plaza Liabilities) and release and waive all such Eagle Plaza Liabilities, (ii)  the Eagle Plaza Releasors release any and all Liens on any and all of the assets or properties of the Group (including without limitation any personal property of the Group) other than Liens limited to and in respect of the leasehold interests of the Group under the “Eagle Plaza Sublease” to which reference in made in Disclosure Schedule 6.19(a) and granted under the deeds of trust to which reference is made in the definition of “Eagle Plaza Liabilities”, and (iii) the Eagle Plaza Releasors consent to the Transaction.

“Eagle Plaza Transactions” has the meaning set forth in Section 5.3(b)(v).

“Eagle S-Corp” has the meaning set forth at the beginning of this Agreement, and includes also any successor to Eagle California whether by merger, the acquisition of substantially all of the assets of Eagle California or any similar transaction.

“Eagle S-Corp Allocated Adjusted Purchase Price Closing Amount” has the meaning set forth in Section 2.1.

“Eagle S-Corp Capital Stock” has the meaning set forth in the Recitals to this Agreement.

“Eagle S-Corp Common Stock” has the meaning set forth in Section 4.5(a).

“Eagle S-Corp Exchange Agent“ has the meaning assigned thereto in Sections 4.7(a) and 12.1(a).

“Eagle S-Corp Exchange Fund“ has the meaning set forth in Section 4.7(b).

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“Eagle S-Corp Merger Consideration” has the meaning set forth in Section 2.1.

“Eagle S-Corp Stock Certificate“ has the meaning set forth in Section 4.5(c).

“Eagle S-Corp Shareholders” has the meaning set forth at the beginning of this Agreement, and in the case of any Eagle S-Corp Stockholder which is not an individual includes also any successor to any such Eagle S-Corp Stockholder whether by merger, the acquisition of substantially all of the assets of such Eagle S-Corp Stockholder or any similar transaction.

“Eagle S-Corp Shareholders Representative” has the meaning assigned thereto in Section 12.1(a).

“Effective Time” has the meaning set forth in Section 4.2.

“Employee Benefit Plan” means any “employee benefit plan” as such term is defined in Section 3(3) of ERISA, any bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive severance, termination or other compensation plan or arrangement, and any other material employee fringe benefit plan, program or arrangement.

“ESIP Agreements” means the agreements listed in Schedule H, together with all amendments, modifications and supplements of or to such agreements.

“Environmental Claim” means any claim, complaint, citation, report or other notice regarding any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements.

“Environmental and Safety Requirements” shall mean all applicable federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial or administrative orders and determinations, and all common law as of the date of this Agreement concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation.

“Equity Equivalents” means (i) any Eagle LLC Membership Interests or other capital stock or equity interests, as applicable, in the Group, (ii) any outstanding or authorized option, warrant, right, call or commitment relating to the Equity Equivalents in the Group, or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any Equity Equivalents in the Group, and (iii) obligations of the Group to repurchase, redeem or otherwise acquire any Equity Equivalents in the Group, (iv) authorized or outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Group, (v) voting trusts, proxies or other agreements among the holders of Equity Equivalents in the Group with respect to the voting or transfer of the Equity

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Equivalents in the Group, (vi) preemptive or other subscription rights with respect to any Equity Equivalents of the Group, and (vii) the ESIP Agreements.

“Employees Release” has the meaning set forth in Section 9.10(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any employer that is, or at any relevant time was together with the Group treated as a “single employer” under Section 414(b), 414 (c) or 414(m) of the Code.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.3(a).

“ESIP Release and Modification Agreements” has the meaning set forth in Section 5.3(b)(ix).

“ESIP Trustee” has the meaning assigned thereto in the ESIP Trust Agreement.

“Estimated Working Capital” has the meaning set forth in Section 2.3(a).

“Excluded Indebtedness” means all Funded Indebtedness of the Group, including without limitation Indebtedness under the Loan and Security Agreement dated as of December 15, 2004 by and among Bank of America, as the Administrative Agent, the lenders described therein, and the Company, as the Borrower; however, Excluded Indebtedness shall not be deemed to include (i) provided that the Company is not in default under the CNL Mortgage Loan, Funded Indebtedness under the CNL Mortgage Loan in an amount not to exceed $1,285,066 as to the CNL Mortgage Loan, (ii) provided that the Company is not in default under the La Mirada Lease, the accrued Liability under the La Mirada Lease in an amount not to exceed $756,718; (iii) the deferred rent for operating leases as recognized under GAAP, or (iv) trade debt and accrued expenses incurred by the Group in the Ordinary Course of Business. Solely for purposes of calculating the Adjusted Purchase Price, “Excluded Indebtedness” shall not include the Eagle Plaza Liabilities provided that (i) the Eagle Plaza Indemnity has been executed and delivered by the Eagle Plaza Indemnitor, Eagle Plaza and the members of Eagle Plaza and no Eagle Plaza Indemnity Default (as defined in the definition of “Eagle Plaza Indemnity”) has occurred or exists, and (ii) the Eagle Plaza Releases have been executed and delivered by Eagle Plaza Releasors and the Eagle Plaza Releases are in full force and effect, none of Eagle Plaza Releasors are in default under the Eagle Plaza Releases, and none of Eagle Plaza Releasors has taken any action to deny or invalidate the Eagle Plaza Releases.

“Final Working Capital” has the meaning set forth in Section 2.3(a).

“Financial Statements” means the Audited Financial Statements and the Interim Financial Statements.

“Financing” means (i) the closing of the initial public offering by H&E Equipment Services, Inc., a Delaware corporation, of shares of its Common Stock, par value $0.01 per share, pursuant to the registration statement filed by H&E Equipment Services, Inc. with the U.S.

8

Securities and Exchange Commission, or (ii) alternative financing or lending arrangements by H&E in a net amount sufficient to fund its obligations on the Closing Date under Section 2.2.

“Financing Condition Failure” shall mean that H&E shall not have been able to consummate the Financing as a result of any of the following: (i) a breach by Sellers of any their representations and warranties, covenants and agreements contained in this Agreement; (ii) the failure by Sellers to make the deliveries required to be made by Sellers or Eagle S-Corp pursuant to Sections 5.2(a), 5.2(c) and 5.2(d); or (iii) the failure of the conditions to the obligations H&E and Eagle Merger Sub to consummate the Transaction contained in Section 5.3(a) (other than Section 5.3(a)(iii)) or Section 5.3(b) to be satisfied. However, the inability of H&E to consummate the Financing due to a material adverse change in general economic, financial or market conditions shall not constitute a “Financing Condition Failure”.

“Funded Excluded Liabilities” has the meaning assigned thereto in Section 2.3(c).

“Funded Indebtedness” means, immediately prior to Closing, the aggregate amount (including the current portions thereof) of (without duplication) all (i) indebtedness of the Group for money borrowed from others, reimbursement obligations of the Group with respect to letters of credit, and overdraws in respect of facilities or agreements for borrowed money (including the amount of any negative cash), (ii) indebtedness of the type described in clause (i) above guaranteed in any manner by the Group, (iii) all indebtedness of the type described in clause (i) above secured by any Lien upon property owned by the Group, even though the Company or any Company Subsidiary has not in any manner become liable for the payment of such indebtedness, provided that such amount included in Funded Indebtedness shall not exceed the fair market value of such property as of the date of such determination if the Group has not in any manner become liable for the payment of such indebtedness, (iv) all capitalized lease obligations of the Group, and (iv) all interest expense accrued but unpaid, and all prepayment premiums and penalties, on or relating to any of such indebtedness; provided, however, that Funded Indebtedness shall not include any accounts payable and other similar current obligations of the Group incurred in the Ordinary Course of Business, but Funded Indebtedness shall include the current portion of any Funded Indebtedness described in the preceding clauses (i) through (iv).

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a consistent basis.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“H&E” has the meaning set forth at the beginning of this Agreement, and includes also any successor to H&E whether by merger, the acquisition of substantially all of the assets of H&E or any similar transaction.

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“H&E Delaware” has the meaning set forth in clause (iii) of Section 11.2(b).

“H&E Indemnified Parties” has the meaning set forth in Section 11.2(a).

“H&E’s Knowledge” means the knowledge of H&E or any director, officer, employee or agent of H&E who exercises management, supervisory, reporting or compliance responsibilities for the business and operations of H&E and its segments and departments and which relate to matters which are the subject of the representations and warranties contained in Article VIII.

“Hazardous Substance” means any substance that is a “hazardous substance” under CERCLA and any comparable state law, any substance that is a “solid waste” or “hazardous waste” under RCRA and any comparable state law, any pesticide, pollutant, contaminant, toxic chemical, petroleum product or byproduct, asbestos, polychlorinated biphenyl, odor or radiation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (iv) under capital leases, and (v) in the nature of guaranties of the obligations described in clauses (i) through (iv) above of any other Person. “Indebtedness” of the Group shall include also any Funded Indebtedness.

“Indemnitee”  and “Indemnitor” have the meanings set forth in Section 11.2(c)(i).

“Initial Purchase Price” has the meaning set forth in Section 2.1.

“Interest Rate” means the highest rate at which interest accrues on indebtedness incurred by H&E under the Financing and in effect from time to time.

“Interim Financial Statements” means the following:

(i)            the unaudited consolidated balance sheet of Eagle S-Corp as of November 30, 2005, and the related unaudited consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the 12-month period ended on such date, including any notes thereto; and

(ii)           the unaudited consolidated balance sheets of Eagle S-Corp as of the end of each fiscal month subsequent to June 30, 2005, and the related unaudited consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the fiscal period commencing July 1, 2005 (or January 1, 2006, in the case of each fiscal month ending in 2006) ended on such date, including any notes thereto.

“La Mirada Lease” means the Lease, dated as of August 12, 2003, between Garfield International and Eagle LLC relating to the La Mirada facility.

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“Landlord” means a landlord under any Lease, including without limitation any landlord under any master lease and any sublessor under any sublease.

“Law” means the following: statutes; laws; ordinances; regulations, rules, written policy, resolutions, orders, determinations, writs, injunctions, awards (including without limitation awards of any arbitrator), judgments and decrees of any Governmental Authority; applicable as to the foregoing to the specified Persons and to the businesses and assets thereof.

“Leased Real Property” has the meaning set forth in Section 6.19(a).

“Leased Tangible Personal Property” has the meaning set forth in Section 6.19(b).

“Letter of Intent” has the meaning set forth in Section 9.2(b).

“Letter of Transmittal“ has the meaning set forth in Section 4.8.

“Liability” means any Indebtedness, liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted. Without limiting the generality of the foregoing, in the case of any Contract, “Liability” shall mean also any obligation of the Group to render any performance or to make any payment under such Contract, including without limitation any Liability arising out of or based upon any breach by the Group, whether before or after the Closing, of any provision of such Contract.

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance, or right of first refusal, right of first offer, proxy, voting trust, or voting Contract, including without limitation with respect to the sale, issuance or voting of any Equity Equivalents in the Group (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding securities).

“Los Angeles County Property Tax” has the meaning set forth in Section 2.1.

“Loss” or “Losses” has the meaning set forth in Section 11.2(a).

“Marx-Carr” means, individually and collectively, George Marx, Cathy Marx and Dianne Carr and their respective Affiliates and Related Persons.

“Marx-Carr Related Liabilities” means (i) all Liabilities to any of Marx-Carr, whether under any Contract (including without limitation the Marx Settlement Agreement and the Carr Settlement Agreement) or arising out of any transaction prior to the Closing or otherwise between any of Marx-Carr and the Group and any other director, officer, employee, agent or consultant of or to the Group and any other respective Affiliates and Related Persons, or involving any of Marx-Carr, and (ii) all Liabilities and Losses incurred, imposed or sought to be imposed upon the Group based upon or arising out any unlawful action by any of Marx-Carr, regardless of whether or not the Group any other director, officer, employee, agent or consultant

11

of or to the Group and any other respective Affiliates and Related Persons may be implicated in any such unlawful actions by any of Marx-Carr, including without limitation any cost and expense incurred by the Group in cooperating with any investigation of any unlawful action by any of Marx-Carr by any Governmental Authority or any other Proceeding.

“Marx Settlement Agreement” means the Confidential Settlement Agreement and Mutual General Release dated as of September 30, 2004 by and among George Marx, Cathy M. Marx, SummitBridge and Eagle S-Corp.

“Material Adverse Effect” or “Material Adverse Change” means any circumstance, event, change in or effect on the Group or its business or operations, or any restriction, limitation or impairment, that has a material adverse effect upon or change in (whether such material adverse effect or change occurs before or after the Closing) (i) the financial condition, business, prospects, assets, liabilities (including the imposition of any material Liability) or results of operations of the Group, (ii) the ability of the Group or any Seller to consummate the Transaction and to perform their respective obligations hereunder, or (iii) the ability of the Group to conduct, following the Closing, its business and operations in a manner substantially the same as conducted since June 30, 2005 and prior to the Closing.

“Maximum CAM Liability” has the meaning set forth in Section 6.19(e).

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Documents” has the meaning set forth in Section 4.2.

“Most Recent Balance Sheet” means the unaudited balance sheets of the Group as of November 30, 2005.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Non-Competition Agreements” has the meaning set forth in Section 5.2(a)(xviii).

“Ordinary Course of Business” means the ordinary course of business of the Group in a manner materially consistent with past practices of the Group and customary business operations of the Group in compliance with applicable Laws.

“Owned Real Property” has the meaning set forth in Section 6.19(a).

“Parties” has the meaning set forth at the beginning of this Agreement.

“Permitted Affiliate Obligations” means all Liabilities of the Group to Sellers in respect of employment compensation in the ordinary course of business and consistent with employment arrangements in existence as of the date of this Agreement. However, Permitted Affiliate Obligations does not include (i) the Consulting Agreement dated as of December 15, 2004 between the Company and Gary Bagley, (ii) the Consulting Agreement dated as of December 15, 2004 between the Company and WaCon, Inc., or (iii) SBN Eagle management fees.

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“Permitted Distributions” means (i) the assignment to Eagle S-Corp Shareholders of the Assigned Claims in accordance with the terms of this Agreement, and (ii) distributions of cash necessary to cover the payment of Taxes incurred by Sellers through the Closing Date based on the income of the Group allocated to Sellers during the period commencing January 1, 2005 and ending on the Closing Date.

“Permitted Liens” has the meaning set forth in Section 6.19(b).

“Per Share Eagle S-Corp Common Stock Merger Consideration” has the meaning assigned thereto in Section 4.5(b).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, any division, segment or other unincorporated business, whether or not a legal entity, or a Governmental Authority.

“Post-Closing Partial Period” has the meaning assigned thereto in Section 11.3(a).

“Pre-Closing Partial Period” has the meaning assigned thereto in Section 11.3(a).

“Predecessor”, when used with respect to the Group, means any Person (other than Eagle Merger Sub in the case of the Merger of Eagle Merger Sub into Eagle S-Corp) which, prior to the Effective Time, was merged with or into the Group, was consolidated with the Group, or transferred substantially all of its assets to the Group.

“Priority Amount” has the meaning assigned thereto in Section 9.16.

“Proceeding” means any action, suit, proceeding (including without limitation any arbitration proceeding), complaint, charge, hearing, inquiry, subpoena, audit or investigation before or by any Governmental Authority, including without limitation applications, petitions, complaints, investigations, notices of violations, letters of inquiry, notices of apparent liability, forfeitures or other actions from or before any Governmental Authority relating to the Group.

“Proprietary Rights” means all patents, patent disclosures, patent applications, trademarks, service marks, trademark and service mark registrations and applications therefor, and all goodwill associated therewith, copyrights, copyright registrations and applications, mask works, trade names, corporate names, trade dress, internet domain registrations, web site designs, website content and underlying computer code, technology, inventions (whether or not patentable and whether or not reduced to practice), computer software, data and documentation (including electronic media), specifications, product drawings, training materials (including films, brochures and printed materials), catalogs and other advertising and promotional materials, trade secrets, know-how, confidential information, financial business and marketing plans, customer and supplier lists, and all other material intellectual property and proprietary information or rights used in or necessary for the operation of the business of the Group as presently conducted.

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“RCRA” means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §16901 et sec, and the regulations promulgated thereunder, as amended, or any successor thereto.

“Real Property Leases” has the meaning set forth in Section 6.19(a).

“Real Property Lease Default” means and includes with respect to any Real Property Lease: (i) the failure of Sellers or the Group to obtain a valid and enforceable (including without limitation enforceable against the Landlord under any Real Property Lease) consent under any transfer and assignment restrictions or change of control provisions under any Real Property Lease or otherwise with respect to the Transaction (such assignment and transfer, change of control and other provisions or requirements being herein together referred to as “Real Property Lease Transfer Transactions”) of any Landlord or sublessor required under any Real Property Lease, or of any third party whose consent is required under any contract, agreement, document, instrument, mortgage or security or similar agreement to which Sellers, the Group are parties or which is a Lien on the Real Property Lease or the leasehold interests under the Real Property Lease (“Related Real Property Lease Documents”); (ii) the failure of Sellers and Group to obtain a valid and enforceable consent to any Real Property Lease Transfer Transaction in accordance with the terms of the Real Property Lease, or to comply with any provision of any Real Property Lease or Related Real Property Lease Document in connection with, or necessary to duly and validly effect, any Real Property Lease Transfer Transaction (including without limitation any notice and documentation requirements under the Real Property Lease and any net worth requirements); and (iii) the existence of any breach, violation, default or event of default (including without limitation any condition, fact or circumstance which, with the giving of notice, the passage of time or both, could be reasonably expected to result in a default or event of default) under any Real Property Lease or Related Real Property Lease Document (any breach, violation, default or event of default in connection with or occurring as a result of the Real Property Lease Transfer Transactions or continuing thereafter being covered in clauses (i) and (ii) above).

“Real Property Lease Transfer Transactions” has the meaning set forth in the definition of “Real Property Lease Default”.

“Related Real Property Lease Documents” has the meaning set forth in the definition of “Real Property Lease Default”.

“Related Persons” of any other Person means and includes the directors, officers, employees, agents and advisers of such Person and any family member (including any spouse, ancestor, descendant or sibling of the individual specified) of such Person or of such directors, officers, employees, agents and advisers.

“Required Consents” has the meaning set forth in Section 5.3(a)(ii).

“Required Closing Working Capital” has the meaning set forth in Section 2.3(a).

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“Sale of the Eagle LLC Membership Interests” has the meaning set forth in the Recitals to this Agreement.

“Sales Tax Settlement” has the meaning set forth in Section 2.1.

“SBN Eagle” has the meaning set forth at the beginning of this Agreement, and includes also any successor to SBN Eagle whether by merger, the acquisition of substantially all of the assets of SBN Eagle or any similar transaction.

 “SBN Eagle Allocated Adjusted Purchase Price Closing Amount” has the meaning set forth in Section 2.1.

“SBN Eagle Purchase Consideration” has the meaning set forth in Section 2.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth at the beginning of this Agreement.

“Sellers’ Expense Allowance” has the meaning set forth in Section 13.4(b)

“Sellers’ Expenses” means all expenses and charges incurred by Sellers or the Group in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transaction which are chargeable or invoiced to, or which may be Liabilities of, the Group but which have not been paid by Sellers on or prior to the Closing..

“Sellers Indemnified Parties” has the meaning set forth in Section 11.2(b).

“Sellers’ Knowledge” means the knowledge of Sellers or the knowledge of the Group or any director, officer, employee or agent of the Group who exercises management, supervisory, reporting or compliance responsibilities for the business and operations of the Group and its segments and departments and which relate to matters which are the subject of the representations and warranties contained in Article VI.

“Sellers’ Reimbursable Taxes” has the meaning set forth in Section 11.3(a)(i).

“Sellers’ Released Claims” has the meaning set forth in Section 9.10(a).

“Sellers’ Withholding Taxes” has the meaning set forth in Section 2.6(b).

“Spousal Consents” has the meaning set forth in Section 5.2(a)(xix).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or

15

indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“SummitBridge” has the meaning set forth at the beginning of this Agreement, and includes also any successor to SummitBridge whether by merger, the acquisition of substantially all of the assets of SummitBridge or any similar transaction.

“Surviving Corporation” has the meaning set forth in Section 4.1.

“Tangible Personal Property Lease” has the meaning set forth in Section 6.19(c).

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, Equity Equivalents, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or similar items in respect of the foregoing (whether disputed or not).

“Tax Controversy” has the meaning set forth in Section 11.3(b).

“Tax Liability” means any Liability for Taxes.

“Tax Liability Adjustment” has the meaning set forth in Section 2.6(a).

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).

“Third Party Acquisition” has the meaning set forth in Section 9.7.

“Transaction” has the meaning set forth in the Recitals to this Agreement.

“Transaction Escrow Agent” has the meaning assigned thereto in the Transaction Escrow Agreement.

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“Transaction Escrow Agreement” has the meaning assigned thereto in clause (i) in Section 5.3(c).

“Transaction Escrow Amount” and  “Transaction Escrow Amount Released” have the meanings set forth in Section 2.1.

“Transaction Documents” means this Agreement, the Transaction Escrow Agreement, the Eagle Plaza Escrow Agreement, the ESIP Trust Agreement, the Non-Competition Agreements, the ESIP Release and Modification Agreement, and the Employees Release; and the documents, agreements, instruments, acknowledgments, certificates and releases executed and delivered by the Parties pursuant to any of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 13.4(a).

“Underwriters” means any Person acting as underwriter or placement agent in connection with the Financing.

“Unvested Share” means either:

(1)           each share of Eagle S-Corp that is owned by an ESIP Shareholder as of the Closing Date, but that is unvested pursuant to the ESIP Agreements prior to the Closing Date; or,

(2)           each share of Eagle S-Corp that would have been owned, but for the Merger, by an ESIP Shareholder as of the particular date in question that is subsequent to the Closing Date.

“Waived Closing Condition”, “Waiver of Closing Condition” and “Waiving Party” have the meanings set forth in Section 11.2(c)(ii).

“Working Capital”, “Working Capital Deficiency” and “Working Capital Excess” have the meanings set forth in Section 2.3(a).

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Schedule B to Acquisition Agreement

Adjusted EBITDA

Attached

Schedule B

Eagle High Reach Equipment, Inc.

Trailing Twelve Months Adjusted EBITDA through November 30, 2005

Net income	13,861,286

Interest expense	1,977,329
Depreciation	8,251,416
Amortization	72,413
Net restructuring charge/credit	(13,491,241)
Other non-operating expenses	41,353
Interest income	(2,752)
Gain/loss on sale of fixed assets	(97,173)
Minority interest	468,285
Provision for income taxes	(300,000)
Management and board of directors stock grant	65,685
Charitable contributions	10,000
Deferred operating lease rent	72,820
Restructuring expenses	1,765,588
ESIP employee bonuses (consideration for non-compete agreements)*	—
(1,166,277)

Adjusted EBITDA	12,695,009

*Bonuses will be paid in December, 2005 or January, 2006.

Schedule C to Acquisition Agreement

Additional Purchase Price Adjustments

See Disclosure Schedule 6.20

Schedule D to Acquisition Agreement

Calculation of Per Share Eagle S-Corp Common Stock Merger Consideration

Attached

Calculation of Per Share Eagle S-Corp Common Stock Merger Consideration and SBN Eagle Purchase Consideration

Adjusted Puchase Price	35,000,000.00	*
Closing Transaction Escrow Amount	3,500,000.00
Closing Eagle Plaza Escrow Amount	500,000.00
Adjusted Puchase Price Closing Amount	31,000,000.00

Priority Amount	1,250,000.00

Eagle S-Corp Shareholders:
Eagle S-Corp Allocated Adjusted Purchase Price Closing Amount	14,875,000.00
ESIP Trust Amount	3,348,477.99
Eagle S-Corp Allocated Adjusted Purchase Price Closing Amount less ESIP Trust Amount	11,526,522.01

Eagle S-Corp Common Stock Merger Consideration	16,875,000.00

SBN Eagle:
SBN Eagle Allocated Adjusted Purchase Price Closing Amount	16,125,000.00
SBN Eagle Purchase Consideration	18,125,000.00

Total – Adjusted Purchase Price	35,000,000.00

* Assumed solely for purposes of illustration. To be estimated as of the Closing Date and subject to post-Closing adjustments.

Shares of Eagle S-Corp Common Stock

Shareholder	Number of Vested Shares	% of Vested Shares	Number of Unvested Shares	% of Unvested Shares	Total Number of Shares	% of Total Shares

Randy L. Baker	858	5.89%	420	9.93%	1,278	6.80%
Gary W. Bagley	4,750	32.62%	0	0.00%	4,750	25.28%
Kenneth R. Sharp	1,132	7.77%	0	0.00%	1,132	6.02%
Hurley Family Revocable Living Trust dated March 25, 2002	126	0.87%	0	0.00%	126	0.67%
Kenneth K. Kreider	930	6.39%	0	0.00%	930	4.95%
St. Clair Living Trust dated September 25, 1998	2,275	15.62%	0	0.00%	2,275	12.11%
Diane Quijada	280	1.92%	420	9.93%	700	3.73%
Ernie Quijada	500	3.43%	750	17.73%	1,250	6.65%
David Siefert	140	0.96%	210	4.96%	350	1.86%
Alan De Luca	280	1.92%	420	9.93%	700	3.73%
Bradley Miller	80	0.55%	120	2.84%	200	1.06%
Harold Gidish	280	1.92%	420	9.93%	700	3.73%
John Benjamin	975	6.70%	0	0.00%	975	5.19%
Mary Benjamin	975	6.70%	0	0.00%	975	5.19%
Jeffrey Clary	280	1.92%	420	9.93%	700	3.73%
Brad D. Santi	140	0.96%	210	4.96%	350	1.86%
Eric Landstrom	280	1.92%	420	9.93%	700	3.73%
Mary Jo Re	280	1.92%	420	9.93%	700	3.73%
	14,561	100.00%	4,230	100.00%	18,791	100.00%

Allocation of Eagle S-Corp Common Stock Merger Consideration*

Shareholder	50% of Closing Transaction Escrow Amount	50% of Closing Eagle Plaza Escrow Amount	Eagle S-Corp Allocated Adjusted Purchase Price Closing Amount less ESIP Trust Amount	ESIP Trust Amount	Eagle S-Corp Common Stock Merger Consideration

Randy L. Baker	119,019.74	17,002.82	679,194.83	332,472.99	1,147,690.38
Gary W. Bagley	442,366.03	63,195.15	3,760,111.22	0.00	4,265,672.40
Kenneth R. Sharp	105,422.81	15,060.40	896,093.87	0.00	1,016,577.08
Hurley Family Revocable Living Trust dated March 25, 2002	11,734.34	1,676.33	99,741.90	0.00	113,152.57
Kenneth K. Kreider	86,610.61	12,372.94	736,190.20	0.00	835,173.75
St. Clair Living Trust dated September 25, 1998	211,870.04	30,267.15	1,800,895.38	0.00	2,043,032.57
Diane Quijada	65,190.78	9,312.97	221,648.66	332,472.99	628,625.41
Ernie Quijada	116,412.11	16,630.30	395,801.18	593,701.77	1,122,545.37
David Siefert	32,595.39	4,656.48	110,824.33	166,236.50	314,312.70
Alan De Luca	65,190.78	9,312.97	221,648.66	332,472.99	628,625.41
Bradley Miller	18,625.94	2,660.85	63,328.19	94,992.28	179,607.26
Harold Gidish	65,190.78	9,312.97	221,648.66	332,472.99	628,625.41
John Benjamin	90,801.45	12,971.64	771,812.30	0.00	875,585.39
Mary Benjamin	90,801.45	12,971.64	771,812.30	0.00	875,585.39
Jeffrey Clary	65,190.78	9,312.97	221,648.66	332,472.99	628,625.41
Brad D. Santi	32,595.39	4,656.48	110,824.33	166,236.50	314,312.70
Eric Landstrom	65,190.78	9,312.97	221,648.66	332,472.99	628,625.41
Mary Jo Re	65,190.78	9,312.97	221,648.66	332,472.99	628,625.41
	1,750,000.00	250,000.00	11,526,522.01	3,348,477.99	16,875,000.00

* Allocations and calculations assume that ESIP shares will eventually 100% vest.

Schedule E to Acquisition Agreement

Certain Required Consents

See Disclosure Schedule 6.4

Schedule F-1 to Acquisition Agreement

Persons Subject to Non-Competition and Non-Solicitation Restrictions

All Eagle S-Corp Shareholders who are parties to the ESIP Agreements.

John Benjamin.

Schedule F-2 to Acquisition Agreement

Non-Competition Agreement dated as of [Closing Date], 2006 (this “Agreement”) between (i) Eagle High Reach Equipment, LLC, a Delaware limited liability company (the “Company”), and (ii)                  (“Seller”).

The Company and Seller are herein together referred to as the “Parties”.

Recitals

A.            This Agreement is being entered into pursuant to and as a condition of that certain Acquisition Agreement dated December    , 2005 (the “Acquisition Agreement”) among H&E Equipment Services L.L.C., a Louisiana limited liability company (“H&E”), Eagle Merger Corp., a Delaware corporation, the Company, Eagle High Reach Equipment, Inc., a California corporation, the Company, SBN Eagle LLC, a Delaware limited liability company, and SummitBridge National Investments LLC, a Delaware limited liability company. Capitalized terms used herein which are not otherwise defined herein shall have the meanings assigned thereto in the Acquisition Agreement.

B.            Seller is one of the “Sellers” to which reference is made in the Acquisition Agreement or may receive payments pursuant to an ESIP Agreement.

C.            This Agreement is entered into by Seller pursuant to the Acquisition Agreement and as a condition to the obligations of the Company and H&E to consummate the Transaction under the Acquisition Agreement.

Now, Therefore, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

Agreement

1.  Seller covenants and agrees that, for the Restricted Period (as defined below), Seller shall not, either directly or indirectly, through an affiliated or controlled entity or person, on Seller ‘s own behalf or as a partner, consultant, proprietor, principal, agent, trustee, lender, investor, shareholder, director, officer, employee or advisor or otherwise (except by ownership by Seller and his Affiliates and Related Persons of an aggregate of one percent (1%) or less of the outstanding stock of any publicly held corporation) or in any other capacity, (i) own, manage, operate, control, participate or engage in, render services or advice to, or devote any material endeavor or effort to, an entity engaged in the Restricted Business (as defined below) in the Restricted Territory (as defined below), or (ii) solicit or offer employment to or contract the services of any Person who was an employee of the Group (as defined in the Acquisition Agreement) or employed in the Business engaged in skilled or managerial work at any time in the period of 12 months prior to the Closing Date. The term “Restricted Business” shall mean a business which is the same as, substantially similar to, the business conducted by the Company as of the Closing Date. The “Restricted Territory” shall mean the State of California.  The term “Restricted Period” shall mean the period commencing on the Closing Date and ending three (3) years after the Closing Date; however, in the case of any Seller who is a party to an ESIP Agreement, the “Restricted Period” shall end on the earliest of (i) the date on which the employment of such Seller with the Group shall be terminated by the Group for any reason other than “cause” (as defined in such ESIP Agreement), (ii) unless the foregoing clause (i) is applicable, the date during the third year of this Agreement on which such Seller’s employment with the Group is not, at the election of the Group, on at least substantially the same terms as such Seller was employed by the Group immediately after the Closing Date, or (iii) the date three (3) years after the Closing Date.

2.  The covenants contained herein shall be construed as if each covenant is divided into separate and distinct covenants with respect to the Restricted Business, each capacity in which Seller is prohibited from competing and each part of the Restricted Territory.  Each such covenant shall constitute separate and several covenants distinct from all other such covenants.

3.  The Parties recognize that the territorial restrictions contained in this Agreement are properly required for the adequate protection of the Restricted Business and that in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the Restricted Territory, such covenant or provision shall not be affected with respect to any other part of the Restricted Territory, and each of the Parties agrees and submits to the reduction of said territorial restriction to such an area as said court shall deem reasonable.

4.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered to the Company, with a copy to H&E, in the fashion and at the addresses as specified in Section 13.1 of the Acquisition Agreement and to Seller at:

or to such other addresses as any party hereto may specify by notice in writing to the other.

5.  This Agreement and any dispute arising under or related to this Agreement or the transactions contemplated herein shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of laws principals thereof.

6.  This Agreement is the valid and legally binding obligation of the Parties, enforceable against each Party in accordance with its terms, and shall inure to the benefit of such Parties and their respective successors and assigns. Seller acknowledges and agrees that H&E shall be a third party beneficiary of this Agreement and shall be entitled to enforce this Agreement independent of any enforcement action which may be taken separately by the Company.

7.  This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be

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an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the Parties by facsimile transmission or otherwise.

8.  Except for the Acquisition Agreement, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the Parties with respect to the subject matter of this Agreement.  This Agreement may not be amended except by a written agreement executed by all Parties.

9.  Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited by law or invalid then such provision or term will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.  If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Seller.

10.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law:  (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

11.  Each Party hereto acknowledges that it has either been represented by independent legal counsel or that it has waived its right to obtain advice of legal counsel in connection with the transactions contemplated by this Agreement.

12.  In the event of any litigation between the Parties hereto, relating to this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs.

13.           Seller specifically acknowledges and agrees that the remedy at law for any breach of the foregoing provisions of this Agreement will be inadequate and that H&E and the Group, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages resulting from any breach of the provisions of this Agreement. In the event that the provisions of this Agreement

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should ever be deemed to exceed the limitations provided by applicable law, the Parties agree that such provisions shall be reformed to the maximum extent permitted under applicable law.

[Signature Page Follows]

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In witness whereof, the Parties have duly executed this Non-Competition Agreement as of the date first above written.

Eagle High Reach Equipment, LLC		Seller:

By:
	Ken Kreider	[Name]
Chief Financial Officer

Schedule G to Acquisition Agreement

Affiliate Obligations

See Disclosure Schedule 6.20

Schedule H to Acquisition Agreement

ESIP Agreements

See Disclosure Schedule 6.5

Schedule I-1 to Acquisition Agreement

Eagle S-Corp Shareholders’ Release

Attached

Release and Waiver Agreement dated as of [Closing Date] (this “Agreement”) among:

(i)                             (“Employee”); and

(ii)           Eagle High Reach Equipment, Inc., a California corporation (“Eagle S-Corp”); and Eagle High Reach Equipment, LLC, a Delaware limited liability company (the “Eagle LLC”).

Employee, Eagle S-Corp and Eagle LLC are herein together referred to as the “Parties”.

Recitals

A.            Employee (as an Eagle S-Corp Shareholder, as hereinafter defined) has executed and delivered the Acquisition Agreement dated as of January 4, 2006 (the “Acquisition Agreement”) among H&E Equipment Services L.L.C. (“H&E”), Eagle Merger Corp., Eagle LLC, Eagle S-Corp, SBN Eagle LLC and the persons identified in the Acquisition Agreement as the “Eagle S-Corp Shareholders”. Certain capitalized terms used herein which are expressly defined herein shall have the meanings assigned thereto in the Acquisition Agreement.

B.            This Agreement is executed pursuant to Section 9.11(c) of the Acquisition Agreement.

Agreement

Now, therefore, the Parties agree as follows:

1.             (a)           General Release. In consideration of the Transactions under the Acquisition Agreement, Employee releases Eagle S-Corp and Eagle LLC and their respective officers, directors, managers, members, agents, servants, employees, attorneys, shareholders, successors, assigns and Affiliates (the “Released Parties”, and each a “Released Party”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date hereof, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with Employee’s employment with Eagle S-Corp and Eagle LLC; claims or demands related to salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims or demands related to any prior written or oral profit sharing plan, stock issuance, stock options, stock appreciation rights or any other equity or ownership interests in Eagle S-Corp and Eagle LLC (except as specifically set forth herein); claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act, as amended; California Labor Code sections 132a and 4553, as amended; the Fair Employment and Housing Act of California, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Employee acknowledges that Employee’s wages have been paid in full and within the time frame specified by law.

(b)           Unknown Claims. The release set forth in Section 1(a) hereof is a general release of all claims of any nature whatsoever and is intended to encompass (without limitation) all known, UNKNOWN, suspected, UNSUSPECTED or UNFORESEEN claims which Employee may have against any Released Party. The undersigned, on his or her own behalf expressly waives and relinquishes any and all rights and benefits he or she may have under Section 1542 of the California Civil Code (to the extent, if at all, applicable to this release), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Employee understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if Employee should eventually suffer damages arising out of or pertaining to my employment with Eagle S-Corp and Eagle LLC prior to the date hereof, Employee will not be able to make any claim for those damages.

(c)           Waiver of Rights Under the Age Discrimination in Employment Act.

(i)            Employee specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), provides Employee the right to bring a claim against Eagle S-Corp and Eagle LLC if Employee believes that Employee has been discriminated against on the basis of age. Eagle S-Corp and Eagle LLC specifically deny any such discrimination. Employee understands the rights afforded to him or her under the ADEA and agrees that he or she will not file any claim or action against Eagle S-Corp and Eagle LLC or any other Released Party based on any alleged violations of the ADEA. Employee hereby knowingly and voluntarily waives any right to assert a claim for relief under this Act, including but not limited to back pay, front pay, attorneys fees, damages, reinstatement or injunctive relief.

(ii)           Employee also understands and acknowledges that the ADEA requires Eagle S-Corp and Eagle LLC to provide Employee with at least twenty-one (21) calendar days to consider this waiver under ADEA (the “Consideration Period”) prior to the waiver’s effectiveness. Employee acknowledges that he or she was provided with and has used the Consideration Period or, alternatively, that he or she elected to sign this Agreement within the Consideration Period and waives the remainder of the Consideration Period.  Employee also understands that Employee is entitled to revoke this Agreement at any time during the seven (7) days following Employee’s execution of this Agreement (“Revocation Period”). Unless revoked by Employee in accordance with this Section 1(c)(ii), the Employee’s waiver of his or her rights under the ADEA shall become effective on the day immediately following the last day of the Revocation Period (the “Waiver Effective Date”). Employee also understands that any

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revocation of this Agreement must be in writing and delivered to the attention of the President of each of Eagle S-Corp and Eagle LLC, at the office of Eagle S-Corp and Eagle LLC in La Mirada, California, prior to the expiration of the Revocation Period.

(d)           Binding Effect. This Section 1 and the covenants contained herein will be binding upon and Employee, as well as his or her successors, assigns, executors, administrators and heirs.

2.             (a)           This Agreement may be executed in counterparts, any one of which may be by facsimile, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

(b)           This Agreement, together with the Acquisition Agreement, constitutes the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

(c)           The invalidity of any portion of this Agreement shall not affect the validity, force or effect of the remaining portions hereof.

(d)           This Agreement may be amended at any time by the Parties pursuant to an instrument in writing signed by all of the Parties; however, no such amendment shall be effective unless H&E shall have consented thereto.

(e)           This Agreement shall not be revoked (except as permitted under Section 1(c)(ii)), rescinded, amended, modified or supplemented, and no provision of this Agreement shall be waived, without the prior written consent of H&E Equipment Services L.L.C. (“H&E”). H&E shall be a third party beneficiary of this Agreement, and the Parties acknowledge that H&E is entering into the Acquisition Agreement in reliance upon the execution and delivery of this Agreement by the Parties and the validity and enforceability of this Agreement.

[Signature Page Follows]

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In witness whereof, the undersigned have executed this Agreement as of the date first above written.

[Employee]

Eagle High Reach Equipment, Inc.		Eagle High Reach Equipment, LLC

By:		By:
	John Benjamin	Ken Kreider
	President	Chief Financial Officer

[California Form of Acknowledgement for Employee]

Release and Waiver Agreement dated as of [Closing Date]

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Form of Spousal Consent

To the extent that I, the undersigned, as spouse of         , may have a community property or other interest in the assets owned in the name of my spouse under the laws of the state in which I reside, I hereby consent to and agree to be bound by the Release and Waiver Agreement dated as of [Closing Date] (the “Agreement”) among            , Eagle High Reach Equipment, Inc., a California corporation (“Eagle S-Corp”), and Eagle High Reach Equipment, LLC, a Delaware limited liability company, to the fullest extent my spouse is bound thereby.

I acknowledge that I have had the opportunity to consult with attorneys of my own choice to advise me as to the terms, conditions and ramifications of this Spousal Consent. I have carefully read and fully understand all provisions of this Spousal Consent and am executing this instrument with full and complete authority and of my own free will, act and deed.

Dated as of:	[Closing Date]

Print name:

Schedule I-2 to the Acquisition Agreement

ESIP Shareholders Release

Attached

ESIP Release and Modification Agreement dated as of January 4, 2006 (this “Agreement”) among:

(i)                             (“Employee”); and

(ii)           Eagle High Reach Equipment, Inc., a California corporation (“Eagle S-Corp”); and Eagle High Reach Equipment, LLC, a Delaware limited liability company (the “Eagle LLC”).

Employee, Eagle S-Corp and Eagle LLC are herein together referred to as the “Parties”.

Recitals

A.            Employee and Eagle S-Corp are parties to an Employee Stock Issuance Agreement dated as of November 30, 2004 (the “ESIP Agreement”), pursuant to which Employee was issued, or Eagle S-Corp agreed to issue to Employee, the number of shares (the “Shares”) of the Common Stock, par value $0.01 per share (the “Common Stock”), of Eagle S-Corp set forth opposite the name of Employee on Schedule A hereto. The number of Shares which are vested under the ESIP Agreement (the “Vested Shares”) and the number of Shares which, as of the date hereof, are not vested (the “Unvested Shares”), as such vesting is determined in accordance with ESIP Agreement, are also set forth opposite the name of Employee on Schedule A hereto.

B.            Simultaneously with the execution of this Agreement, Employee has executed and delivered the Acquisition Agreement dated as of the date hereof (the “Acquisition Agreement”) among H&E Equipment Services L.L.C. (“H&E”), Eagle Merger Corp., Eagle LLC, Eagle S-Corp, SBN Eagle LLC and the other persons identified in the Acquisition Agreement as the “Eagle S-Corp Shareholders”. Pursuant to the Acquisition Agreement, Eagle Merger Corp. will be merged with and into Eagle S-Corp, with Eagle S-Corp as the surviving corporation (the “Merger”), and Eagle S-Corp Shareholders will receive cash for their shares of the Common Stock. In that connection, each share of the Common Stock will be converted into the right to receive cash in an amount per share based on the “Eagle S-Corp Merger Consideration”, determined and payable in accordance with the Acquisition Agreement. Certain capitalized terms used herein which are expressly defined herein shall have the meanings assigned thereto in the Acquisition Agreement.

C.            Pursuant to the Acquisition Agreement, a portion of the Eagle S-Corp Merger Consideration allocated to the Unvested Shares of Employee (herein referred to as “Employee’s Unvested ESIP Trust Amount”), which is referred to in the Acquisition Agreement as the “ESIP Trust Amount”, allocable to Employee in respect of the Unvested Shares of Employee, will be deposited on the Closing Date in the ESIP Trust.

D.            Pursuant to the Acquisition Agreement, it is a condition to the obligation of H&E to effect the Merger and the other components of “Transaction” under the Acquisition Agreement that the ESIP Agreement be modified on the terms set forth in this Agreement.

E.             On the Closing Date under the Acquisition Agreement, Eagle S-Corp will enter into the “ESIP Trust Agreement” in substantially the form attached as an exhibit to the Acquisition Agreement and the ESIP Trust will be funded with the ESIP Trust Amount.

Agreement

Now, therefore, the Parties agree as follows:

1.             This Agreement shall not be revoked, rescinded, amended, modified or supplemented, and no provision of this Agreement shall be waived, without the prior written consent of H&E. H&E shall be a third party beneficiary of this Agreement, and the Parties acknowledge that H&E is entering into the Acquisition Agreement in reliance upon the execution and delivery of this Agreement by the Parties and the validity and enforceability of this Agreement. If the Acquisition Agreement is terminated pursuant to Section 10.1 thereof, this Agreement shall cease to be of any force or effect and shall terminate also.

2.             The following provisions shall be effective as of the Effective Time of the Merger, and the ESIP Agreement shall be deemed automatically to be amended and modified, without the necessity of any further action by the Parties, to the extent necessary to give effect to the following provisions:

(a)           Notwithstanding the provisions of Section 1.3(a) of the ESIP Agreement, the Unvested Shares of Employee shall not vest as a result of the Merger or the Transaction.

(b)           The funding requirements of Section 1.3(b) of the ESIP Agreement shall be deemed to have been satisfied upon the establishment and funding of the ESIP Trust pursuant to the Acquisition Agreement.

(c)           Subject to the provisions of the ESIP Trust Agreement, the provisions of Sections 1.2, 1.3, 1.4 and 1.6 of the ESIP Agreement shall be applicable to Employee’s Unvested ESIP Trust Amount. Pursuant to the Merger, all Unvested Shares of Employee shall cease to be outstanding and shall represent solely a right to receive Employee’s Unvested ESIP Trust Amount subject to the provisions of the ESIP Agreement as amended and modified by the Agreement. None of Eagle S-Corp, Eagle LLC or H&E or their respective affiliates, directors, officers, employees, agents, representatives, advisers, members or managers shall have any obligation or liability to Employee for the payment for Employee’s Unvested ESIP Trust Amount, and Employee shall look solely to the ESIP Trust for the payment of Employee’s Unvested ESIP Trust Amount.

(d)           Employee reaffirms the provisions of Section 8 of the ESIP Agreement as of the date hereof and as of the Closing Date for the benefit of each of Eagle S-Corp, Eagle LLC and H&E and their respective affiliates, directors, officers, employees, agents, representatives, advisers, members or managers. In that connection, the releases and waivers set forth on Section 8 of the ESIP Agreement are made and given again by Employee as of the date hereof and as of the Closing Date for the benefit of each of Eagle S-Corp, Eagle LLC and H&E and their respective affiliates, directors, officers, employees, agents, representatives, advisers, members or

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managers, and such releases and waivers shall apply as to all claims and demands of Employee existing or which could be made as of the date hereof and as of the Closing Date based on any and all facts, circumstances, transactions, actions or omissions of Eagle S-Corp, Eagle LLC or H&E or their respective affiliates, directors, officers, employees, agents, representatives, advisers, members or managers, including without limitation any claim or demand arising out of the ESIP Agreement, except as otherwise provided in the last sentence of Section 9.10(a) of the Acquisition Agreement and for the express rights of Employee under this Agreement and the ESIP Trust Agreement.

(e)           Except as provided in Section 1.6 of the ESIP Agreement, neither Employee’s Unvested ESIP Trust Amount nor any interest therein (including without limitation any right to receive a distribution or payment thereof) shall be transferable or assignable by Employee, and any purported transfer or assignment thereof shall be void.

3.             Neither this Agreement, the ESIP Agreement, the Acquisition Agreement nor the Non-Competition Agreement entered into by Employee on the Closing Date pursuant to the Acquisition Agreement shall imply any contract or agreement of employment or retention between Eagle S-Corp, Eagle LLC or H&E or their respective affiliates, directors, officers, employees, agents, representatives, advisers, members or managers and Employee.

4.             (a)           This Agreement shall be deemed to be an amendment of the ESIP Agreement and, in that connection, shall be subject to the provisions of Section 11 of the ESIP Agreement.

(b)           This Agreement may be executed in counterparts, any one of which may be by facsimile, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

(c)           This Agreement, together with the ESIP Agreement, the ESIP Trust Agreement, the Acquisition Agreement and the Non-Competition Agreement, constitutes the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters. In the event of any conflict between this Agreement and the ESIP Agreement, this Agreement shall govern.

(d)           The invalidity of any portion of this Agreement shall not affect the validity, force or effect of the remaining portions hereof.

(e)           This Agreement may be amended at any time by the Parties pursuant to an instrument in writing signed by all of the Parties; however, no such amendment shall be effective unless H&E shall have consented thereto.

[Signature Page Follows]

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In witness whereof, the undersigned have executed this Agreement as of the date first above written.

[Employee]

Eagle High Reach Equipment, Inc.		Eagle High Reach Equipment, LLC

By:		By:
	John Benjamin	Ken Kreider
	President	Chief Financial Officer

[California Form of Acknowledgement for Employee]

ESIP Release and Modification Agreement

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Schedule A to ESIP Release and Modification Agreement

Shares (Vested and Unvested) of ESIP Shareholders

Attached

ESIP Release and Modification Agreement

Form of Spousal Consent

To the extent that I, the undersigned, as spouse of             , may have a community property or other interest in the assets owned in the name of my spouse under the laws of the state in which I reside, I hereby consent to and agree to be bound by the foregoing ESIP Release and Modification Agreement dated as of January 4, 2006 (the “Agreement”) among            , Eagle High Reach Equipment, Inc., a California corporation, and Eagle High Reach Equipment, LLC, a Delaware limited liability company, to the fullest extent my spouse is bound thereby.

I acknowledge that I have had the opportunity to consult with attorneys of my own choice to advise me as to the terms, conditions and ramifications of this Spousal Consent. I have carefully read and fully understand all provisions of this Spousal Consent and am executing this instrument with full and complete authority and of my own free will, act and deed.

I hereby authorize my spouse to date this Spousal Consent as of the date my spouse executes the Agreement.

Dated as of:	January 4, 2006

Print name:

ESIP Release and Modification Agreement

Exhibits A-1, A-2 and A-3 to Acquisition Agreement

Escrow Agreements; ESIP Trust Agreement

Attached

Escrow Agreement dated as of January 4, 2006 (this “Escrow Agreement”) among:

(i)                                     H&E Equipment Services L.L.C., a Louisiana limited liability company (“H&E”);

(ii)                                  Eagle Merger Corp., a Delaware corporation and wholly-owned subsidiary of H&E (“Eagle Merger Sub”);

(iii)                               Eagle High Reach Equipment, LLC, a Delaware limited liability company (“Eagle LLC” or the “Company”);

(iv)                              Eagle High Reach Equipment, Inc., a California corporation (“Eagle S-Corp”);

(v)                                 SBN Eagle LLC, a Delaware limited liability company (“SBN Eagle”);

(vi)                              the shareholders of Eagle S-Corp identified as such on the signature page to this Agreement ( “Eagle S-Corp Shareholders”); and

(vii)                           The Bank of New York, a corporation duly organized and existing under the laws of the State of New York, as escrow agent ( “Escrow Agent”).

Eagle S-Corp Shareholders and SBN Eagle are herein together referred to as “Sellers”. H&E, Eagle Merger Sub, Eagle S-Corp, Eagle LLC, Sellers and Escrow Agent are herein together referred to as the “Parties”.

Recitals

A.                                   This Escrow Agreement is entered into by the Parties pursuant to the Acquisition Agreement of even date herewith (the “Acquisition Agreement”) among the Parties (other than Escrow Agent) and SummitBridge National Investments, LLC, a Delaware limited liability company (“SummitBridge”); and this Escrow Agreement is the “Transaction Escrow Agreement” to which reference is made in the Acquisition Agreement.

B.                                     H&E has agreed to provide the “Deposit” to which reference is made in the Acquisition Agreement, which Deposit shall be held by Escrow Agent pursuant to this Agreement.

C.                                     Sellers have agreed to indemnify “H&E Indemnified Parties” (as defined in the Acquisition Agreement) as provided in the Acquisition Agreement.

In consideration of the mutual covenants and agreements of the Parties contained herein, the Parties agree as follows:

1.                                       Capitalized Terms. Capitalized terms appearing herein and not otherwise defined shall have the respective meanings given such terms in the Acquisition Agreement.

2.                                       Appointment of Escrow Agent. The Bank of New York is hereby appointed to act as “Transaction Escrow Agent” under the Acquisition Agreement in accordance with the terms and provisions of this Escrow Agreement. The Bank of New York hereby accepts such appointment in accordance with the terms and provisions of this Escrow Agreement.

3.                                       Escrow Funds.

(a)                                  On the date hereof, H&E shall deposit, pursuant to Section 2.2(a) of the Acquisition Agreement, $2,000,000 (the “Deposit”) in immediately available funds with Escrow Agent. The Deposit is the “Deposit” to which reference is made in the Acquisition Agreement.

(b)                                 On the Closing Date, H&E shall deposit, pursuant to Section 2.2(c) of the Acquisition Agreement, $1,500,000 (together with the Deposit, the “Closing Transaction Escrow Amount”) in immediately available funds with Escrow Agent for purposes of securing the indemnification obligations of Sellers under and in accordance with the terms of the Acquisition Agreement. The Closing Transaction Escrow Amount is the “Closing Transaction Escrow Amount” to which reference is made in the Acquisition Agreement. The Closing Transaction Escrow Amount, together with the Deposit, and any interest and income earned thereon are herein together referred to as “Escrow Funds”.

(c)                                  For purposes of this Escrow Agreement, the following terms shall have the following meanings:

(i)                                     “Determination in Favor of Sellers”, with respect to any Pending Claim or Pending Claim Amount, shall be a determination that Sellers (in the case of any claim of Sellers to receive the Deposit) is entitled to the Deposit, or that H&E Indemnified Parties (in the case of any Indemnification Claim, as hereinafter defined) are not entitled to payment of any Pending Claim Amount in the case of an Indemnification Claim, (A) by a court of competent jurisdiction, after all rights of appeal and rehearing have been expired or terminated, or (B) pursuant to a written agreement among SBN Eagle, Eagle S-Corp Shareholders Representative and H&E to the extent that H&E has agreed that the Pending Claim Amount shall be released in favor of Sellers. No Determination in Favor of Sellers pursuant to clause (A) of the preceding sentence shall provide for any release and delivery to Sellers of the applicable Escrow Funds if and to the extent that the applicable Escrow Funds remaining after such release and delivery would be less than the amount of the applicable Escrow Funds required to be retained by Escrow Agent pursuant to the provisions of Section 4(a) hereof.

(ii)                                  “Determination in Favor of H&E”, with respect to any Pending Claim or Pending Claim Amount, shall be a determination that H&E (in the case of any claim of H&E to receive the Deposit) is entitled to the Deposit, or that H&E Indemnified Parties (in the case of any Indemnification Claim) are entitled to payment of such Pending Claim Amount in the case of an Indemnification Claim, (A) by a court of competent jurisdiction, after all rights of appeal and rehearing have been expired or terminated, or (B) pursuant to a written agreement between SBN Eagle, Eagle S-Corp Shareholders Representative and H&E to the extent that SBN

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Eagle and Eagle S-Corp Shareholders Representative has agreed that the Pending Claim Amount shall be paid to H&E Indemnified Parties.

(iii)                               “Pending Claim” or “Pending Claim Amount” shall mean:

(A)                              any claim (a “Deposit Claim”) by the Company to receive the Deposit or by H&E to receive the Deposit; and

(B)                                any claim for indemnification (an “Indemnification Claim”) and the amount thereof asserted by a H&E Indemnified Party against Sellers pursuant to the provisions of Article XI of the Acquisition Agreement, even though such Indemnification Claims, or any third-party claim which serves as the basis for any Indemnification Claim, has not yet been finally determined, unless and until such Pending Claim Amount is paid to H&E Indemnified Parties or such Pending Claim or Pending Claim Amount is the subject of a Determination in Favor of Sellers.

(d)                                 Escrow Agent shall have notice of any Pending Claim Amount upon the receipt by Escrow Agent from the Company, SBN Eagle and Eagle S-Corp Shareholders Representative or H&E, in the case of a Deposit Claim, or from any H&E Indemnified Party in the case of any Indemnification Claim, of a copy of any written notice thereof given by any of the foregoing to the other Parties and Escrow Agent in accordance with Section 9 hereof.

(e)                                  From and after the Closing Date, the Escrow Funds shall constitute collateral security for the indemnification obligations of Sellers under Article XI of the Acquisition Agreement; and Escrow Agent hereby agrees to act as collateral agent on behalf of both H&E and Sellers.

4.                                       Disbursement of Escrow Funds. Escrow Agent shall release and disburse the Escrow Funds in accordance with the provisions of this Section 4.

(a)                                  To the Company

(i)                                     In the case of any Deposit Claim: pursuant to any Determination in Favor of Sellers.

(b)                                 To SBN Eagle and Eagle S-Corp Shareholders Representative. Assuming that the Closing under the Acquisition Agreement has occurred:

(i)                                     On the earlier of March 31, 2007 or the third Business Day following the delivery of the audited consolidated financial statements of H&E which include the Group for the fiscal year ending December 31, 2006 (the “2006 H&E Audited Financial Statements”) (the “Scheduled Escrow Release Date”), Escrow Agent shall deliver to SBN Eagle and Eagle S-Corp Shareholders Representative, in immediately available funds, $1,750,000 of the Transaction Escrow Amount, (A) except to the extent that the remaining Transaction Escrow Amount would be insufficient to cover any Pending Claim Amounts and (B) provided that Sellers and SummitBridge, are not in material breach of their other obligations under the

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Acquisition Agreement and the other Transaction Documents (as defined in the Acquisition Agreement). The balance of the Transaction Escrow Amount will be released to SBN Eagle and Eagle S-Corp Shareholders Representative on December 31, 2007, (x) except to the extent that the remaining Transaction Escrow Amount would be insufficient to cover any Pending Claim Amounts and (y) provided that SummitBridge, SBN Eagle and the Eagle S-Corp Shareholders are not in material breach of their other obligations under the Acquisition Agreement and the other Transaction Documents. Escrow Agent shall not release or deliver to SBN Eagle or Eagle S-Corp Shareholders Representative any such Escrow Funds prior to the Scheduled Escrow Release Date unless otherwise agreed in writing by H&E or, subsequent to the Scheduled Escrow Release Date, in accordance with a Determination in Favor of Sellers.

(ii)                                  Escrow Agent shall give to SBN Eagle and Eagle S-Corp Shareholders Representative and to H&E not less than 15, and not more than 30, days prior written notice of the amount of Escrow Funds which Escrow Agent proposes to release on the Scheduled Escrow Release Date and a statement which sets forth Escrow Agent’s calculation of the amount of Escrow Funds proposed to be released, the aggregate Pending Claim Amounts under the Acquisition Agreement of which Escrow Agent has received notice, and the amount of the Escrow Funds that will remain after the delivery of Escrow Funds on the Scheduled Escrow Release Date. In the event that H&E shall object in writing to Escrow Agent, SBN Eagle and Eagle S-Corp Shareholders Representative, on or before the third Business Day immediately preceding the Scheduled Escrow Release Date, to the delivery of all or part of such Escrow Funds proposed to be released on the Scheduled Escrow Release Date (an “Escrow Release Objection”), then Escrow Agent shall not release the amount of Escrow Funds as to which H&E shall have objected unless, until and except in accordance with a Determination in Favor of Sellers or a Determination in Favor of H&E or pursuant to joint written instructions of H&E and Eagle S-Corp Shareholders Representative. Any Escrow Release Objection shall state in reasonable detail the reasons therefor.

(c)                                  To H&E Indemnified Parties. Escrow Agent shall deliver to H&E Indemnified Parties any Escrow Funds (including the Deposit) in accordance with any Determination in Favor of H&E Indemnified Parties.

(d)                                 Any disbursements of the Escrow Funds to be made by Escrow Agent pursuant to this Section 4 shall be made by wire transfer of immediately available funds to an account designated by SBN Eagle and Eagle S-Corp Shareholders Representative or H&E, as applicable.

5.                                       Investment of Escrow Funds; Interest.

(a)                                  Upon written directions from SBN Eagle and Eagle S-Corp Shareholders Representative and H&E, Escrow Agent shall invest or reinvest the Escrow Funds, without distinction between principal and income, in (i) marketable obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, (ii) money market funds sponsored by the Escrow Agent subject to the requirements of the Investment Company Act of 1940, as amended, invested in any one or more of marketable obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, or (iii) upon the mutual written instructions of

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SBN Eagle, Eagle S-Corp Shareholders Representative and H&E, in one or more short-term market instruments, including without limitation bank instruments, corporate debt securities issued by U.S. or foreign companies, commercial paper with a maturity of not more than thirty days rated at least P-1 by Moody’s Investor Service, Inc. and A-1 by Standard & Poor’s Corporation, demand instruments, adjustable rate obligations, asset-backed securities, restricted securities, fully collateralized repurchase agreements or other money market funds subject to the requirements of the Investment Company Act of 1940, as amended, invested in any one or more of the aforementioned types of instruments.

(b)                                 Escrow Agent shall be under no duty to give the property held in escrow by it hereunder any greater degree of care than it gives its own similar property, but Escrow Agent shall not exercise less than a reasonable degree of care.

(c)                                  The Parties acknowledge that non-deposit investment products are not obligations of, or guaranteed by, Escrow Agent or any of its affiliates, are not FDIC insured, and are subject to investment risks, including the possible loss of principal amount invested. Only deposits in the United States are subject to FDIC insurance.

(d)                                 Escrow Agent is authorized, for any securities at any time held hereunder, to register such securities in the name of its nominees(s) or the nominees of any securities depository, and such nominee(s) may sign the name of any of the parties hereto to whom or to which such securities belong and guarantee such signature in order to transfer securities or certify ownership thereof to tax or other governmental authorities.

(e)                                  All interest earned or other income on any funds held by Escrow Agent pursuant to this Escrow Agreement shall be considered the currently reportable income of Sellers for federal income tax purposes. Escrow Agent annually shall file information returns with the United States Internal Revenue Service and payee statements with SBN Eagle and Eagle S-Corp Shareholders Representative documenting such earnings. SBN Eagle and Eagle S-Corp Shareholders Representative shall provide Escrow Agent with all forms and information (including appropriate W-9 Forms) necessary to complete such information returns and payee statements. Should Escrow Agent become liable for the payment of taxes, including withholding taxes, relating to income derived from any funds held by it pursuant to this Escrow Agreement or any payment made hereunder, Escrow Agent may pay such taxes from such funds.

(f)                                    Any such investments shall be held by or under the control of Escrow Agent and shall be deemed at all times a part of Escrow Funds, and the interest accruing thereon and any profit realized from such investment shall be credited to and held in (and any loss shall be charged to) Escrow Funds and to the extent that profits are not the subject of a Determination in Favor of H&E, such profits shall be for the account of SBN Eagle and Eagle S-Corp Shareholders Representative.

(g)                                 Subject to the provisions of Sections 5(b) and 6, Escrow Agent shall not be liable for any depreciation in the value of any investment made pursuant to this Section 5 or for any loss arising from any such investment.

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6.                                       Agreement with Escrow Agent. To induce Escrow Agent to act hereunder, it is agreed by the Parties that:

(a)                                  Escrow Agent may act in reliance upon any instrument or signature furnished to it hereunder and which it, in good faith, believed to be genuine and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so.

(b)                                 Escrow Agent may consult with and act relative hereto upon advice of counsel of its own selection in reference to any matter connected herewith, and shall not be liable to any of the parties hereto, or their respective legal representatives, heirs, successors and assigns, for any action taken in good faith on the advice of counsel or for any mistake of fact or error of judgment, or for any acts or omissions of any kind taken or made in good faith unless caused by its willful misconduct or gross negligence.

(c)                                  This Escrow Agreement sets forth exclusively the duties of Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent.

(d)                                 Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any portion or all of Escrow Funds held by or delivered to it.

(e)                                  In the event of any disagreement between or among the Parties other than Escrow Agent, or between or among them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the escrow, or in the event that Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, Escrow Agent may refuse, at its option, to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act. Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all Parties shall have been fully and finally adjudicated in accordance with Article XI of the Acquisition Agreement or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and Escrow Agent shall have been notified thereof in a writing signed by all such persons. Escrow Agent shall have the option, after 30 days’ notice to the other Parties of its intention to do so, to file an action in interpleader requiring the other Parties to answer and litigate any claims and rights among themselves. The rights of Escrow Agent under this Section 6(e) are cumulative of all other rights which it may have by law or otherwise.

(f)                                    Escrow Agent does not have and will not have any interest in the Escrow Funds but is serving only as escrow holder and has only possession thereof.

(g)                                 Escrow Agent’s duties and responsibilities shall be determined only with reference to this Escrow Agreement. Escrow Agent is not charged with any duties or responsibilities in connection with any other document or agreement.

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(h)                                 Escrow Agent may execute any of its powers or responsibilities hereunder either directly or by or through its agents or attorneys and Escrow Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder, provided that privity has been established between Sellers and such agents or attorneys or Sellers is made a third party beneficiary of Escrow Agent’s rights under its Escrow Agreement therewith (and such rights shall be no less expansive than the rights of Sellers hereunder).

(i)                                     Sellers, Eagle S-Corp Shareholders Representative and H&E hereby release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder, and Sellers and H&E, jointly and severally as to Escrow Agent, hereby agree to fully indemnify Escrow Agent and its directors, officers, employees and agents (“Escrow Agent Indemnified Parties”) for, and to hold each of them harmless against, any loss, liability, claim, damage or reasonable expense (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent Indemnified Parties, arising out of or in connection with Escrow Agent entering into this Escrow Agreement and carrying out its duties hereunder, including the reasonable costs and expenses of defending itself from any claim or liability; provided, however, that Escrow Agent Indemnified Parties shall not be entitled to indemnification hereunder for losses, liabilities and expenses found by a court of competent jurisdiction to have been caused by the willful misconduct or gross negligence of Escrow Agent Indemnified Parties. Any payments made to Escrow Agent Indemnified Parties under the indemnification obligation in the immediately preceding sentence, whether made by Sellers or H&E, are to be borne in equal amounts by Sellers on the one hand and H&E on the other hand, and each hereby grants to the other a right of contribution to effect the same. The agreements contained in the two immediately preceding sentences shall survive despite any termination of this Escrow Agreement or the resignation or removal of Escrow Agent.

(j)                                     Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the reasonable control of Escrow Agent (including without limitation any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

7.                                       Resignation and Removal of Escrow Agent; Successors.

(a)                                  Escrow Agent may resign at any time or be removed by the mutual consent of SBN Eagle, Eagle S-Corp Shareholders Representative and H&E. No resignation or removal of Escrow Agent and no appointment of a successor Escrow Agent, however, shall be effective until the acceptance or removal of Escrow Agent in the manner herein provided. In the event of the resignation or removal of Escrow Agent, SBN Eagle, Eagle S-Corp Shareholders Representative and H&E  shall in good faith agree upon a successor Escrow Agent. If Eagle S-Corp Shareholders Representative and H&E are unable to agree upon a successor Escrow Agent within fourteen (14) days after receipt of a notice of resignation or removal is given, Escrow Agent may deposit the Escrow Funds with a court of competent jurisdiction and may petition, at the joint expense of Sellers and H&E, a court of competent jurisdiction for the appointment of a

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successor Escrow Agent. Any successor Escrow Agent shall execute and deliver to the predecessor Escrow Agent, SBN Eagle, Eagle S-Corp Shareholders Representative and H&E an instrument accepting such appointment and the transfer of the Escrow Funds and agreeing to the terms of this Escrow Agreement, and thereupon such successor Escrow Agent shall, without further act, become vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named herein. The predecessor Escrow Agent shall remain liable for its acts or omissions prior to its effective resignation or removal.

(b)                                 Any commercial banking institution with whom Escrow Agent may merge or consolidate, and any commercial banking institution to whom Escrow Agent transfers all or substantially all of its corporate trust business, shall be the successor Escrow Agent without further act.

8.                                       Termination Date. This Escrow Agreement shall terminate on the first to occur of (i) the mutual agreement of SBN Eagle, Eagle S-Corp Shareholders Representative and H&E and (ii) the date on which the last of the Escrow Funds are distributed to SBN Eagle, Eagle S-Corp Shareholders Representative or H&E under and in accordance with this Escrow Agreement.

9.                                       Notices. All notices and other communications given under this Escrow Agreement shall be in writing and shall be deemed duly given (i) on the date of delivery, if delivered personally, (ii) on the date of transmission, if sent via facsimile transmission to the facsimile number given below, and telephonic or written confirmation of receipt is obtained promptly after completion of transmission, (iii) the Business Day after the date of delivery to a reputable and recognized next-day express courier service, or (iv) three Business Days after being mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Sellers, Eagle S-Corp Shareholders Representative or, prior to the Closing Date under the Acquisition Agreement, the Company:	With a copy (which shall not constitute notice) to:

Ron St. Clair, as Eagle S-Corp Shareholders Representative 4754 S. Atlanta Ave. Tulsa, OK 74105 Facsimile No.: (918) 747-0562	Downey Brand LLP 555 Capitol Mall, 10th Floor Sacramento, CA 95814 Attention: Dale Ginter, Esq. Facsimile No.: (916) 444-2100

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SBN Eagle LLC c/o Summit Investment Management LLC Wells Fargo Center 1700 Lincoln Street, Suite 2150 Denver, Colorado 80203 Attention: General Counsel Facsimile No.: (303) 830-9538	Reed Smith LLP 1901 Avenue of the Stars, Suite 700 Los Angeles, California 90067 Attention: John Iino, Esq. Facsimile No.: (310) 734-5299

Eagle High Reach Equipment, LLC 14241 Alondra Blvd. La Mirada, California 90638 Attention: President Facsimile No.: (714) 522-6591

If to H&E or, subsequent to the Closing Date under the Acquisition Agreement, the Company:	With a copy (which shall not constitute notice) to:

H&E Equipment Services L.L.C. 11100 Mead Road, Suite 200 Baton Rouge, Louisiana 70816 Attention: President Facsimile No.: (225) 298-5382	Dechert LLP 30 Rockefeller Plaza New York, New York 10112 Attention:Ronald R. Jewell Facsimile:212.698.3599

If to Escrow Agent:

The Bank of New York 101 Barclay Street, 8W New York, New York 10286 Attention:Ilona Kandarova Facsimile:212.815.5707

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9 (provided that no such notice shall be effective until it is received by the other parties hereto). For purposes of this Escrow Agreement, “Business Day” shall mean: (i) in the case of delivery of any notice, a day on which mail is delivery by the United States Postal Service; or (ii) in the case of any date on which payment of money is to be made, a day on which banks in the City of New York are open for business.

10.                                 Governing Law. This Escrow Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of law principles thereof. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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11.                                 Successors and Assigns. This Escrow Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

12.                                 Escrow Agent Fees. The fees and expenses of Escrow Agent under this Escrow Agreement, of the type and amount set forth on Schedule A hereto, shall be shared equally by Sellers and H&E, and, if not paid on a timely basis after 30 days written notice thereof, out of the interest and income earned from time to time on the Escrow Funds.

13.                                 Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

14.                                 Further Assurances. SBN Eagle, Eagle S-Corp Shareholders Representative and H&E will cooperate with Escrow Agent and deliver to Escrow Agent such additional information and documents as the Escrow Agent shall reasonably request in the performance of its obligations hereunder.

15.                                 Miscellaneous.

(a)                                  Any modification of this Escrow Agreement or any additional obligations assumed by any Party shall be binding only if evidenced by a writing signed by each of SBN Eagle, Eagle S-Corp Shareholders Representative, H&E and Escrow Agent.

(b)                                 In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, Escrow Agent shall seek confirmation of such instructions by telephone call back to the person or persons designated on Schedule B annexed hereto, and Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. To assure accuracy of the instructions it receives, Escrow Agent may record such call backs. If Escrow Agent is unable to verify the instructions, or is not reasonably satisfied with the verification it receives, it will not execute the instruction until all issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by Escrow Agent. The parties agree to notify Escrow Agent of any errors, delays or other problems within 30 days after receiving notification that a transaction has been executed. If it is determined that the transaction was delayed or erroneously executed as a result of Escrow Agent’s error, unless such error was due to the Escrow Agent’s gross negligence or willful misconduct, its sole obligation shall be to pay or refund such amounts. Unless the Escrow Agent engages in willful misconduct or gross negligence, in no event shall Escrow Agent be responsible for any incidental or consequential damages or expenses in connection with the instruction. Any claim for interest payable will be at Escrow Agent’s published savings account rate in effect in New York, New York.

(c)                                  Escrow Agent hereby waives any and all rights to offset that it may have against Escrow Funds, including without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, damages or other losses that Escrow Agent may otherwise be entitled to collect from any party to this Escrow Agreement.

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(d)                                 Eagle S-Corp Shareholders Representative are acting as agent for the Eagle S-Corp Shareholders, and all references herein to Eagle S-Corp Shareholders Representative are references to Eagle S-Corp Shareholders Representative acting in such capacity.

[Signature Pages Follow]

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In witness whereof, the Parties have executed this Escrow Agreement, by their duly authorized officers, on and as of the date and year first above written.

H&E Equipment Services L.L.C.		Eagle Merger Corp.

By:	/s/ John Engquist	By:	/s/ John Engquist
	John Engquist		John Engquist
	President		President

Eagle High Reach Equipment, LLC		Eagle High Reach Equipment, Inc.

By:	/s/ Ken Kreider	By:	/s/ John Benjamin
	Ken Kreider		John Benjamin
	Chief Financial Officer		President

SBN Eagle LLC

By:	/s/ Constantine Dakolias
Constantine Dakolias
Authorized Signatory

Escrow Agreement dated as of January 4, 2006

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Eagle S-Corp Shareholders

/s/ Randy L. Baker		/s/ Gary W. Bagley
Randy L. Baker		Gary W. Bagley

/s/ Kenneth R. Sharp		/s/ Kenneth K. Kreider
Kenneth R. Sharp		Kenneth K. Kreider

/s/ Diane Quijada		/s/ Ernie Quijada
Diane Quijada		Ernie Quijada

/s/ David Siefert		/s/ Alan De Luca
David Siefert		Alan De Luca

/s/ Bradley Miller		/s/ Harold Gidish
Bradley Miller		Harold Gidish

/s/ John Benjamin		/s/ Mary Benjamin
John Benjamin		Mary Benjamin

/s/ Jeffrey Clary		/s/ Brad D. Santi
Jeffrey Clary		Brad D. Santi

/s/ Eric Landstrom		/s/ Mary Jo Re
Eric Landstrom		Mary Jo Re

Hurley Family Revocable Living Trust dated March 25, 2002		St. Clair Living Trust dated September 25, 1998

By:	/s/ Jeramiah Hurley	By:	/s/ R.N. St. Clair
	Trustee		Trustee

Print name:	Jeramiah Hurley	Print name:	R.N. St. Clair

By:	/s/ Jean M. Hurley	By:	/s/ Theresa M. St. Clair
	Trustee		Trustee

Print name:	Jean M. Hurley	Print name:	Theresa M. St. Clair

Eagle S-Corp Shareholders Representative:

/s/ Ron St. Clair
Ron St. Clair

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The Bank of New York, as Escrow Agent

By:	/s/ Ilona Kandarova
Print name:	Ilona Kandarova
Print title:	Assistant Treasurer

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Schedule A to Escrow Agreement

Fees and Expenses of Escrow Agent

Attached

Schedule B to Escrow Agreement

Persons Authorized to Confirm Instructions

1.	For H&E or, subsequent to the Closing Date, the Company:	Leslie Magee, Chief Financial Officer
	Telephone:	(225) 298-5261

2.	SBN Eagle:	Rich Horrigan
	Telephone:	(720)221-3126)

3.	For Eagle S-Corp Shareholders Representative:	Ron St. Clair
	Telephone:	(918) 747-0329

ACKNOWLEDGEMENT

Reference is made to the foregoing Escrow Agreement of even date herewith (the “Transaction Escrow Agreement”). SummitBridge National Investments, LLC, a Delaware limited liability company (“SummitBridge”) hereby acknowledges the matters set forth in Sections 5 and 6 of the Transaction Escrow Agreement, and SummitBridge consents to and acknowledges the other provisions of the Transaction Escrow Agreement.

SummitBridge National Investments LLC

By:	/s/ Constantine Dakolias
Constantine Dakolias
Authorized Signatory

Acknowledgement to Escrow Agreement dated as of January 4, 2006

Escrow Agreement dated as of [Closing Date] (this “Escrow Agreement”) among:

(i)                                     H&E Equipment Services L.L.C., a Louisiana limited liability company (“H&E”);

(ii)                                  Eagle Merger Corp., a Delaware corporation and wholly-owned subsidiary of H&E (“Eagle Merger Sub”);

(iii)                               Eagle High Reach Equipment, LLC, a Delaware limited liability company (“Eagle LLC” or the “Company”);

(iv)                              Eagle High Reach Equipment, Inc., a California corporation (“Eagle S-Corp”);

(v)                                 SBN Eagle LLC, a Delaware limited liability company (“SBN Eagle”);

(vi)                              Ron St. Clair, as Eagle S-Corp Shareholders Representative, on behalf of the Eagle S-Corp Shareholders (the “Eagle S-Corp Shareholders”); and

(vii)                           The Bank of New York, a corporation duly organized and existing under the laws of the State of New York, as escrow agent ( “Escrow Agent”).

Eagle S-Corp Shareholders and SBN Eagle are herein together referred to as “Sellers”. H&E, Eagle Merger Sub, Eagle S-Corp, Eagle LLC, Sellers and Escrow Agent are herein together referred to as the “Parties”.

Recitals

A.                                   This Escrow Agreement is entered into by the Parties pursuant to the Acquisition Agreement dated as of January 4, 2006 (the “Acquisition Agreement”) among the Parties, other than Escrow Agent, and SummitBridge National Investments LLC; and this Escrow Agreement is the “Eagle Plaza Escrow Agreement” to which reference is made in the Acquisition Agreement.

B.                                     Sellers have agreed to indemnify “H&E Indemnified Parties” (as defined in the Acquisition Agreement) in respect of “Eagle Plaza Liabilities” (as defined in the Acquisition Agreement), as provided in the Acquisition Agreement.

In consideration of the mutual covenants and agreements of the Parties contained herein, the Parties agree as follows:

1.                                       Capitalized Terms. Capitalized terms appearing herein and not otherwise defined shall have the respective meanings given such terms in the Acquisition Agreement.

2.                                       Appointment of Escrow Agent. The Bank of New York is hereby appointed to act as “Eagle Plaza Escrow Agent” under the Acquisition Agreement in accordance with the terms and provisions of this Escrow Agreement. The Bank of New York hereby accepts such appointment in accordance with the terms and provisions of this Escrow Agreement.

3.                                       Escrow Funds.

(a)                                  On the date hereof, H&E shall deposit, pursuant to Section 2.2(a) of the Acquisition Agreement, $500,000 (the “Closing Eagle Plaza Escrow Amount”) in immediately available funds with Escrow Agent for purposes of securing the indemnification obligations of Sellers under and in accordance with the terms of the Acquisition Agreement in respect of Eagle Plaza Liabilities. The Closing Eagle Plaza Escrow Amount is the “Closing Eagle Plaza Escrow Amount” to which reference is made in the Acquisition Agreement. The Closing Eagle Plaza Escrow Amount and any interest and income earned thereon are herein together referred to as “Escrow Funds”.

(c)                                  For purposes of this Escrow Agreement, the following terms shall have the following meanings:

(i)                                     “Determination in Favor of Sellers”, with respect to any Pending Claim or Pending Claim Amount, shall be a determination that H&E Indemnified Parties (in the case of any Indemnification Claim, as hereinafter defined) are not entitled to payment of any Pending Claim Amount in the case of an Indemnification Claim, (A) by a court of competent jurisdiction, after all rights of appeal and rehearing have been expired or terminated, or (B) pursuant to a written agreement among SBN Eagle, Eagle S-Corp Shareholders Representative and H&E to the extent that H&E has agreed that the Pending Claim Amount shall be released in favor of Sellers. No Determination in Favor of Sellers pursuant to clause (A) of the preceding sentence shall provide for any release and delivery to Sellers of the applicable Escrow Funds if and to the extent that the applicable Escrow Funds remaining after such release and delivery would be less than the amount of the applicable Escrow Funds required to be retained by Escrow Agent pursuant to the provisions of Section 4(a) hereof.

(ii)                                  “Determination in Favor of H&E”, with respect to any Pending Claim or Pending Claim Amount, shall be a determination that H&E Indemnified Parties (in the case of any Indemnification Claim) are entitled to payment of such Pending Claim Amount in the case of an Indemnification Claim, (A) by a court of competent jurisdiction, after all rights of appeal and rehearing have been expired or terminated, or (B) pursuant to a written agreement between SBN Eagle, Eagle S-Corp Shareholders Representative and H&E to the extent that SBN Eagle and Eagle S-Corp Shareholders Representative has agreed that the Pending Claim Amount shall be paid to H&E Indemnified Parties.

(iii)                               “Pending Claim” or “Pending Claim Amount” shall mean any claim for indemnification (an “Indemnification Claim”) and the amount thereof asserted by a H&E Indemnified Party against Sellers pursuant to the provisions of Article XI of the Acquisition Agreement in respect of Eagle Plaza Liabilities, even though such Indemnification Claims, or any third-party claim which serves as the basis for any Indemnification Claim, has not yet been finally determined, unless and until such

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Pending Claim Amount is paid to H&E Indemnified Parties or such Pending Claim or Pending Claim Amount is the subject of a Determination in Favor of Sellers.

(d)                                 Escrow Agent shall have notice of any Pending Claim Amount upon the receipt by Escrow Agent from the Company, SBN Eagle and Eagle S-Corp Shareholders Representative or any H&E Indemnified Party, in the case of any Indemnification Claim, of a copy of any written notice thereof given by any of the foregoing to the other Parties and Escrow Agent in accordance with Section 9 hereof.

(e)                                  From and after the Closing Date, the Escrow Funds shall constitute collateral security for the indemnification obligations of Sellers under Article XI of the Acquisition Agreement; and Escrow Agent hereby agrees to act as collateral agent on behalf of both H&E and Sellers.

4.                                       Disbursement of Escrow Funds. Escrow Agent shall release and disburse the Escrow Funds in accordance with the provisions of this Section 4.

(a)                                  To SBN Eagle and Eagle S-Corp Shareholders Representative.

(i)                                     On the date six (6) months after the Closing Date, Escrow Agent shall deliver to each of SBN Eagle and Eagle S-Corp Shareholders Representative, in immediately available funds, an amount equal to 50% of the Eagle Plaza Escrow Amount, (A) except to the extent that the remaining Eagle Plaza Escrow Amount would be insufficient to cover any Pending Claim Amounts and (B) provided that no “Eagle Plaza Indemnity Default” (as defined in the Acquisition Agreement) shall have occurred and be continuing.  Escrow Agent shall not release or deliver to SBN Eagle or Eagle S-Corp Shareholders Representative any such Escrow Funds prior to the Scheduled Escrow Release Date unless otherwise agreed in writing by H&E or, subsequent to the Scheduled Escrow Release Date, in accordance with a Determination in Favor of Sellers.

(ii)                                  Escrow Agent shall give to SBN Eagle and Eagle S-Corp Shareholders Representative and to H&E not less than 15, and not more than 30, days prior written notice of the amount of Escrow Funds which Escrow Agent proposes to release on the Scheduled Escrow Release Date and a statement which sets forth Escrow Agent’s calculation of the amount of Escrow Funds proposed to be released, the aggregate Pending Claim Amounts under the Acquisition Agreement of which Escrow Agent has received notice, and the amount of the Escrow Funds that will remain after the delivery of Escrow Funds on the Scheduled Escrow Release Date. In the event that H&E shall object in writing to Escrow Agent, SBN Eagle and Eagle S-Corp Shareholders Representative, on or before the third Business Day immediately preceding the Scheduled Escrow Release Date, to the delivery of all or part of such Escrow Funds proposed to be released on the Scheduled Escrow Release Date (an “Escrow Release Objection”), then Escrow Agent shall not release the amount of Escrow Funds as to which H&E shall have objected unless, until and except in accordance with a Determination in Favor of Sellers or a Determination in Favor of H&E or pursuant to joint written instructions of H&E and Eagle S-Corp Shareholders Representative. Any Escrow Release Objection shall state in reasonable detail the reasons therefor.

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(b)                                 To H&E Indemnified Parties. Escrow Agent shall deliver to H&E Indemnified Parties any Escrow Funds (including the Deposit) in accordance with any Determination in Favor of H&E Indemnified Parties.

(c)                                  Any disbursements of the Escrow Funds to be made by Escrow Agent pursuant to this Section 4 shall be made by wire transfer of immediately available funds to an account designated by SBN Eagle and Eagle S-Corp Shareholders Representative or H&E, as applicable.

5.                                       Investment of Escrow Funds; Interest.

(a)                                  Upon written directions from SBN Eagle and Eagle S-Corp Shareholders Representative and H&E, Escrow Agent shall invest or reinvest the Escrow Funds, without distinction between principal and income, in (i) marketable obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, (ii) money market funds sponsored by the Escrow Agent subject to the requirements of the Investment Company Act of 1940, as amended, invested in any one or more of marketable obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, or (iii) upon the mutual written instructions of SBN Eagle, Eagle S-Corp Shareholders Representative and H&E, in one or more short-term market instruments, including without limitation bank instruments, corporate debt securities issued by U.S. or foreign companies, commercial paper with a maturity of not more than thirty days rated at least P-1 by Moody’s Investor Service, Inc. and A-1 by Standard & Poor’s Corporation, demand instruments, adjustable rate obligations, asset-backed securities, restricted securities, fully collateralized repurchase agreements or other money market funds subject to the requirements of the Investment Company Act of 1940, as amended, invested in any one or more of the aforementioned types of instruments.

(b)                                 Escrow Agent shall be under no duty to give the property held in escrow by it hereunder any greater degree of care than it gives its own similar property, but Escrow Agent shall not exercise less than a reasonable degree of care.

(c)                                  The Parties acknowledge that non-deposit investment products are not obligations of, or guaranteed by, Escrow Agent or any of its affiliates, are not FDIC insured, and are subject to investment risks, including the possible loss of principal amount invested. Only deposits in the United States are subject to FDIC insurance.

(d)                                 Escrow Agent is authorized, for any securities at any time held hereunder, to register such securities in the name of its nominees(s) or the nominees of any securities depository, and such nominee(s) may sign the name of any of the parties hereto to whom or to which such securities belong and guarantee such signature in order to transfer securities or certify ownership thereof to tax or other governmental authorities.

(e)                                  All interest earned or other income on any funds held by Escrow Agent pursuant to this Escrow Agreement shall be considered the currently reportable income of Sellers for federal income tax purposes. Escrow Agent annually shall file information returns with the

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United States Internal Revenue Service and payee statements with SBN Eagle and Eagle S-Corp Shareholders Representative documenting such earnings. SBN Eagle and Eagle S-Corp Shareholders Representative shall provide Escrow Agent with all forms and information (including appropriate W-9 Forms) necessary to complete such information returns and payee statements. Should Escrow Agent become liable for the payment of taxes, including withholding taxes, relating to income derived from any funds held by it pursuant to this Escrow Agreement or any payment made hereunder, Escrow Agent may pay such taxes from such funds.

(f)                                    Any such investments shall be held by or under the control of Escrow Agent and shall be deemed at all times a part of Escrow Funds, and the interest accruing thereon and any profit realized from such investment shall be credited to and held in (and any loss shall be charged to) Escrow Funds and to the extent that profits are not the subject of a Determination in Favor of H&E, such profits shall be for the account of SBN Eagle and Eagle S-Corp Shareholders Representative.

(g)                                 Subject to the provisions of Sections 5(b) and 6, Escrow Agent shall not be liable for any depreciation in the value of any investment made pursuant to this Section 5 or for any loss arising from any such investment.

6.                                       Agreement with Escrow Agent. To induce Escrow Agent to act hereunder, it is agreed by the Parties that:

(a)                                  Escrow Agent may act in reliance upon any instrument or signature furnished to it hereunder and which it, in good faith, believed to be genuine and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so.

(b)                                 Escrow Agent may consult with and act relative hereto upon advice of counsel of its own selection in reference to any matter connected herewith, and shall not be liable to any of the parties hereto, or their respective legal representatives, heirs, successors and assigns, for any action taken in good faith on the advice of counsel or for any mistake of fact or error of judgment, or for any acts or omissions of any kind taken or made in good faith unless caused by its willful misconduct or gross negligence.

(c)                                  This Escrow Agreement sets forth exclusively the duties of Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent.

(d)                                 Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any portion or all of Escrow Funds held by or delivered to it.

(e)                                  In the event of any disagreement between or among the Parties other than Escrow Agent, or between or among them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the escrow, or in the event that Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, Escrow Agent may refuse, at its option, to comply with any claims or demands

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on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act. Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all Parties shall have been fully and finally adjudicated in accordance with Article XI of the Acquisition Agreement or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and Escrow Agent shall have been notified thereof in a writing signed by all such persons. Escrow Agent shall have the option, after 30 days’ notice to the other Parties of its intention to do so, to file an action in interpleader requiring the other Parties to answer and litigate any claims and rights among themselves. The rights of Escrow Agent under this Section 6(e) are cumulative of all other rights which it may have by law or otherwise.

(f)                                    Escrow Agent does not have and will not have any interest in the Escrow Funds but is serving only as escrow holder and has only possession thereof.

(g)                                 Escrow Agent’s duties and responsibilities shall be determined only with reference to this Escrow Agreement. Escrow Agent is not charged with any duties or responsibilities in connection with any other document or agreement.

(h)                                 Escrow Agent may execute any of its powers or responsibilities hereunder either directly or by or through its agents or attorneys and Escrow Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder, provided that privity has been established between Sellers and such agents or attorneys or Sellers is made a third party beneficiary of Escrow Agent’s rights under its Escrow Agreement therewith (and such rights shall be no less expansive than the rights of Sellers hereunder).

(i)                                     Sellers, Eagle S-Corp Shareholders Representative and H&E hereby release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder, and Sellers and H&E, jointly and severally as to Escrow Agent, hereby agree to fully indemnify Escrow Agent and its directors, officers, employees and agents (“Escrow Agent Indemnified Parties”) for, and to hold each of them harmless against, any loss, liability, claim, damage or reasonable expense (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent Indemnified Parties, arising out of or in connection with Escrow Agent entering into this Escrow Agreement and carrying out its duties hereunder, including the reasonable costs and expenses of defending itself from any claim or liability; provided, however, that Escrow Agent Indemnified Parties shall not be entitled to indemnification hereunder for losses, liabilities and expenses found by a court of competent jurisdiction to have been caused by the willful misconduct or gross negligence of Escrow Agent Indemnified Parties. Any payments made to Escrow Agent Indemnified Parties under the indemnification obligation in the immediately preceding sentence, whether made by Sellers or H&E, are to be borne in equal amounts by Sellers on the one hand and H&E on the other hand, and each hereby grants to the other a right of contribution to effect the same. The agreements contained in the two immediately preceding sentences shall survive despite any termination of this Escrow Agreement or the resignation or removal of Escrow Agent.

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(j)                                     Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the reasonable control of Escrow Agent (including without limitation any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

7.                                       Resignation and Removal of Escrow Agent; Successors.

(a)                                  Escrow Agent may resign at any time or be removed by the mutual consent of SBN Eagle, Eagle S-Corp Shareholders Representative and H&E. No resignation or removal of Escrow Agent and no appointment of a successor Escrow Agent, however, shall be effective until the acceptance or removal of Escrow Agent in the manner herein provided. In the event of the resignation or removal of Escrow Agent, SBN Eagle, Eagle S-Corp Shareholders Representative and H&E  shall in good faith agree upon a successor Escrow Agent. If Eagle S-Corp Shareholders Representative and H&E are unable to agree upon a successor Escrow Agent within fourteen (14) days after receipt of a notice of resignation or removal is given, Escrow Agent may deposit the Escrow Funds with a court of competent jurisdiction and may petition, at the joint expense of Sellers and H&E, a court of competent jurisdiction for the appointment of a successor Escrow Agent. Any successor Escrow Agent shall execute and deliver to the predecessor Escrow Agent, SBN Eagle, Eagle S-Corp Shareholders Representative and H&E an instrument accepting such appointment and the transfer of the Escrow Funds and agreeing to the terms of this Escrow Agreement, and thereupon such successor Escrow Agent shall, without further act, become vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named herein. The predecessor Escrow Agent shall remain liable for its acts or omissions prior to its effective resignation or removal.

(b)                                 Any commercial banking institution with whom Escrow Agent may merge or consolidate, and any commercial banking institution to whom Escrow Agent transfers all or substantially all of its corporate trust business, shall be the successor Escrow Agent without further act.

8.                                       Termination Date. This Escrow Agreement shall terminate on the first to occur of (i) the mutual agreement of SBN Eagle, Eagle S-Corp Shareholders Representative and H&E and (ii) the date on which the last of the Escrow Funds are distributed to SBN Eagle, Eagle S-Corp Shareholders Representative or H&E under and in accordance with this Escrow Agreement.

9.                                       Notices. All notices and other communications given under this Escrow Agreement shall be in writing and shall be deemed duly given (i) on the date of delivery, if delivered personally, (ii) on the date of transmission, if sent via facsimile transmission to the facsimile number given below, and telephonic or written confirmation of receipt is obtained promptly after completion of transmission, (iii) the Business Day after the date of delivery to a reputable and recognized next-day express courier service, or (iv) three Business Days after being mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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If to Sellers or Eagle S-Corp Shareholders Representative	With a copy (which shall not constitute notice) to:

Ron St. Clair, as
Eagle S-Corp Shareholders Representative
4754 S. Atlanta Ave.
Tulsa, OK 74105
Facsimile No.: (918) 747-0562

SBN Eagle LLC
c/o Summit Investment Management LLC
Wells Fargo Center
1700 Lincoln Street, Suite 2150
Denver, Colorado 80203
Attention: General Counsel
Facsimile No.: (303) 830-9538

Downey Brand LLP
555 Capitol Mall, 10th Floor
Sacramento, CA 95814
Attention: Dale Ginter, Esq.
Facsimile No.: (916) 444-2100

Reed Smith LLP
1901 Avenue of the Stars, Suite 700
Los Angeles, California 90067
Attention: John Iino, Esq.
Facsimile No.: (310) 734-5299

If to H&E or the Company:	With a copy (which shall not constitute notice) to:

H&E Equipment Services L.L.C. 11100 Mead Road, Suite 200 Baton Rouge, Louisiana 70816 Attention: President Facsimile No.: (225) 298-5382	Dechert LLP 30 Rockefeller Plaza New York, New York 10112 Attention:Ronald R. Jewell Facsimile:212.698.3599

If to Escrow Agent:

The Bank of New York 101 Barclay Street, 8W New York, New York 10286 Attention:Ilona Kandarova Facsimile:212.815.5707

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9 (provided that no such notice shall be effective until it is received by the other parties hereto). For purposes of this Escrow Agreement, “Business Day” shall mean: (i) in the case of delivery of any notice, a day on which mail is delivery by the United States Postal Service; or (ii) in the case of any date on which payment of money is to be made, a day on which banks in the City of New York are open for business.

10.                                 Governing Law. This Escrow Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of law principles thereof. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO

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TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.                                 Successors and Assigns. This Escrow Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

12.                                 Escrow Agent Fees. The fees and expenses of Escrow Agent under this Escrow Agreement, of the type and amount set forth on Schedule A hereto, shall be shared equally by Sellers and H&E, and, if not paid on a timely basis after 30 days written notice thereof, out of the interest and income earned from time to time on the Escrow Funds.

13.                                 Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

14.                                 Further Assurances. SBN Eagle, Eagle S-Corp Shareholders Representative and H&E will cooperate with Escrow Agent and deliver to Escrow Agent such additional information and documents as the Escrow Agent shall reasonably request in the performance of its obligations hereunder.

15.                                 Miscellaneous.

(a)                                  Any modification of this Escrow Agreement or any additional obligations assumed by any Party shall be binding only if evidenced by a writing signed by each of SBN Eagle, Eagle S-Corp Shareholders Representative, H&E and Escrow Agent.

(b)                                 In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, Escrow Agent shall seek confirmation of such instructions by telephone call back to the person or persons designated on Schedule B annexed hereto, and Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. To assure accuracy of the instructions it receives, Escrow Agent may record such call backs. If Escrow Agent is unable to verify the instructions, or is not reasonably satisfied with the verification it receives, it will not execute the instruction until all issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by Escrow Agent. The parties agree to notify Escrow Agent of any errors, delays or other problems within 30 days after receiving notification that a transaction has been executed. If it is determined that the transaction was delayed or erroneously executed as a result of Escrow Agent’s error, unless such error was due to the Escrow Agent’s gross negligence or willful misconduct, its sole obligation shall be to pay or refund such amounts. Unless the Escrow Agent engages in willful misconduct or gross negligence, in no event shall Escrow Agent be responsible for any incidental or consequential damages or expenses in connection with the instruction. Any claim for interest payable will be at Escrow Agent’s published savings account rate in effect in New York, New York.

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(c)                                  Escrow Agent hereby waives any and all rights to offset that it may have against Escrow Funds, including without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, damages or other losses that Escrow Agent may otherwise be entitled to collect from any party to this Escrow Agreement.

(d)                                 Eagle S-Corp Shareholders Representative are acting as agent for the Eagle S-Corp Shareholders, and all references herein to Eagle S-Corp Shareholders Representative are references to Eagle S-Corp Shareholders Representative acting in such capacity.

[Signature Page Follows]

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In witness whereof, the Parties have executed this Escrow Agreement, by their duly authorized officers, on and as of the date and year first above written.

H&E Equipment Services L.L.C.		Eagle Merger Corp.

By:		By:
	John Engquist		John Engquist
	President		President

Eagle High Reach Equipment, LLC		Eagle High Reach Equipment, Inc.

By:		By:
	Ken Kreider		John Benjamin
	Chief Financial Officer		President

SBN Eagle LLC

By:
[Name]
Authorized Signatory

Eagle S-Corp Shareholders Representative:

Ron St. Clair

The Bank of New York, as Escrow Agent

By:
Print name:
Print title:

Escrow Agreement dated as of [Closing Date]

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Schedule A to Escrow Agreement

Fees and Expenses of Escrow Agent

Attached

Schedule B to Escrow Agreement

Persons Authorized to Confirm Instructions

1.	For H&E or, subsequent to the Closing Date, the Company:	Leslie Magee, Chief Financial Officer
	Telephone:	(225) 298-5261

2.	SBN Eagle:	Rich Horrigan
	Telephone:	(720)221-3126)

3.	For Eagle S-Corp Shareholders Representative:	Ron St. Clair
	Telephone:	(918) 747-0329

Escrow Agreement for the Eagle High Reach Equipment Employee Stock Issuance Plan dated as of [Closing Date], 2006 (this “Escrow Agreement”) among:

(i)            the “ESIP Shareholders” identified as such on the signature page to this Escrow Agreement;

(ii)           Eagle High Reach Equipment, LLC, a Delaware limited liability company (the “Company”), and Eagle High Reach Equipment, Inc., a California corporation (“Eagle S-Corp”), (the Company and Eagle S-Corp being collectively referred to as the “Group”);

(iii)                    , in his capacity as “ESIP Shareholders Representative” hereunder; and

(iv)          [Bank], a corporation duly organized and existing under the laws of the State of              , as escrow agent ( “Escrow Agent”).

ESIP Shareholders, the Group, ESIP Shareholders Representative and Escrow Agent are herein together referred to as the “Parties”.

Recitals

A.            Eagle S-Corp established the Eagle High Reach Equipment, Inc.Employee Stock Issuance Plan (the “Plan”) pursuant to those certain Employee Stock Issuance Plan Agreements (collectively, the “ESIP Agreements”, and each an “ESIP Agreement”) dated as of November 30, 2004, between Eagle S-Corp and the ESIP Shareholders.

B.            Pursuant to a financial reorganization consummated on December 15, 2004, substantially all of the assets and liabilities of Eagle S-Corp were transferred to the Company and at which time the ESIP Shareholders became employees of the Company and the Company became bound by certain provisions of the ESIP Agreements.

C.            The Company has certain obligations under Section 1.3 of the Plan, which obligations the Company is satisfying by entering into this Escrow Agreement. This Escrow Agreement is entered into also pursuant to that certain Acquisition Agreement dated as of January 4, 2006 among H&E Equipment Services LLC, Eagle Merger Corp., the Company, Eagle S-Corp, SBN Eagle, LLC, SummitBridge National Investments LLC and the shareholders of Eagle S-Corp (the “Acquisition Agreement”). Pursuant to the Acquisition Agreement, the ESIP Shareholders and the Group have entered into certain “ESIP Release and Modification Agreements” (as defined in the Acquisition Agreement) which modify the terms of the ESIP Agreements and contemplated the establishment of the escrow under this Escrow Agreement. All references herein to the ESIP Agreements shall mean and include also the ESIP Release and Modification Agreements.

D.            The Acquisition Agreement and the ESIP Release and Modification Agreements provide that any Eagle S-Corp Merger Consideration (as defined in the Acquisition Agreement)

allocable to the ESIP Shareholders’ unvested shares under the Plan will be deposited pursuant to this Escrow Agreement and held, and distributed from time to time, in accordance with the ESIP Agreements.

Agreement

In consideration of the mutual covenants and agreements of the Parties contained herein, the Parties agree as follows:

1.             Capitalized Terms. Capitalized terms appearing herein and not otherwise defined shall have the respective meanings given such terms in the Acquisition Agreement. This Agreement is referred to in the Acquisition Agreement as the “ESIP Trust Agreement”. However, no reference in the Acquisition Agreement to the “ESIP Trust”, the “ESIP Trust Agreement”, the “ESIP Trust Amount” or the “ESIP Trustee” is intended to constitute the escrow established herein as, or to infer the existence of, a “trust” or to establish or infer a “trustee” relationship or function for any legal purpose, and the Parties acknowledge that such references are solely for convenience of reference in connection with the ESIP Agreements

2.             Appointment of Escrow Agent and ESIP Shareholders Representative.

(a)           [Bank](1) is hereby appointed to act as “ESIP Escrow Agent” under the ESIP Agreements in accordance with the terms and provisions of this Escrow Agreement. [Bank] hereby accepts such appointment in accordance with the terms and provisions of this Escrow Agreement.

(b)                       (2) is hereby appointed to act as “ESIP Shareholders Representative” under the ESIP Agreements in accordance with the terms and provisions of this Escrow Agreement.           hereby accepts such appointment in accordance with the terms and provisions of this Escrow Agreement. The appointment of ESIP Shareholders Representative shall be governed by the provisions of Schedule C hereto.

3.             Escrow Funds. On the Closing Date, the Group shall deposit, pursuant to the Acquisition Agreement, the amount of $                             , in respect of the ESIP Trust Amount, in immediately available funds with Escrow Agent for purposes of satisfying the obligations of the Group under and in accordance with the terms of the ESIP Agreements and the Acquisition Agreement. The ESIP Trust Amount and any interest and income earned thereon are herein together referred to as “Escrow Funds”.

(1) The Escrow Agent shall be a commercial bank located in the State of California designated by a majority of the ESIP Shareholders, provided that such commercial bank is reasonably acceptable to the Company (including as to the fees to be charged by such commercial bank) and such commercial bank is willing to execute this Escrow Agreement as Escrow Agent in the form hereof.

(2) The initial ESIP Shareholders Representative shall be one of the ESIP Shareholders designated by a majority of the ESIP Shareholders, provided that such designee is reasonably acceptable to the Company and such ESIP Shareholder is willing to execute this Escrow Agreement as ESIP Shareholders Representative in the form hereof.

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4.             Disbursement of Escrow Funds. Escrow Agent shall release and disburse the Escrow Funds in accordance with the provisions of this Section 4. The Escrow Funds are non-refundable to the Group except in accordance with this Section 4.

(a)           Simultaneously with the execution of this Escrow Agreement, the Group and the ESIP Shareholders Representative shall deliver to Escrow Agent a schedule (the “Payment Schedule”) that indicates the amounts payable and the time of such payments with respect to each ESIP Shareholder (and his or her beneficiaries) in accordance with the ESIP Agreements. Except as otherwise provided herein, Escrow Agent shall make payments to the ESIP Shareholders and their beneficiaries in accordance with such Payment Schedule. However, payments shall not be made by Escrow Agent to an ESIP Shareholder if Escrow Agent and ESIP Shareholders Representative shall have received notice in writing from the Company that, pursuant to the terms of the ESIP Agreement applicable to such ESIP Shareholder, such ESIP Shareholder is no longer entitled to receive such payments.

(b)           The Payment Schedule may be amended from time to time by the Group in accordance with the ESIP Agreements, with written notice of any such amendment to be given promptly to the ESIP Shareholders Representative. Reasons for amendments to the Payment Schedule include, but are not limited to, an ESIP Shareholder’s termination of employment or an ESIP Shareholder breaches his or her ESIP Agreement. The payment schedule may be amended also to provide for the payment of remaining Escrow Funds to the Group upon certification by the Group to Escrow Agent and ESIP Shareholders Representative that none of the ESIP Shareholders are entitled to any further payments in accordance with the ESIP Agreements. Any amendment to the Payment Schedule shall not be considered an amendment to this Escrow Agreement.

(c)           In the event that any ESIP Shareholder shall dispute any determination by the Group that such ESIP Shareholder is not entitled to receive payments from the Escrow, or any certification by the Group that none of the ESIP Shareholders are entitled to any further payments in accordance with the ESIP Agreements, Escrow Agent shall effect or withhold payments to such ESIP Shareholder (i) in accordance with any final determination of any court of competent jurisdiction or (ii) pursuant to mutual instructions of the Company, ESIP Shareholders Representative and such ESIP Shareholder.

(d)           Any disbursements of the Escrow Funds to be made by Escrow Agent pursuant to this Section 4 shall be made by wire transfer of immediately available funds to an account designated by the applicable party.

5.             Investment of Escrow Funds; Interest.

(a)           Upon joint written instructions of the Company and ESIP Shareholders Representative, Escrow Agent shall invest or reinvest the Escrow Funds, without distinction between principal and income, in (i) marketable obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, (ii) money market funds sponsored by the Escrow Agent subject to the requirements of the Investment Company Act of 1940, as amended, invested in any one or more of marketable obligations issued or guaranteed by the U.S. Government, its

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agencies or instrumentalities, or (iii) in one or more short-term market instruments, including without limitation bank instruments, corporate debt securities issued by U.S. or foreign companies, commercial paper with a maturity of not more than thirty days rated at least P-1 by Moody’s Investor Service, Inc. and A-1 by Standard & Poor’s Corporation, demand instruments, adjustable rate obligations, asset-backed securities, restricted securities, fully collateralized repurchase agreements or other money market funds subject to the requirements of the Investment Company Act of 1940, as amended, invested in any one or more of the aforementioned types of instruments.

(b)           Escrow Agent shall be under no duty to give the property held in escrow by it hereunder any greater degree of care than it gives its own similar property, but Escrow Agent shall not exercise less than a reasonable degree of care.

(c)           The Parties acknowledge that non-deposit investment products are not obligations of, or guaranteed by, Escrow Agent or any of its affiliates, are not FDIC insured, and are subject to investment risks, including the possible loss of principal amount invested. Only deposits in the United States are subject to FDIC insurance.

(d)           Escrow Agent is authorized, for any securities at any time held hereunder, to register such securities in the name of its nominees(s) or the nominees of any securities depository, and such nominee(s) may sign the name of any of the parties hereto to whom or to which such securities belong and guarantee such signature in order to transfer securities or certify ownership thereof to tax or other governmental authorities.

(e)           All interest earned or other income on any funds held by Escrow Agent pursuant to this Escrow Agreement shall be considered the currently reportable income of the Company for federal income tax purposes. Escrow Agent annually shall file information returns with the United States Internal Revenue Service and payee statements with the Company documenting such earnings. The Company shall provide Escrow Agent with all forms and information (including appropriate W-9 Forms) necessary to complete such information returns and payee statements. Should Escrow Agent become liable for the payment of taxes, including withholding taxes, relating to income derived from any funds held by it pursuant to this Escrow Agreement or any payment made hereunder, Escrow Agent may pay such taxes from such funds.

(f)            Any such investments shall be held by or under the control of Escrow Agent and shall be deemed at all times a part of Escrow Funds, and the interest accruing thereon and any profit realized from such investment shall be credited to and held in (and any loss shall be charged to) Escrow Funds and such profits shall be for the account of ESIP Shareholders; except that Escrow Agent shall allocate and, provided that all escrow fees hereunder which are then due and payable have been paid, distribute to the Company, no less than quarterly, an amount equal to the product of the interest accruing thereon and any profit realized from such investment and the highest combined federal and State of California income tax rate applicable to the Company in respect of such interest and profits allocated to the Company.

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(g)           Subject to the provisions of Sections 5(b) and 6, Escrow Agent shall not be liable for any depreciation in the value of any investment made pursuant to this Section 5 or for any loss arising from any such investment.

6.             Agreement with Escrow Agent. To induce Escrow Agent to act hereunder, it is agreed by the Parties that:

(a)           Escrow Agent may act in reliance upon any instrument or signature furnished to it hereunder and which it, in good faith, believed to be genuine and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so.

(b)           Escrow Agent may consult with and act relative hereto upon advice of counsel of its own selection in reference to any matter connected herewith, and shall not be liable to any of the parties hereto, or their respective legal representatives, heirs, successors and assigns, for any action taken in good faith on the advice of counsel or for any mistake of fact or error of judgment, or for any acts or omissions of any kind taken or made in good faith unless caused by its willful misconduct or gross negligence.

(c)           This Escrow Agreement sets forth exclusively the duties of Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent.

(d)           Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any portion or all of Escrow Funds held by or delivered to it.

(e)           In the event of any disagreement between or among the Parties other than Escrow Agent, or between or among them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the escrow, or in the event that Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, Escrow Agent may refuse, at its option, to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act. Escrow Agent shall be entitled to continue to so refrain from acting until (i) the rights of all Parties shall have been fully and finally adjudicated in accordance with the ESIP Agreement or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and Escrow Agent shall have been notified thereof in a writing signed by all such persons. Escrow Agent shall have the option, after 30 days’ notice to the other Parties of its intention to do so, to file an action in interpleader requiring the other Parties to answer and litigate any claims and rights among themselves. The rights of Escrow Agent under this Section 6(e) are cumulative of all other rights which it may have by law or otherwise.

(f)            Escrow Agent does not have and will not have any interest in the Escrow Funds but is serving only as escrow holder and has only possession thereof.

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(g)           Escrow Agent’s duties and responsibilities shall be determined only with reference to this Escrow Agreement. Escrow Agent is not charged with any duties or responsibilities in connection with any other document or agreement.

(h)           Escrow Agent may execute any of its powers or responsibilities hereunder either directly or by or through its agents or attorneys and Escrow Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder, provided that privity has been established between Sellers and such agents or attorneys or Sellers is made a third party beneficiary of Escrow Agent’s rights under its Escrow Agreement therewith (and such rights shall be no less expansive than the rights of Sellers hereunder).

(i)            ESIP Shareholders and the Company hereby release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder, the Company and ESIP Shareholders, jointly and severally as to Escrow Agent, hereby agree to fully indemnify Escrow Agent and its directors, officers, employees and agents (“Escrow Agent Indemnified Parties”) for, and to hold each of them harmless against, any loss, liability, claim, damage or reasonable expense (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent Indemnified Parties, arising out of or in connection with Escrow Agent entering into this Escrow Agreement and carrying out its duties hereunder, including the reasonable costs and expenses of defending itself from any claim or liability; provided, however, that Escrow Agent Indemnified Parties shall not be entitled to indemnification hereunder for losses, liabilities and expenses found by a court of competent jurisdiction to have been caused by the willful misconduct or gross negligence of Escrow Agent Indemnified Parties. Any payments made to Escrow Agent Indemnified Parties under the indemnification obligation in the immediately preceding sentence are to be borne in equal amounts by the ESIP Shareholders and the Company, and each hereby grants to the other a right of contribution to effect the same. The agreements contained in the two immediately preceding sentences shall survive despite any termination of this Escrow Agreement or the resignation or removal of Escrow Agent.

(j)            Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the reasonable control of Escrow Agent (including without limitation any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

7.             Resignation and Removal of Escrow Agent; Successors.

(a)           Escrow Agent may resign at any time or be removed by the mutual agreement of the Company and the ESIP Shareholders Representative. No resignation or removal of Escrow Agent and no appointment of a successor Escrow Agent, however, shall be effective until the acceptance or removal of Escrow Agent in the manner herein provided. In the event of the resignation or removal of Escrow Agent, the Company and the ESIP Shareholders Representative shall appoint a successor Escrow Agent. If a successor Escrow Agent is not

6

appointed within fourteen (14) days after receipt of a notice of resignation or removal is given, Escrow Agent may deposit the Escrow Funds with a court of competent jurisdiction and may petition, at the expense of the Company, a court of competent jurisdiction for the appointment of a successor Escrow Agent. Any successor Escrow Agent shall execute and deliver to the predecessor Escrow Agent, ESIP Shareholders and the Company an instrument accepting such appointment and the transfer of the Escrow Funds and agreeing to the terms of this Escrow Agreement, and thereupon such successor Escrow Agent shall, without further act, become vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named herein. The predecessor Escrow Agent shall remain liable for its acts or omissions prior to its effective resignation or removal.

(b)           Any commercial banking institution with whom Escrow Agent may merge or consolidate, and any commercial banking institution to whom Escrow Agent transfers all or substantially all of its corporate trust business, shall be the successor Escrow Agent without further act.

8.             Termination Date. This Escrow Agreement shall terminate on the date on which the last of the Escrow Funds are distributed to ESIP Shareholders or the Company under and in accordance with this Escrow Agreement and the ESIP Agreements.

9.             Notices. All notices and other communications given under this Escrow Agreement shall be in writing and shall be deemed duly given (i) on the date of delivery, if delivered personally, (ii) on the date of transmission, if sent via facsimile transmission to the facsimile number given below, and telephonic or written confirmation of receipt is obtained promptly after completion of transmission, (iii) the Business Day after the date of delivery to a reputable and recognized next-day express courier service, or (iv) three Business Days after being mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to ESIP Shareholders Representative or ESIP Shareholders:	With a copy (which shall not constitute notice) to:

, as ESIP Shareholders Representative [Address] Facsimile No.:	Downey Brand LLP 555 Capitol Mall, 10th Floor Sacramento, CA 95814 Attention: Dale Ginter, Esq. Facsimile No.: (916) 444-2100

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If to the Group:	With a copy (which shall not constitute notice) to:

Eagle High Reach Equipment, LLC 14241 Alondra Blvd. La Mirada, California 90638 Attention: President Facsimile No.: (714) 522-6591	Dechert LLP 30 Rockefeller Plaza New York, New York 10112 Attention:Ronald R. Jewell Facsimile:212.698.3599

If to Escrow Agent:

The Bank of New York 101 Barclay Street, 8W New York, New York 10286 Attention:Ilona Kandarova Facsimile:212.815.5707

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9 (provided that no such notice shall be effective until it is received by the other parties hereto). For purposes of this Escrow Agreement, “Business Day” shall mean: (i) in the case of delivery of any notice, a day on which mail is delivery by the United States Postal Service; or (ii) in the case of any date on which payment of money is to be made, a day on which banks in the City of New York are open for business.

10.           Governing Law. This Escrow Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to the conflict of law principles thereof.

11.           Successors and Assigns. This Escrow Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

12.           Escrow Agent Fees. The fees and expenses of Escrow Agent under this Escrow Agreement, of the type and amount set forth on Schedule A hereto, shall be shared equally by the Company and ESIP Shareholders, and, if not paid on a timely basis after 30 days written notice thereof, out of the interest and income earned from time to time on the Escrow Funds.

13.           Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

14.           Further Assurances. ESIP Shareholders Representative and the Company will cooperate with Escrow Agent and deliver to Escrow Agent such additional information and documents as the Escrow Agent shall reasonably request in the performance of its obligations hereunder.

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15.           Miscellaneous.

(a)           Any modification of this Escrow Agreement or any additional obligations assumed by any Party shall be binding only if evidenced by a writing signed by each of ESIP Shareholders, the Company and the Escrow Agent, except as provided in Section 4(a) hereof with respect to the payments schedule.

(b)           In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, Escrow Agent shall seek confirmation of such instructions by telephone call back to the person or persons designated on Schedule B annexed hereto, and Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. To assure accuracy of the instructions it receives, Escrow Agent may record such call backs. If Escrow Agent is unable to verify the instructions, or is not reasonably satisfied with the verification it receives, it will not execute the instruction until all issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by Escrow Agent. The parties agree to notify Escrow Agent of any errors, delays or other problems within 30 days after receiving notification that a transaction has been executed. If it is determined that the transaction was delayed or erroneously executed as a result of Escrow Agent’s error, unless such error was due to the Escrow Agent’s gross negligence or willful misconduct, its sole obligation shall be to pay or refund such amounts. Unless the Escrow Agent engages in willful misconduct or gross negligence, in no event shall Escrow Agent be responsible for any incidental or consequential damages or expenses in connection with the instruction. Any claim for interest payable will be at Escrow Agent’s published savings account rate in effect in New York, New York.

(c)           Escrow Agent hereby waives any and all rights to offset that it may have against Escrow Funds, including without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, damages or other losses that Escrow Agent may otherwise be entitled to collect from any party to this Escrow Agreement.

(d)           ESIP Shareholders Representative are acting as agent for the Eagle S-Corp Shareholders, and all references herein to ESIP Shareholders Representative are references to ESIP Shareholders Representative acting in such capacity.

[Signature Page Follows]

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In witness whereof, the Parties have executed this Escrow Agreement, by their duly authorized officers, on and as of the date and year first above written.

Eagle High Reach Equipment, LLC	Eagle High Reach Equipment, Inc.

By:	By:
Ken Kreider	John Benjamin
Chief Financial Officer	President

ESIP Shareholders

Randy L. Baker	Diane Quijada

Ernie Quijada	David Seifert

Alan De Luca	Bradley Miller

Harold Gidish	Jeffrey Clary

Brad D. Santi	Eric Landstrom

Mary Jo Re

ESIP Shareholders Representative:

[Name]
[Bank], as Escrow Agent

By:
Print name:
Print title:

Escrow Agreement for the Eagle High Reach Equipment Employee
Stock Issuance Plan dated as of [Closing Date]

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Schedule A to Escrow Agreement

Fees and Expenses of Escrow Agent

Attached

Schedule B to Escrow Agreement

Persons Authorized to Confirm Instructions

1. For the Company: Telephone:	John Benjamin, President (714) 522-6591

2. For ESIP Shareholders Representative or ESIP Shareholders: Telephone:	[Name] [Telephone Number]

Schedule C to Escrow Agreement

Provisions Pertaining to the ESIP Shareholders Representative

(a)           All references in this Agreement to “ESIP Shareholders Representative” shall refer to Mr.            or his successor in his representative capacity only and, other than as set forth in Paragraph (d)(ii) of this Schedule C, shall not impose any liability upon him which is greater than his liability as an ESIP Shareholder if he were not the ESIP Shareholders Representative.

(b)           ESIP Shareholders Representative shall perform such duties and shall have such powers and authority as shall be expressly granted to ESIP Shareholders Representative under this Escrow Agreement. Without limiting the generality of the foregoing, ESIP Shareholders authorize ESIP Shareholders Representative to: (i) give such consents and to enter into such amendments, modifications and supplements to and under this Escrow Agreement, in the name and on behalf of ESIP Shareholders, and any such consent given by ESIP Shareholders Representative, and any amendment, modification or supplement entered into the by ESIP Shareholders Representative, in the name and on behalf of ESIP Shareholders shall be binding upon ESIP Shareholders; and (ii) assert any claims of ESIP Shareholders under this. ESIP Shareholders Representative is hereby appointed as agent for service of process for ESIP Shareholders.

(c)           The appointment of            is irrevocable and coupled with an interest. In the event of: (i) the death or disability of             (or any successor ESIP Shareholders Representative duly appointed in accordance with this Schedule C), (ii) the resignation of            (or any successor ESIP Shareholders Representative duly appointed in accordance with this Schedule C), or (iii) the majority of the ESIP Shareholders advise the Company and Escrow Agent that they intend to replace             or his successor as ESIP Shareholders Representative, then another ESIP Shareholder reasonably acceptable to the Company shall be appointed to act as ESIP Shareholders Representative by a majority of the ESIP Shareholders. However, any action taken by any Persons appointed according to this Schedule C and serving as ESIP Shareholders Representative prior to such Person’s replacement as ESIP Shareholders Representative shall be effective and irrevocable.

(d)           By their execution of this Agreement, ESIP Shareholders agree that:

(i)            Notwithstanding any other provision herein to the contrary, the other Parties shall be able to rely conclusively on the instructions and decisions of ESIP Shareholders Representative as to the settlement of any claims by another Party pursuant to this Agreement or any other actions taken by ESIP Shareholders Representative hereunder, and no Party hereunder shall have any cause of action against the Group or Escrow Agent for any action taken by the Group or Escrow Agent in reliance upon the instructions or decisions of ESIP Shareholders Representative.

(ii)           ESIP Shareholders Representative shall have no Liability to any ESIP Shareholder except for any gross negligence or willful misconduct by ESIP Shareholders

Representative in the performance of the duties of ESIP Shareholders Representative. The Group and Escrow Agent shall have no Liability for any action taken by ESIP Shareholders Representative or any failure by ESIP Shareholders Representative to perform the duties of ESIP Shareholders Representative under this Escrow Agreement.

(iii)          The provisions of this Schedule C are independent and severable, are irrevocable and shall be enforceable notwithstanding any rights or remedies that any ESIP Shareholder may have in connection with the transactions contemplated by this Escrow Agreement, the Acquisition Agreement or the ESIP Agreements.

(iv)          All fees and expenses incurred by ESIP Shareholders Representative in connection with this Escrow Agreement shall be paid by ESIP Shareholders. However, the Group and Escrow Agent shall have no Liability to ESIP Shareholders Representative in respect of the foregoing and ESIP Shareholders Representative shall not have any Lien on any Escrow Funds, and all claims of ESIP Shareholders Representative against ESIP Shareholders for the reimbursement of such expenses shall be junior and subordinate to all claims of the Group against ESIP Shareholders under this Agreement.

(v)           In acting as the representative of the ESIP Shareholders, ESIP Shareholders Representative may rely upon, and shall not be liable to any ESIP Shareholder (or such ESIP Shareholder’s successor in interest) for acting or refraining from acting upon, an opinion of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order, arbitrator’s award, appraisal, bond or other paper or document reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties. ESIP Shareholders Representative shall incur no liability to any ESIP Shareholder (or such ESIP Shareholder’s successor in interest) with respect to any action taken or suffered by him in his capacity as ESIP Shareholders Representative in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or gross negligence and ESIP Shareholders Representative shall be indemnified and held harmless by the ESIP Shareholders from all losses, costs and expenses, including reasonable attorney’s fees, which ESIP Shareholders Representative may incur as a result of involvement in any legal proceedings arising from the performance of his duties hereunder. ESIP Shareholders Representative may perform his duties as ESIP Shareholders Representative either directly or by or through his agents or attorneys and ESIP Shareholders Representative shall not be responsible to the other ESIP Shareholders for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by him hereunder.

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Exhibit B-1 to Acquisition Agreement

Form of Opinion of Reed Smith LLP

Attached

Exhibit B-1 to Acquisition Agreement

Opinion of Reed Smith LLP as Counsel to SummitBridge and SBN Eagle

1.             Based solely on certificates of “good standing” issued on               , 2006 by the Secretary of State of the State of Delaware each of Eagle LLC, SummitBridge and SBN Eagle is a duly formed limited liability company and is in good standing under the Limited Liability Company Act of the State of Delaware (the “Delaware LLC Act”).  Each of Eagle LLC, SummitBridge and SBN Eagle has the power under the Limited Liability Company Act of the State of Delaware to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

2.             Each of Eagle LLC, SummitBridge and SBN Eagle has the power under the Delaware LLC Act to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder.  All actions required to be taken by the Board of Managers and/or the members of each of Eagle LLC, SummitBridge and SBN Eagle to authorize its execution and delivery of the Transaction Documents to which it is a party and the performance by it of its obligations thereunder have been taken.

3.             Each of Eagle LLC, SummitBridge and SBN Eagle has duly executed and delivered each of the Transaction Documents to which it is a party.

4.             Each Transaction Document to which Eagle LLC, SummitBridge or SBN Eagle is a party constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.

5.             Neither the execution and delivery by any of Eagle LLC, SummitBridge or SBN Eagle of the Transaction Documents to which it is a party nor the consummation by it of the transactions contemplated therein to be consummated by it (i) violates or conflicts with any provision of its Constituent Documents or (ii) violates, contravenes or conflicts with any Federal Law of the United States, the internal substantive Law of the State of California or the Delaware LLC Act, in each case as applied to it.

6.             No consent, approval, authorization or order of, or filing, registration or qualification with, any United States, State of California or State of Delaware Governmental Authority in respect of Eagle LLC, SummitBridge or SBN Eagle is required to be obtained or made by Eagle LLC, SummitBridge or SBN Eagle, respectively, in connection with its execution and delivery of the Transaction Documents to which it is a party or the performance by it of its obligations under such Transaction Documents, or if any of the foregoing is required to be so obtained or made, the same has be obtained or made; provided, however, that we give no opinion with respect to any of the foregoing that may be required under or pursuant to any agreement or arrangement with, or order, directive or decree of, any Governmental Authority if we do not have knowledge of such agreement or arrangement or such order, directive or decree.

*                              *                              *

Please be advised that, to the best of our knowledge (without any investigation), no Proceeding is pending or threatened against Eagle LLC, SummitBridge or SBN Eagle that challenges the legality, validity or enforceability of the Transaction Documents to which Eagle LLC, SummitBridge or SBN Eagle, respectively, is a party or that seeks or threatens to impose any Lien upon the Equity Equivalents of the Group owned by SBN Eagle.

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Exhibit B-2 to Acquisition Agreement

Form of Opinion of Downey Brand LLP

Attached

Exhibit B - 2 to Acquisition Agreement

Opinion of Downey Brand LLP as Counsel to Eagle S-Corp
and Eagle S-Corp Shareholders.(1)

1.             Based solely on certificates of “good standing” issued on               , 2006, by the Secretary of State of the State of California, Eagle S-Corporation (“Eagle S-Corp”) is a validly existing corporation in good standing under the Laws of the State of California. Eagle S-Corp has the power under the General Corporation Law of the State of California to own its properties and to transact the business in which it is currently engaged.

2.             Eagle S-Corp has the corporate power under the General Corporation Law of the State of California to execute, deliver, and perform its obligations under each of the Transaction Documents. All action required to be taken by the Board of Directors and/or the Shareholders of Eagle S-Corp to authorize the execution, delivery, and performance by it of each such Transaction Document has been taken.

3.             Based solely upon certificates, satisfactory to H&E, to be obtained prior to Closing from each Eagle S-Corp Shareholder and spouse or other attestations as to the genuineness of the signature of such Eagle S-Corp Shareholder and spouse and as to the authority of such Eagle S-Corp Shareholder and spouse to execute the Transaction Documents, Eagle S-Corp and each of Eagle S-Corp Shareholders has duly executed and delivered each of the Transaction Documents to which it is a party.

4.             Each Transaction Document to which Eagle S-Corp and/or any Eagle S-Corp Shareholder is a party constitutes a legal, valid, and binding obligation of Eagle S-Corp and each of Eagle S-Corp Shareholders (as applicable), enforceable against it, him, or her in accordance with its terms.(2)

5.             Neither the execution and delivery of the Transaction Documents by Eagle S-Corp and each of Eagle S-Corp Shareholders to which it is a party, nor the consummation by it of the transactions contemplated therein, will: (i) violate or conflict with any

(1) As of the signing of the Acquisition Agreement, Downey Brand LLP has only provided counsel to Eagle S-Corp. Downey Brand LLP has agreed to represent Eagle S-Corp Shareholders for the sole purpose of issuing this opinion. Additionally, this is subject to the Eagle S-Corp Shareholders being willing to agree to allow Downey Brand LLP to represent them for this purpose after full disclosure and waiver of conflicts. In the past, Downey Brand LLP has been adverse to some of the Eagle S-Corp Shareholders. This opinion shall be subject to customary qualifications and assumptions. Finally, this opinion is subject to the approval of Downey Brand LLP’s internal opinion committee, which approval cannot be obtained until early January 2006. This opinion shall be subject to customary qualifications and assumptions reasonably satisfactory to H&E. In the event that Downey Brand LLP shall be unable to deliver this opinion, it shall be a condition under Section 5.2(a)(vi) of the Agreement that this opinion be delivered by other counsel satisfactory to H&E.

(2) As to the Non-Compete Agreements, the Downey Brand LLP opinion will be a reasoned opinion based upon all of the facts and circumstances of each Eagle S-Corp Shareholder who is required to sign such an agreement.

provision of the Constituent Documents of Eagle S-Corp, or (ii) violate any U.S. federal or California Law that in our experience is typically applicable to agreements similar to the Transaction Documents, transactions of the nature contemplated by the Transaction Documents, or generally applicable to companies engaged in the same line of business as Eagle S-Corp.

6.             No consent, approval, authorization, or order of, or filing, registration, or qualification with, any United States or State of California Governmental Authority with respect to Eagle S-Corp and each of Eagle S-Corp Shareholders is required in connection with the execution, delivery, or performance of the Transaction Documents by Eagle S-Corp and each of Eagle S-Corp Shareholders, or if required, such consent, approval, and authorization has been obtained, except pursuant to any agreement with, or order of any governmental authority binding upon, or applicable to, Eagle S-Corp and each of Eagle S-Corp Shareholders of which we have not been made aware.

*                              *                              *

Please be advised that to the best of our knowledge (without any investigation), we are not aware of any Proceeding pending or threatened against Eagle S-Corp or any of Eagle S-Corp Shareholders which challenges the legality, validity, or enforceability of the Transaction Documents to which Eagle S-Corp or any of the Eagle S-Corp Shareholders is a party or, which seeks or threatens to impose any Lien upon the Equity Equivalents of the Group owned by Eagle S-Corp. or Equity Equivalents of Eagle S-Corp owned by any of the Eagle S-Corp Shareholders.

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Exhibit C to Acquisition Agreement

Form of Spousal Consent

To the extent that I, the undersigned, as spouse of            , may have a community property or other interest in the assets owned in the name of my spouse under the laws of the state in which I reside, I hereby consent to and agree to be bound by the Acquisition Agreement dated as of                                       (the “Acquisition Agreement”) among H&E Equipment Services L.L.C., a Louisiana limited liability company, Eagle Merger Corp., a Delaware corporation, Eagle High Reach Equipment, LLC, a Delaware limited liability company, Eagle High Reach Equipment, Inc., a California corporation (“Eagle S-Corp”), SBN Eagle LLC, a Delaware limited liability company, SummitBridge National Investments LLC, a Delaware limited liability company, and the shareholders of Eagle S-Corp identified as such in the Acquisition Agreement, to the fullest extent my spouse is bound thereby.

I acknowledge that I have had the opportunity to consult with attorneys of my own choice to advise me as to the terms, conditions and ramifications of this Spousal Consent. I have carefully read and fully understand all provisions of this Spousal Consent and am executing this instrument with full and complete authority and of my own free will, act and deed.

I hereby authorize my spouse to date this Spousal Consent as of the date my spouse executes the Acquisition Agreement.

Dated as of:

Print name:

List of Disclosure Schedules to Acquisition Agreement

6.4	No Consents
6.5	Capitalization
6.1(a)(i)	Financial Statements
6.6(a)(ii)	Financial Statement Disclosures
6.6(c)	Accounts and Notes Receivable Not in the Ordinary Course
6.7	Absence of Certain Developments
6.8	Governmental Authorizations; Licenses
6.9	Litigation
6.10	Undisclosed Liabilities
6.11	Taxes
6.11(d)	Tax Jurisdictions
6.11(e)	Equity Equivalents
6.12	Environmental Matters
6.13	Employee Matters
6.14(a)	Employee benefit Plans
6.14(b)	ERISA Non-compliance
6.14(e)	Employee Benefit Plan Payments
6.14(g)	Employee Benefit Plan Reportable Events
6.15	Proprietary Rights
6.16	Contracts
6.18	Insurance
6.19(a)	Real Property; Other Tangible Assets
6.19(b)	Encumbrances on Owned Property, Leased Real Property and Tangible Personal Property
6.19(c)	Real Property Lease and Tangible Personal Property Lease: Full Force and Effect and Defaults
6.19(d)	Real Property
6.20	Transactions With Affiliates
6.21	Bonus-Severance-Termination Liabilities
6.22	Sufficiency of Assets
6.23	Brokers
6.25	Management
7.4	Brokers
7.5	Title to Eagle LLC Membership Interests or Shares
9.3	Conduct of Business by the Group